As filed with the U.S. Securities and Exchange Commission on February 2, 2024

Registration No. 333-275856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	26-2593535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tenax Therapeutics, Inc.

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(919) 855-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher T. Giordano

President and Chief Executive Officer

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(919) 855-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Donald R. Reynolds S. Halle Vakani Lorna A. Knick Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Telephone: (919) 781-4000	Copies to:	M. Ali Panjwani Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 of Tenax Therapeutics, Inc. (Registration No. 333-275856) (the “Registration Statement”) is being filed solely for the purpose of filing the Inline eXtensible Business Reporting Language (XBRL) exhibits as indicated in Part II, Item 16 of this Amendment. Accordingly, Part I, consisting of the preliminary prospectus, and the balance of Part II of the Registration Statement are unchanged.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 2, 2024

Up to 960,000 Shares of Common Stock

Up to 960,000 Warrants to Purchase up to 1,920,000 Shares of Common Stock

Up to 960,000 Pre-Funded Warrants to purchase up to 960,000 Shares of Common Stock

 Up to 2,880,000 Shares of Common Stock underlying Warrants and Pre-Funded Warrants

 Tenax Therapeutics, Inc.

This is a best efforts public offering of: (i) up to 960,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”) and (ii) up to 960,000 warrants to purchase up to an aggregate of 1,920,000 shares of Common Stock (the “Warrants”),  at an assumed combined public offering price of $12.46 per share of Common Stock and accompanying Warrant (assuming a public offering price equal to the closing price of our Common Stock of $12.46 per share as reported by the Nasdaq Capital Market on January 30, 2024).

Each share of our Common Stock is being sold together with a Warrant to purchase two shares of our Common Stock. Each Warrant is assumed to have an exercise price of $12.46 per share (assuming 100% of the public offering price per share and accompanying Warrant), will be exercisable upon issuance, and will expire five years from the date of issuance. Each share of Common Stock, and as applicable, Pre-Funded Warrant (as defined below), can be purchased only with the accompanying Warrant, but will be issued separately, and will be immediately separable upon issuance. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Warrants.

We are also offering to those purchasers, if any, whose purchase of Common Stock in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants in lieu of shares of our Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock (the “Pre-Funded Warrants”). The purchase price for each Pre-Funded Warrant will equal the per share public offering price for the Common Stock in this offering less the $0.001 per share exercise price of each such Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will not expire prior to exercise. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TENX.” The last reported closing price for our Common Stock on Nasdaq on January 30, 2024 was $12.46 per share. None of the Warrants or Pre-Funded Warrants are listed on a national securities exchange. We do not intend to apply to list Warrants or Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Warrants or Pre-Funded Warrants may be limited.

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The public offering price for our securities in this offering will be determined at the time of pricing, and may be at a discount to the then-current market price. The assumed combined public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

This offering will terminate on February 14, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share of Common Stock (or Pre-Funded Warrant) and accompanying Warrant will be fixed for the duration of this offering.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent (“Roth” or the “placement agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Combined public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

Represents a cash fee equal to 6.5% of the aggregate purchase price paid by investors in this offering. See “Plan of Distribution” beginning on page 52 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or Pre-Funded Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus to read about factors you should consider before investing in our securities.

We anticipate that delivery of the shares of Common Stock and Pre-Funded Warrants, as appliable, and accompanying Warrants against payment therefor will be made on or before          , 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the placement agent or any financial advisor engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

For investors outside the United States: Neither we, nor any placement agent or financial advisor engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

When used herein, unless the context requires otherwise, references to “Tenax,” “Tenax Therapeutics,” the “Company,” “we,” “our” and “us” refer to Tenax Therapeutics, Inc., a Delaware corporation.

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Risk Factor Summary

Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found under the heading “Risk Factors” and should be carefully considered, together with other information included in this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

•	Our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.
•

We will require substantial additional funding to further develop our product candidates, including such efforts as the completion of the open label extension phase of the LEVEL trial (Phase 3 trial of oral levosimendan (TNX-103) in Pulmonary Hypertension with Heart Failure with Preserved Ejection Fraction (“PH-HFpEF”)), a subsequent Phase 3 trial of TNX-103, and the initiation or completion of any imatinib Phase 3 trial. Failure to obtain this necessary capital when needed on acceptable terms, or at all, or execute on alternative strategic paths, could force us to delay, limit, reduce or terminate our clinical trials, product development efforts and business operations.

•

Our ongoing exploration of alternative strategic paths may not result in entering into or completing transactions, and the process of reviewing alternative strategic paths or their conclusion could adversely affect our stock price.

•	If we do not successfully complete strategic transactions, our Board of Directors may decide to pursue a dissolution and liquidation of our Company.
•	Our failure to regain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.
•	We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
•	We have incurred losses since our inception, expect to continue to incur losses in the foreseeable future, and may never become profitable.

Risks Related to the Offering

•	This is a best efforts offering, no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.
•	There is no public market for the Warrants or Pre-Funded Warrants.
•	The Warrants in this offering are speculative in nature.
•	Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Warrants or Pre-Funded Warrants are exercised.
•	If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.
•	Our share price has been volatile, and may continue to be volatile, which may subject us to securities class action litigation in the future.

Risks Related to Our Business Strategy and Operations

•	We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.
•

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, or another coronavirus or similar disrupting illness, may materially and adversely affect our business and our financial results.

•	If we fail to attract and retain personnel, we may be unable to successfully develop and commercialize our product candidates.

Risks Related to Drug Development and Commercialization

•	We currently do not have, and may never have, an approved drug products for sale.
•	We are required to conduct additional clinical trials, including the LEVEL trial for oral levosimendan, which are expensive and time consuming, and the outcome of clinical trials is uncertain.
•	The market may not accept our products.

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•

Nonfinal results from our clinical trials announced or published from time to time on an interim, preliminary, or “top-line” basis, may differ from results reported as more patient data become available, and these results are subject to audit and verification procedures that could result in material changes in the final data.

•

Any collaboration we enter with third parties to develop and commercialize any future product candidates may place the development of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

•	Delays in the enrollment and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval.

Risks Relating to Our Industry

•	Intense competition might render our product candidates noncompetitive or obsolete.
•	Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our products without regulatory approval.
•	We may not receive all of the anticipated market exclusivity benefits of imatinib’s orphan drug designation, if we prioritize imatinib’s development in the future.
•

Even after products are commercialized, we would expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

•

We are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success, if any of our product candidates are approved.

•

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

•	Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.
•	Our business and operations would suffer in the event of computer system failures, cyberattacks or deficiencies in our cybersecurity.

Risks Related to Our Dependence on Third Parties

•	We have historically and we will continue to rely significantly on third parties to conduct our nonclinical testing and clinical studies and other aspects of our development programs.
•	We depend on third parties to formulate and manufacture our products.
•	We currently have no marketing capabilities and no sales organization.

Risks Related to Intellectual Property

•	Our success will depend in part on obtaining and maintaining effective patent and other intellectual property protection for our product candidates and proprietary technology.
•	We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.
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We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

•	Under current law, we may not be able to enforce all employees’ covenants not to compete.
•	We may infringe or be alleged to infringe intellectual property rights of third parties.

Risks Related to Owning Our Common Stock

•	Anti-takeover provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult.
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Our bylaws contain an exclusive forum provision for certain disputes, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

•	We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.
•	Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case as included elsewhere in this prospectus.

Business Strategy

Having carefully considered alternatives within the ongoing strategic process announced in September 2022, and having raised capital expected to fund the Company through at least the first quarter of 2024, the Company has elected to prioritize its LEVEL trial (Phase 3 testing of oral levosimendan, ahead of imatinib). Activity to initiate the LEVEL trial continued in the fourth quarter of 2023, and site qualification, selection, and initiation processes are ongoing, the Company having received U.S. Food and Drug Administration (“FDA”) input into the oral levosimendan protocol and clinical development program in the third quarter of 2023. The Company began initiating sites in the fourth quarter of 2023, and plans to begin enrolling patients early in 2024. Additional funding will be needed to complete the LEVEL trial, which includes an open label extension phase following the completion of the randomized phase. The Company will complete efficacy and safety analyses of levosimendan versus placebo at the end of the randomized treatment phase, but many patients will continue to be treated under the protocol on open label levosimendan, beyond the completion of these analyses. Supporting this strategic decision to prioritize levosimendan development and commence Phase 3 trial work were two U.S. Patents issued in March and July 2023, covering the use of IV and oral levosimendan in patients with PH-HFpEF. These patents are the second and third levosimendan patents granted to Tenax since the start of 2022. Given our prioritization of the Phase 3 testing of levosimendan, we have suspended plans to launch an imatinib Phase 3 trial.

The Company took steps to reduce its monthly operating expenses and conserve cash, as it commenced exploring strategic alternatives in late 2022. The Company at that time cancelled many non-essential operating expenses such as consulting, its office lease, and dues and subscriptions and office supplies associated with that leased office. During the third quarter of 2023, the Company and its contracted clinical research organization increased outreach to North American clinical trial sites, Institutional Review Boards, and other partners who will support the LEVEL trial, and in the fourth quarter of 2023 commenced site initiations.

Pending the outcome of our ongoing strategic process, the key elements of our business strategy are outlined below.

Efficiently conduct clinical development to establish clinical proof of principle in new indications, refine formulation, and commence Phase 3 testing of our current product candidates.

Levosimendan and imatinib have been approved and prescribed in countries around the world for more than 20 years, but we believe their mechanisms of action have not been fully exploited, despite promising evidence they may significantly improve the lives of patients with pulmonary hypertension. We are conducting clinical development with the intent to establish proof of beneficial activity in cardiopulmonary diseases in which these therapeutics would be expected to have benefit for patients with diseases for which either no pharmaceutical therapies are approved at all, or in the case of pulmonary arterial hypertension (“PAH”), where numerous, expensive therapies generally offer a modest reduction of symptoms. Our focus is primarily on designing and executing formulation improvements, protecting these innovations with patents and other forms of exclusivity, and employing innovative clinical trial science to establish a robust foundation for subsequent development, product approval, and commercialization. We intend to submit marketing authorization applications following two Phase 3 trials of levosimendan and, when appropriate, a single Phase 3 trial of imatinib. Our trials are designed to incorporate and reflect advanced clinical trial design science and the regulatory and advisory experience of our team. We intend to continue partnering with innovative companies, renowned biostatisticians and trialists, medical leaders, formulation and regulatory experts, and premier clinical testing organizations to help expedite development, and continue expanding into complementary areas when opportunities arise through our development, research, and discoveries. We also intend to continue outsourcing when designing and executing our research.

Efficiently explore new high-potential therapeutic applications, in particular where expedited regulatory pathways are available, leveraging third-party research collaborations and our results from related areas.

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Levosimendan has shown promise in multiple disease areas in the more than two decades following its approval. Our own Phase 2 study and open-label extension has demonstrated that a formerly under-appreciated mechanism of action of levosimendan, its property of relaxing the venous circulation, brings about durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. We believe this patient population today has no pharmaceutical therapies available and we are committed to exploring potential clinical indications where our therapies may achieve best-in-class profile, and where we can address significant unmet medical needs.

We believe these factors will support approval by the FDA of these product candidates based on positive Phase 3 data. Through our agreement with our licensor, Orion, the originator of levosimendan for acute decompensated heart failure, we have access to a library of ongoing and completed trials and research projects, including certain documentation, which we believe, in combination with positive Phase 3 data we hope to generate in at least one indication, will support FDA approval of levosimendan. Likewise, the regulatory pathway for approval of imatinib for the treatment of PAH, as formulated by Tenax at the dose shown to be effective in a prior Phase 3 trial conducted by Novartis, allows Tenax to build on the dossier of research results already reviewed by the FDA. In order to achieve our objectives of developing these medicines for new groups of patients, we have established collaborative research relationships with investigators from leading research and clinical institutions, and our strategic partners. These collaborative relationships have enabled us to explore where our product candidates may have therapeutic relevance, gain the advice and support of key opinion leaders in medicine and clinical trial science, and invest in development efforts to exploit opportunities to advance beyond current clinical care.

Continue to expand our intellectual property portfolio.

Our intellectual property, and the confidentiality of all our Company information, is important to our business and we take significant steps to help protect its value. Our research and development efforts, both through internal activities and through collaborative research activities with others, aim to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies, alone or in combination with existing therapies, as well as other product candidates.

Notice of Allowance and Patent.

On February 1, 2023, the Company announced it was granted a Notice of Allowance from the United States Patent and Trademark Office (“USPTO”) for its patent application with claims covering the use of IV levosimendan (TNX-101) in the treatment of PH-HFpEF. This patent (U.S. Patent No. 11,607,412) was issued on March 21, 2023. On July 19, 2023, the Company announced USPTO issuance of another patent, this one including claims covering the use of oral levosimendan (TNX-103) in patients with PH-HFpEF. This issued patent (U.S. Patent No. 11,701,355) provides exclusivity through December 2040. At present, Tenax Therapeutics has other patent applications pending, with additional decisions expected in the future.  Patents pending in Europe may lead to intellectual property protections on the use of levosimendan in patients with PH-HFpEF, in 2024.

Enter into licensing or product co-development arrangements.

In addition to our internal development efforts, an important part of our product development strategy is to work with collaborators and partners to accelerate product development, maintain our low development and business operations costs, and broaden our commercialization capabilities globally. We believe this strategy will help us to develop a portfolio of high-quality product development opportunities, enhance our clinical development and commercialization capabilities, and increase our ability to generate value from our proprietary technologies.

As we focus on our strategic process, we also continue to position ourselves to execute upon licensing and other partnering opportunities. To do so, we will need to continue to maintain our strategic direction, manage and deploy our available cash efficiently and strengthen our collaborative research development and partner relationships.

Historically, we have financed our operations principally through equity and debt offerings, including private placements and loans from our stockholders. Based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. Management has implemented certain cost-cutting measures as described above and is actively exploring a diverse range of strategic options to help drive stockholder value including, among other things, capital raises, a sale of our Company, merger, one or more license agreements, a co-development agreement, a combination of these, or other strategic transactions; however, there is no assurance that these efforts will result in a transaction or other alternative or that any additional funding will be available. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities and through collaboration and licensing agreements, to support our future operations. If we are unable to complete a strategic transaction or secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs.

Our Current Programs

TNX-101 (IV), TNX-102 (subcutaneous) and TNX-103 (oral) (levosimendan) Background

Levosimendan was discovered and developed by Orion. Levosimendan is a calcium sensitizer/K-ATP activator developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It is currently approved in 58 countries for this indication but is not available in the United States or Canada. It is estimated that to date over 1.5 million patients have been treated worldwide with levosimendan.

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Levosimendan is a novel, first in class calcium sensitizer/K-ATP activator. The therapeutic effects of levosimendan are mediated through:

•	Opening of potassium channels in the vasculature smooth muscle, resulting in a vasodilatory effect on all vascular beds.
•	Increased cardiac contractility by calcium sensitization of troponin C, resulting in a positive inotropic effect which is not associated with substantial increases in oxygen demand.
•	Opening of mitochondrial potassium channels in cardiomyocytes, resulting in a cardioprotective effect.

Several studies have demonstrated that levosimendan protects the heart and improves tissue perfusion while minimizing tissue damage during cardiac surgery.

In 2013, we acquired certain assets of Phyxius Pharma, Inc. (“Phyxius”), including its North American rights to develop and commercialize intravenous levosimendan for any indication in the United States and Canada. The license was subsequently amended in 2020 to include the rights to develop and commercialize oral and subcutaneous formulations of levosimendan. In the countries where it is marketed, intravenous levosimendan is indicated for the short-term treatment of acutely decompensated heart failure in situations where conventional therapy is not sufficient, and in cases where inotropic support is considered appropriate. In acute decompensated heart failure patients, levosimendan has been shown to significantly improve patients’ symptoms as well as acute hemodynamic measurements such as increased cardiac output, reduced preload and reduced afterload.

TNX-101 (IV), TNX-102 (subcutaneous) and TNX-103 (oral) (levosimendan) Development for Pulmonary Hypertension Patients

In 2020, we completed a Phase 2 clinical trial of intravenous levosimendan in North America for the treatment of patients with pulmonary hypertension associated with heart failure with PH-HFpEF, a disease defined hemodynamically by a mean pulmonary artery pressure (“mPAP”) of ≥25 mmHg, and a pulmonary capillary wedge pressure “(PCWP”) of >15 mmHg. Pulmonary hypertension in these patients is believed to arise from a passive backward transmission of elevated filling pressures from left-sided heart failure. These mechanical components of pulmonary venous congestion can trigger pulmonary vasoconstriction, decreased nitric oxide availability, increased endothelin expression, desensitization to natriuretic peptide induced vasodilation, and vascular remodeling. Over time, these changes often lead to advanced pulmonary arterial and venous disease, increased right ventricle afterload, and right ventricle failure.

PH-HFpEF is the most common of five forms of pulmonary hypertension, with an estimated U.S. prevalence exceeding 1.5 million patients. Currently, no pharmacologic therapies are approved for treatment of PH-HFpEF. Despite the fact that many therapies have been studied in PH-HFpEF patients, including therapies approved to treat PAH patients, no therapies have been shown to be effective in treating PH-HFpEF patients.

Several published studies provide evidence that levosimendan may improve right ventricular dysfunction which is a common comorbidity in patients with pulmonary hypertension. While none of these studies have focused specifically on PH-HFpEF patients, the general hemodynamic improvements in these published studies of various types of pulmonary hypertension provide a basis for further research into the potential beneficial impact of levosimendan in PH-HFpEF patients.

In March 2018, we met with the FDA to discuss development of levosimendan in these patients. The FDA agreed with our planned Phase 2 design, patient entry criteria, and endpoints. It was agreed the study could be conducted under the existing investigational new drug application with no additional nonclinical studies required to support full development. The FDA recognized there were no approved drug therapies to treat PH-HFpEF patients and acknowledged this provided an opportunity for a limited Phase 3 clinical program. This topic was discussed further at the End-of-Phase 2 Meeting following completion of the Phase 2 study in PH-HFpEF patients, which is known as the HELP Study - Hemodynamic Evaluation of Levosimendan in PH-HFpEF.

We initiated the first of our HELP Study clinical sites in November 2018 and the first of 37 patients was enrolled in the HELP Study in March 2019. Enrollment in the HELP Study was completed about one year later, in March 2020. The primary endpoint of the HELP Study was based on the change in pulmonary capillary wedge pressure (“PCWP”) during exercise versus baseline compared to placebo. The HELP Study utilized a double-blind randomized design following five weekly outpatient infusions of levosimendan.

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On June 2, 2020, we announced preliminary, top-line data from the study. The primary efficacy analysis, PCWP during exercise did not demonstrate a statistically significant reduction from baseline. Levosimendan did demonstrate a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475) when the measurements at rest, with legs up, and on exercise were combined. Levosimendan also demonstrated a statistically significant improvement in 6-minute walk distance as compared to placebo (p=0.0329). These findings from the HELP Study represent important discoveries related to the use of levosimendan in PH-HFpEF patients since this is the first study to evaluate levosimendan in PH-HFpEF patients and this is the first study ever conducted of any therapy in PH-HFpEF patients to show such positive improvements in hemodynamics and 6-minute walk distance.

Hemodynamic measurements were made at rest (supine), after leg raise on a supine bicycle (a test of rapid increase in ventricular filling) and during exercise (25 watts for three minutes or until the patient tired). In the initial open-label phase, 84% of the patients had a significant reduction in right atrial pressure (“RAP”), pulmonary artery pressure, (“PAP”), and PCWP at rest and during exercise. In the randomized double-blinded 6-week trial, levosimendan demonstrated a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475) when these three measurements were combined: at rest, with legs up, and on exercise. While there was no significant change in PCWP during exercise, patients receiving levosimendan had reductions from baseline at Week 6 in PCWP and PAP that were statistically significant when patients were “at rest” and/or with their “legs raised” (p<0.05).

Clinical Results (6-Minute Walk Distance)

The clinical efficacy was confirmed by a statistically significant improvement in 6-minute walk distance of 29 meters (p=0.0329). The 6-minute walk distance was a secondary endpoint in the trial and is a validated and accepted endpoint used in many pulmonary hypertension registration trials.

Safety

The incidence of adverse events or serious adverse events between the control and treated groups was similar. In addition, there were no arrhythmias observed, atrial or ventricular, when comparing baseline electrocardiographic monitoring with 72-hour monitoring after five weeks of treatment.

The detailed results from the Phase 2 HELP Study of levosimendan in PH-HFpEF were presented at the Heart Failure Society of America Virtual Annual Scientific Meeting on October 3, 2020 and at the American Heart Association Scientific Sessions 2020 on November 13, 2020. Additionally, the full manuscript was published in the peer-reviewed journal JACC: Heart Failure. Burkhoff D, Borlaug BA, Shah SJ, …Rich S. Levosimendan Improves Hemodynamics and Exercise Tolerance in PH-HFpEF: Results of the Randomized Placebo-Controlled HELP Trial. JACC Heart Fail. 2021 May;9(5):360-370.

Next Steps

On October 9, 2020, we entered into an Amendment to the License Agreement between the Company and Orion to include two new product formulations containing levosimendan, in a capsule solid oral dosage form (TNX-103) and a subcutaneously administered dosage form (TNX-102), to the scope of the license, subject to specified limitations. On January 4, 2022, Tenax Therapeutics was issued US Pat. No. 11,213,524, entitled PHARMACEUTICAL COMPOSITIONS FOR SUBCUTANEOUS ADMINISTRATION OF LEVOSIMENDAN.

Following their completion of the randomized treatment phase of the HELP Study, patients were able to enter a study extension. For over two years, Tenax and our HELP investigators continued studying the safety and efficacy of TNX-103 in all patients participating in the open-label extension of the HELP Study, all of whom previously received weekly infusions of intravenous levosimendan. These patients were safely transitioned from the intravenous to the oral formulation in late 2021, with positive signs of efficacy observed across all measured parameters during the transition study phase of the open-label extension study (“OLE”). The OLE came to a conclusion in the first half of 2023.

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In October 2020, we met with the FDA for an End-of-Phase 2 Meeting to discuss the Phase 2 clinical data and further development of levosimendan in PH-HFpEF patients. The FDA agreed that one or two Phase 3 clinical studies (depending on the size) with a primary endpoint of change in 6-minute walk distance over 12 weeks or a single Phase 3 trial with clinical worsening (e.g., death, hospitalization for heart failure, or decline in exercise capacity) over 24 weeks would be sufficient to demonstrate the effectiveness of levosimendan in PH-HFpEF. The FDA also agreed to a plan to replace weekly intravenous levosimendan dosing with daily TNX-103 doses in a Phase 3 clinical study. The FDA expressed that a safety database could be necessary and indicated that the need for a larger safety database could be dependent on the final design of the Phase 3 study. A proposed Phase 3 study design was provided in late 2021 for FDA review and comment on the safety database requirements at filing. In February 2022, the FDA advised in a written response that the safety database at NDA filing only need meet the minimum International Clinical Harmonization (ICH) standards for a chronic medication.

The HELP Study design was novel in several respects. To date, no other multi-center study has evaluated levosimendan in heart failure patients with preserved ejection fraction (“HFpEF”) patients or PH-HFpEF patients. Instead, all previous levosimendan heart failure studies have enrolled heart failure patients with reduced ejection fraction (“HFrEF”), therefore specifically excluding HFpEF patients. Also, the HELP Study utilized a unique 24-hour weekly infusion regimen of 0.075- 0.1µm/kg/min. Finally, the HELP Study employed a unique home-based intravenous infusion administration via an ambulatory infusion pump. This home-based weekly intravenous administration is unlike all other chronic dosing studies of levosimendan that have typically employed a shorter duration and less frequent infusion regimen administered in a hospital setting. The transition of patients in the OLE from intravenous to oral therapy was encouraging. PH-HFpEF has an approximate 50% rate of survival of five years. The patients who enrolled in the HELP study had very advanced disease, with 87% Functional Class III at enrollment. At the time of the transition these patients had already been on levosimendan for two years or longer. The fact that there was an improvement in all measures of efficacy on oral therapy beyond what had been achieved on intravenous therapy speaks to the remarkable durability of the treatment effect.

We believe that the combination of the unique HELP Study patient population, innovative weekly 24-hour dosing, unique home-based site of administration, the transition from intravenous to oral therapy in a subset of these patients who continued in the OLE until the commencement of this transition sub study, and the novel findings of efficacy and safety in PH-HFpEF patients represent important discoveries and significant intellectual property. We received two U.S. Patents issued in March and July 2023, covering the use of IV and oral levosimendan in patients with PH-HFpEF.

On November 13, 2023, the Company announced that the FDA has reviewed and cleared the Company’s Investigational New Drug (IND) Application for TNX-103 (oral levosimendan) for the treatment of pulmonary hypertension with heart failure with preserved ejection fraction (PH-HFpEF), enabling Tenax to proceed with the first of two Phase 3 studies.The LEVEL Study (LEVosimendan to Improve Exercise Limitation in PH-HFpEF Patients) launched with site initiations in the fourth quarter of 2023.

TNX-201 (imatinib) Background

Imatinib (marketed in the U.S. as Gleevec®) is a tyrosine kinase inhibitor, which changed the treatment of chronic myeloid leukemia (“CML”) following its approval over 20 years ago, as the first curative treatment of chronic leukemia. The first clinical trial of imatinib took place in 1998 and the drug received FDA approval in May 2001. Encouraged by the success of imatinib in treating CML patients, scientists explored its effect in other cancers, and it was found to produce a similar positive effect in malignancies where tyrosine kinases were overexpressed.

Tyrosine kinases are important mediators of the signaling cascade, determining key roles in diverse biological processes like growth, differentiation, metabolism, and apoptosis in response to external and internal stimuli. Deregulation of protein kinase activity has been shown to play a central role in the pathogenesis of human cancers. Imatinib, a 2-phenyl amino pyrimidine derivative, is a tyrosine kinase inhibitor with activity against ABL, BCR-ABL, PDGFRA and PDGFRB, and c-KIT. Imatinib works by binding close to the ATP binding site, therefore inhibiting the enzyme activity of the protein. Imatinib also inhibits the ABL protein of noncancer cells. Imatinib is well absorbed after oral administration with a bioavailability exceeding 90%. It is extensively metabolized, principally by cytochrome P450 (CYP)3A4 and CYP3A5 and can competitively inhibit the metabolism of drugs that are CYP3A4 or CYP3A5 substrates. Imatinib is generally well tolerated in cancer patients. Common side effects include fluid retention, headache, diarrhea, loss of appetite, weakness, nausea and vomiting, abdominal distention, edema, rash, dizziness, and muscle cramps. Serious side effects may include myelosuppression, heart failure, and liver function abnormalities. Novartis (NYSE:NVS) manufactures Gleevec.

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Previous Imatinib Development for Pulmonary Arterial Hypertension Patients

In PAH, a rare disease, patients who remain symptomatic despite available therapies have a high morbidity and mortality. Though several therapies are now available, there is no cure for the disease, and there is no data supporting that the existing approved therapies, all of which are pulmonary vasodilators, halt progression or induce regression of the disease. Imatinib has been shown in animal models of pulmonary hypertension to induce disease reversal by an effect on platelet derived growth factor (“PDGF”), which appears to be causal in the disease. After that discovery was made, several case reports and small case series of patients with advanced PAH failing combination pulmonary vasodilator therapy were published showing a dramatic effect of imatinib on stabilizing and improving these patients. This led Novartis to develop imatinib as a treatment of PAH.

Novartis sponsored a Phase 2 proof-of-concept trial to evaluate the safety, tolerability, and efficacy of imatinib as an adjunct to PAH-specific therapy in patients with PAH. This was a 24-week randomized, double-blind, placebo-controlled study of PAH subjects who remained symptomatic on one or more PAH therapies in WHO Functional Class (FC) II-IV. The Phase 2 trial of imatinib in PAH caused significant hemodynamic improvement in some patients but failed to meet the primary endpoint of an increase in 6-minute walk distance (22 meters, p=NS). Novartis then sponsored a Phase 3 trial (IMPRES) which met its primary endpoint of significant increase in 6-minute walk (32 meters, p=0.002), an effect maintained in the extension study in patients remaining on imatinib. However, the data were confounded by a high rate of dropouts in the patients randomized to imatinib attributed largely to gastric intolerance during the first eight weeks. The sponsor proposed consideration of a surrogate endpoint under the subpart H provision as a basis for approval but was denied. Consequently, Novartis chose to withdraw the Investigational New Drug application as the drug went off patent.

Current TNX-201 Development for Pulmonary Arterial Hypertension Patients

On May 30, 2019, PHPrecisionMed Inc., a Delaware corporation (“PHPM”), which we acquired in January 2021, met with the FDA to discuss a proposal for a Phase 3 trial of imatinib for PAH. At that meeting, PHPM discussed a single Phase 3 trial using change in 6-minute walk distance as the primary endpoint (p<0.05). PHPM received agreement for submission under the 505(b)(2) regulatory pathway, and thereafter received orphan designation. In July 2020, PHPM received agreement from the FDA for the development of a modified release formulation that would require only a small comparative PK/bioavailability study. We recruited 16 volunteers, who received a single dose of the modified release formulation and a single dose of the existing immediate release formulation. This formulation was later optimized in preparation for a second Phase 1 study, completed in the second quarter of 2022. A Phase 3 study of TNX-201, this optimized modified release formulation of imatinib, would be the next clinical trial to commence in Tenax’ development planning, pending the outcome of our strategic process and funding of the trial costs.

Manufacturing and Supply

We contract with third parties for the manufacturing of all of our product candidates, and for pre-clinical and clinical studies, and intend to continue to do so in the future. We do not own or operate any manufacturing facilities and we have no plans to build any owned clinical or commercial scale manufacturing capabilities. We believe that the use of third-party manufacturers and contract manufacturing organizations (“CMOs”) eliminates the need to directly invest in manufacturing facilities, equipment and additional staff.

Pursuant to the terms of our license for levosimendan, Orion is contractually our sole manufacturing source for TNX-103. We may engage other third-party suppliers and CMOs for the supply and manufacture of TNX-102, or other formulations we may develop.

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We have engaged various third-party suppliers and CMOs for the supply and manufacture of imatinib for potential future clinical trials, and relied on such contractors for material contributing to TNX-201, for testing in our two completed Phase 1 trials.

As we further develop our product pipeline, we expect to consider secondary or back-up manufacturers for both active pharmaceutical ingredient and drug product manufacturing. To date, our third-party manufacturers have met the manufacturing requirements for our product candidates. We expect third-party manufacturers to be capable of providing sufficient quantities of our product candidates to meet anticipated full-scale commercial demands, but we have not assessed these capabilities beyond the supply of clinical materials to date.

We believe alternate sources of manufacturing will be available to satisfy our clinical and future commercial requirements; however, we cannot guarantee that identifying and establishing alternative relationships with such sources will be successful, cost effective, or completed on a timely basis without significant delay in the development or commercialization of our product candidates. All of the vendors we use are required to conduct their operations under current Good Manufacturing Practices (“cGMP”), a regulatory standard for the manufacture of pharmaceuticals.

Intellectual Property

We rely on a combination of patent applications, patents, trade secrets, proprietary know-how, trademarks, and contractual provisions to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Currently, we require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements in connection with their employment, consulting, or advisory relationships with us, where appropriate. We also require employees, consultants, and advisors whom we expect to work on our products to agree to disclose and assign to us all inventions conceived during the workday, developed using our property, or which relate to our business.

We have three granted patents related to product candidates and proprietary process, method and technology. Our issued levosimendan patents expire in 2039 and late 2040. At present, we have other patent applications pending, with additional decisions expected in the future.

On January 4, 2022, we received a patent for the subcutaneous administration of levosimendan, whether through the formulation we have developed in collaboration with a formulation development partner, or other subcutaneous formulations meeting certain broad characteristics defined in the patent. In addition, we received on March 21, 2023 a patent for the use of IV levosimendan (TNX-101) in the treatment of PH-HFpEF patients, based on several discoveries that have emerged from the HELP Study and the OLE. On July 19, 2023, the Company announced USPTO issuance of another patent, this one including claims covering the use of oral levosimendan (TNX-103) in patients with PH-HFpEF.

The U.S. trademark registration for Simdax® is owned by Orion and is licensed to us for sales and marketing purposes for any intravenous pharmaceutical products containing levosimendan that are commercialized in the United States and Canada.

Our success will in part depend on the ability to obtain and maintain patent and other proprietary rights in commercially important technology, inventions and know-how related to our business, the validity and enforceability of our patents, the continued confidentiality of our trade secrets and our ability to operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may own or license in the future, nor can we be sure that any of our existing patents or any patents we may own or license in the future will be useful in protecting our technology and products. Comprehensive risks related to our intellectual property are described under the heading “Risk Factors - Risks Related to Our Intellectual Property” included elsewhere in this prospectus.

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Simdax License Agreement

On November 13, 2013, we acquired, through our wholly-owned subsidiary, a license agreement between Phyxius and Orion, which was later amended on October 9, 2020 and January 25, 2022 (as amended, the “License”). The License grants us an exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan in the United States and Canada (the “Territory”) and, pursuant to the October 9, 2020 amendment to the License, also includes two product dose forms containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to specified limitations (together, the “Product”). Pursuant to the License, Tenax and Orion will agree to a new trademark when commercializing levosimendan in either of these forms.

Pursuant to the License, we have a right of first refusal to commercialize new developments of levosimendan, including developments as to the formulation, presentation, means of delivery, route of administration, dosage or indication (i.e., line extension products).

Orion’s ongoing role under the License includes sublicense approval, serving as the sole source of manufacture of oral formulations of levosimendan, holding a first right to enforce intellectual property rights in the United States and Canada, and certain regulatory participation rights. Orion must notify the Company before the end of 2024 if it chooses not to exercise its right to supply oral formulations of levosimendan to the Company for commercialization in the Territory. Additionally, the Company must grant back to Orion a broad non- exclusive license to any patents or clinical trial data related to levosimendan developed by the Company under the License. The term of the License extends until 10 years after the launch of a levosimendan product in the United States and Canada, provided that the License will continue after the end of the term in each country in the Territory until the expiration of Orion’s patent rights in levosimendan in such country. In the event that no regulatory approval for levosimendan has been granted in the United States on or before September 20, 2030, however, either party will have the right to terminate the License with immediate effect.

As consideration for the License, we agreed to pay Orion (i) a one-time up-front payment in the amount of $1.0 million, (ii) development milestones consisting of (a) $2.0 million upon the grant of FDA approval and (b) $1.0 million upon the grant of regulatory approval for the Product in Canada, (iii) commercialization milestones aggregating to up to $13.0 million, upon achievement of certain cumulative net sales amounts in the United States and Canada, and (iv) royalties based on net sales of the Product in the United States and Canada. After the end of the License term, the Company must pay Orion a royalty based on net sales of the Product in the Territory for as long as the Company sells the Product in the Territory.

Competition

The pharmaceutical and biotechnology industries are intensely competitive. Many companies, including biotechnology, chemical, and pharmaceutical companies, are actively engaged in activities similar to ours, including research and development of drugs for the treatment of cardiovascular, pulmonary, and related medical conditions, both rare and common. Many of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than we do. In addition, some of them have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations that are conducting research in areas in which we are working. Our success will be based in part on our ability to identify, develop and manage a portfolio of product candidates that are safer and more effective than any competing products.

We believe the concept of using TNX-101/102/103 (levosimendan) to treat patients with PH-HFpEF is novel, and the patent granted for this use in March 2023 demonstrates USPTO’s concurrence. Because no therapies are approved to treat PH-HFpEF, we believe our ability to succeed in the market is primarily dependent on our ability to change the established practice paradigm, which could be difficult. Key factors on which we will compete with regards to the development and marketing of levosimendan for the treatment of pulmonary hypertension in these patients include, among others, the ability to obtain adequate efficacy data, safety data, cost effectiveness data and hospital formulary approval, marketing exclusivity, as well as sufficient distribution and handling. Furthermore, while we believe the mechanism of action of levosimendan is novel, other low-priced, generically available products possess some similar qualities, which could present competition in the form of therapeutic substitution.

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TNX-201 (imatinib) has the potential to be the first disease-modifying treatment of PAH, a fatal orphan disease. Pulmonary vasodilators, the only approved medications for PAH, do not have disease modifying properties. We do not expect these products, other than one which is not widely used today, to be contraindicated in patients taking TNX-201, and our potential protocol design tests TNX-201 as an additional therapy to one or more of these vasodilators.

Several other companies are developing new therapies to treat PAH, including some that may also be disease-modifying. Novartis developed imatinib for PAH and conducted a Phase 3 trial that in 2013 succeeded in meeting its primary endpoint. However, the high number of dropouts of patients randomized to imatinib led the FDA and EMA to request another trial before they would approve the product in PAH. To address this, we are developing a modified-release oral formulation designed to reduce the stomach’s exposure to imatinib, and the nausea and vomiting commonly observed in patients receiving imatinib. Other companies are developing an inhaled route of administration as their strategy to mitigate gastric intolerance. We believe that our development plan has advantages in that we already know the effective dose of imatinib administered orally, and the systemic exposure from an inhaled route remains uncertain, and costly to determine. Since only the first FDA approved formulation of imatinib to treat PAH will qualify for the seven years of Orphan Drug exclusivity in the U.S., these alternative formulations of imatinib represent potential competitive threats.

In order to compete successfully, we must develop proprietary positions in patented drugs for therapeutic markets that have not been satisfactorily addressed by conventional research strategies. Our product candidates, even if successfully tested and developed, may not be adopted by physicians over other products and may not offer economically feasible alternatives to other therapies.

Government Regulation

The manufacture and distribution of levosimendan will require the approval of United States government authorities as well as those of foreign countries. In the United States, the FDA regulates medical products. The Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our medical products. In addition to FDA regulations, we are also subject to other federal and state regulations, such as the Occupational Safety and Health Act and the Environmental Protection Act. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial funds.

Preclinical tests include evaluation of product chemistry and studies to assess the safety and effectiveness of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of the application. The goal of clinical testing is the demonstration in adequate and well-controlled studies of substantial evidence of the safety and effectiveness of the product in the setting of its intended use. The results of preclinical and clinical testing are submitted to the FDA from time to time throughout the trial process. In addition, before approval for the commercial sale of a product can be obtained, results of the preclinical and clinical studies must be submitted to the FDA. The testing and approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the condition being treated, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional preclinical studies or clinical trials may be requested during the FDA review process and may delay product approval. After FDA approval for its initial indications, further clinical trials may be necessary to gain approval for the use of a product for additional indications. The FDA may also require post-marketing testing, which can involve significant expense, to monitor for adverse effects.

The effects of government regulations on our business are discussed under the heading “Risk Factors - Risks Relating to Regulatory Matters” included elsewhere in this prospectus.

Employees and Human Capital

We have assembled a high-quality team of clinical development managers and executives with significant experience in the biotechnology and pharmaceutical industries.

As of December 31, 2023, we had five full-time employees and one part-time employee. In addition to our employees, we also rely on the service and support of outside consultants and advisors. None of our employees are represented by a union, and we believe relationships with our employees are good.

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Corporate Information

Tenax Therapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the Company name to Oxygen Biotherapeutics, Inc. On September 19, 2014, we changed the Company name to Tenax Therapeutics, Inc.

On November 13, 2013, we acquired a license granting Life Newco, our wholly-owned subsidiary, an exclusive, sublicensable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada. On October 9, 2020 and January 25, 2022, we entered into an amendment to the license to include two new oral products containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to specified limitations.

On January 15, 2021, we acquired 100% of the equity of PHPrecisionMed Inc., a Delaware corporation (“PHPM”), with PHPM surviving as our wholly-owned subsidiary. As a result of the merger, we have the right to commercialize pharmaceutical products containing imatinib for the treatment of PAH.

On January 4, 2023, our 1-for-20 prior reverse stock split (the “Prior Reverse Stock Split”) was made effective. The Prior Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans has been adjusted proportionately to reflect the Prior Reverse Stock Split.

On January 2, 2024, our 1-for-80 reverse stock split was made effective (the “Reverse Stock Split”, together with the Prior Reverse Stock Split, the “Reverse Stock Splits”). The primary reason we effected the Reverse Stock Split was to attempt to increase the per share market price of our Common Stock to exceed the minimum closing bid price requirement of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2)  (the “Bid Price Rule”). On January 18, 2024, we received written notification from Nasdaq confirming that the Company’s Common Stock had a closing price of $1.00 or greater for the ten consecutive trading days from January 3, 2024 to January 17, 2024, and that as a result the Company has regained compliance with the Bid Price Rule. The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans has been adjusted proportionately to reflect the Reverse Stock Split. Unless specifically provided otherwise herein, the share and per share information that follows in this prospectus assumes the effect of the Reverse Stock Splits.

On January 11, 2024, we received a letter from Nasdaq regarding compliance with Nasdaq Listing Rule 5550(a)(4) (the “Public Float Rule”), which requires the Company to have a minimum of 500,000 publicly held shares. The letter from Nasdaq indicated that according to its calculations, as of January 3, 2024, the day after the Company effected the Reverse Stock Split, the Company no longer meets the requirements of the Public Float Rule. We intend to consider options available to us to achieve compliance with the Nasdaq listing rules and provide our plan to Nasdaq by February 26, 2024.

The address of the principal executive offices of Tenax Therapeutics is 101 Glen Lennox Drive, Suite 300, Chapel Hill, North Carolina 27517 and our telephone number is (919) 855-2100. Our website is available at www.TenaxThera.com. Our website and the information contained therein or connected thereto are not part of this prospectus.

Property

The Company owns no real property. Beginning November 1, 2022, we maintain a membership providing dedicated office space, as well as shared services and shared space for meetings, catering, and other business activities, at our principal executive office relocated to 101 Glen Lennox Drive, Suite 300, Chapel Hill, North Carolina 27517. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are subject to litigation in the normal course of business, none of which management believes will have a material adverse effect on our consolidated financial statements.

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THE OFFERING
Shares of Common Stock offered by us	Up to 960,000 shares of Common Stock on a “best efforts” basis.

Warrants offered by us

Each share of Common Stock is being sold together with an accompanying Warrant to purchase two shares of Common Stock. The Warrants will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price of $         per share of Common Stock (        % of the public offering price per share and common warrants).

This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of Common Stock underlying the Warrants. See “Description of the Securities That We Are Offering - Warrants” on page 49 of this prospectus.

Pre-Funded Warrants offered by us

We are also offering to certain purchasers whose purchase of our Common Stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) (the “Beneficial Ownership Limitation”) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants in lieu of Common Stock that would otherwise result in any such purchaser’s beneficial ownership exceeding the applicable Beneficial Ownership Limitation. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant and the accompanying Warrant will equal the price at which the Common Stock and the accompanying Warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant to purchase two shares of Common Stock for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Public offering price	$ per share of Common Stock and accompanying Warrant, or $ per Pre-Funded Warrant and accompanying Warrant, as applicable.

Common Stock outstanding after this offering[1]	1,258,281 shares of Common Stock (assuming we sell only shares of Common Stock and no Pre-Funded Warrants, and none of the Warrants issued in this offering are exercised).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $10.7 million based on an assumed combined public offering price of $12.46 per share of Common Stock and accompanying Warrant, assuming no exercise of any Warrants and no sale of Pre-Funded Warrants, and after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to initiate additional research sites and advance the enrollment and treatment of patients in the LEVEL trial, as well as working capital, capital expenditures, and other general corporate purposes. See “Use of Proceeds” on page 44 of this prospectus.

Risk factors

An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 20 and other information included elsewhere in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

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Lock-up agreements

We and our directors and officers have agreed with the placement agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into our Common Stock for a period of 90 days from the date of this prospectus without the prior written consent of the placement agent. See “Plan of Distribution” on page 52 of this prospectus.

Transfer agent and registrar	Direct Transfer LLC, whose address is 1 Glenwood Ave Suite 1001, Raleigh, NC 27603 and its telephone number is (919) 481-4000.

Nasdaq symbol and trading

Our Common Stock is listed on Nasdaq under the symbol “TENX.” There is no established trading market for the Warrants or Pre-Funded Warrants, and we do not expect a trading market for the Warrants or Pre-Funded Warrants to develop. We do not intend to list the Warrants or Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants and Pre-Funded Warrants will be extremely limited.

Reasonable best efforts

We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 52 of this prospectus.

(1)

The total number of shares of our Common Stock reflected in the discussion and table above is based on 298,281 shares outstanding as of December 31, 2023, as retrospectively adjusted to reflect our Reverse Stock Split, and excludes:

•	624 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	313 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	21,528 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 1 share of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

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RISK FACTORS

An investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement is speculative and involves a high degree of risk. You should carefully consider the risk factors and other information contained herein and in any applicable prospectus supplement, before acquiring any such securities. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are included elsewhere in this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

Our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

As a result of our historical operating losses and expected future negative cash flows from operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements, which is included elsewhere in this prospectus, includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to achieve sustainable revenues and profitable operations. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our Common Stock and make it more difficult to obtain financing. Our consolidated financial statements for the fiscal year ended December 31, 2022 have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from uncertainty about our ability to continue as a going concern.

We will require substantial additional funding to further develop our product candidates, including to complete the LEVEL trial, which includes an open label extension phase, to complete a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial. Failure to obtain this necessary capital when needed on acceptable terms, or at all, or execute on alternative strategic paths, could force us to delay, limit, reduce or terminate our clinical trials, product development efforts and business operations.

Developing biopharmaceutical products, including conducting clinical trials and establishing manufacturing and sales and marketing capabilities, is expensive. We expect our research and development expenses to continue to increase in connection with our ongoing activities. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform studies additional to those we currently anticipate, in which case the timing of any potential product approval may be delayed.

As of September 30, 2023, we had $11.1 million of cash and cash equivalents on hand. We will need substantial additional capital in order to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to complete the regulatory approval process and commercialization of levosimendan and, potentially, imatinib or any future product candidates. As a result, we continue to evaluate strategic alternatives, including pursuing additional public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding may not be available on favorable terms, if at all.

In addition, to the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution; debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

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Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;
•

the number of investigator sites and patients who participate and the impact that factors such as the rate of patient recruitment, the standard deviation of treatment effect, and the number of patients who have events or withdraw from therapy have on the expected timelines and the eventual required number of patients enrolled for each of our clinical programs;

•	the costs and timing of regulatory approval;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the effect of competing technological and market developments;
•	the terms and timing of any collaboration, licensing or other arrangements that we may establish;
•	the cost and timing of completion of clinical and commercial-scale manufacturing activities; and
•	the costs of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

We also expect to continue our evaluation of additional strategic alternatives, including a sale of our Company, merger, other business combination or recapitalization. In the event we are unable to obtain additional capital as needed or execute on other strategic alternatives, we may further delay, limit, reduce or terminate our current development efforts and business operations.

Our ongoing exploration of alternative strategic paths may not result in entering into or completing transactions, when necessary, and the process of reviewing alternative strategic paths or their conclusion could adversely affect our stock price.

We continue to evaluate strategic paths to provide the resources necessary to complete our product development and maximize stockholder value. Potential strategic paths may include multiple capital raises, a sale of our Company, merger, one or more license agreements, a co-development agreement, a combination of these, or other strategic transactions. There can be no assurance, however, that our evaluation will result in transactions or other alternatives, even when deemed necessary. There is no set timetable for our strategic process and we do not intend to provide updates unless or until the Board of Directors approves a specific action or otherwise determines that disclosure is appropriate or necessary. We have suspended plans to launch the imatinib Phase 3 trial in PAH, and the initiation of that trial and continued development of our product candidates, including completion of the LEVEL trial as a priority, depend on the outcome of our ongoing strategic process.

There can be no assurance any transaction will result from the Company’s ongoing evaluation of strategic paths. Any potential transaction would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, the interest of third parties in a potential transaction with us, obtaining stockholder approval and the availability of financing to third parties in a potential transaction with us on reasonable terms. The process of reviewing alternative strategic paths may be time consuming and may involve the dedication of significant resources and may require us to incur significant costs and expenses. It could negatively impact our ability to attract, retain and motivate employees, and expose us to potential litigation in connection with this process or any resulting transaction. If we are unable to effectively manage the process, our financial condition and results of operations could be adversely affected. In addition, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our Company could cause our stock price to fluctuate significantly. Further, any alternative strategic paths that may be pursued and completed ultimately may not deliver the anticipated benefits or enhance stockholder value. There can be no guarantee that the process of evaluating alternative strategic paths will result in our Company entering into or completing potential transactions within the anticipated timing or at all.

In the event we do not successfully complete a strategic transaction, should this be deemed necessary, our Board of Directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

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There can be no guarantee that the process to identify strategic transactions will result in successfully completed transactions when necessary. If additional transactions are not completed that enable us to continue the development of our product candidates and sustain our business operations, our Board of Directors may decide that it is in the best interest of our stockholders to dissolve our Company and liquidate our assets. In that event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation since the amount of cash available for distribution continues to decrease as we fund our operations and evaluate our strategic alternatives. In addition, if our Board were to approve and recommend, and our stockholders were to approve, a dissolution of our Company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our stockholders. As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our Company. If a dissolution and liquidation were pursued, our Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our Common Stock could lose all or a significant portion of their investment in the event of a dissolution, liquidation or winding up of our Company.

Our failure to regain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.

Our Common Stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we must satisfy minimum financial and other requirements. On March 29, 2023, we received a notification letter from the Nasdaq Stock Market LLC indicating that we were not in compliance with the Bid Price Rule because the minimum bid price of our Common Stock on the Nasdaq Capital Market closed below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until September 25, 2023, to regain compliance with the Bid Price Rule. The Company requested that Nasdaq grant the Company a second 180 calendar day period to regain compliance and on September 28, 2023, we received formal notice that Nasdaq granted the Company’s request for an extension through March 25, 2024 to evidence compliance with the Bid Price Rule.

On January 2, 2024, our 1-for-80 Reverse Stock Split was made effective. The primary reason we effected the Reverse Stock Split was to attempt to increase the per share market price of our Common Stock to exceed the minimum closing bid price requirement of $1.00 per share as required by the Bid Price Rule. On January 18, 2024, we received written notification from Nasdaq confirming that the Company’s Common Stock had a closing price of $1.00 or greater for the ten consecutive trading days from January 3, 2024 to January 17, 2024, and that as a result the Company has regained compliance with the Bid Price Rule. Because we have effectuated reverse stock splits over the prior two-year period with a cumulative ratio in excess of 250 shares to one, if our Common Stock again fails to meet the Bid Price Rule, then we will not be eligible for any compliance cure period specified in Nasdaq Marketplace Rule 5810(c)(3)(A) and the Nasdaq staff would issue a delisting determination.

In addition, on January 11, 2024, we received a letter from Nasdaq regarding compliance with Nasdaq Listing Rule 5550(a)(4) (the “Public Float Rule”), which requires the Company to have a minimum of 500,000 publicly held shares. The letter from Nasdaq indicated that according to its calculations, as of January 3, 2024, the day after the Company effected the Reverse Stock Split, the Company no longer meets the requirements of the Public Float Rule. We intend to consider options available to us to achieve compliance with the Nasdaq listing rules and provide our plan to Nasdaq by February 26, 2024.

Additionally, the continued listing of our common stock on the Nasdaq Capital Market depends on our compliance with the requirements for continued listing under the Nasdaq Marketplace Rules, including but not limited to Nasdaq Listing Rule 5635 (“Shareholder Approval Rule”). We cannot assure you that Nasdaq will determine that this offering will be deemed a Public Offering under the Shareholder Approval Rule. If Nasdaq determines that this offering was not conducted in compliance with the Shareholder Approval Rule, Nasdaq may cite a deficiency and move to delist our securities from the Nasdaq Capital Market.

While we intend to engage in efforts to regain compliance, and thus maintain our listing, there can be no assurance that we will be successful or continue to meet all applicable Nasdaq Capital Market requirements in the future. If our Common Stock were to be removed from listing with the Nasdaq Capital Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange, which is the exception on which we currently rely. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock on the secondary market.

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If our Common Stock is delisted and there is no longer an active trading market for our shares, it may, among other things:

•	cause stockholders difficulty in selling our shares without depressing the market price for the shares or selling our shares at all;
•	substantially impair our ability to raise additional funds;
•	result in a loss of institutional investor interest and fewer financing opportunities for us; and/or
•

result in potential breaches of representations or covenants of agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

A delisting would also reduce the value of our equity compensation plans, which could negatively impact our ability to retain employees.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter and year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, among others:

•	our ability to raise additional money to fund our operations for at least the next 12 months as a going concern;
•	our ongoing evaluation of strategic alternatives;
•	our ability to develop our current product candidates, and any product candidate which we may develop or in-license in the future;
•

delays in the commencement, recruitment and initiation of sites, enrollment of patients, and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;

•	the success of clinical trials of our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	potential risks related to any collaborations we may enter into for our product candidates;
•	any delays in regulatory review and approval of product candidates in development;
•	our ability to establish an effective sales and marketing infrastructure;
•	competition from existing products or new products that may emerge;
•	the ability to receive regulatory approval or commercialize our products;
•	potential side effects of our product candidates that could delay or prevent commercialization;
•	potential product liability claims and adverse events;
•	potential liabilities associated with hazardous materials;
•	our ability to maintain adequate insurance policies;
•	our dependency on third-party manufacturers and contract research organizations (“CROs”);
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;
•	costs related to and outcomes of potential litigation;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth;
•	our ability to attract and retain personnel, including our executive team, advisors and members of our Board of Directors; and
•

general economic and market conditions, including as a result of pandemics, epidemics, or outbreaks of an infectious disease, such as COVID-19, or other similar disrupting illnesses, and as a result of geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

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Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We have incurred losses since our inception, expect to continue to incur losses in the foreseeable future, and may never become profitable.

We have incurred losses since inception. For the years ended December 31, 2022 and 2021, we incurred net operating losses of $11.0 million and $32.7 million, respectively. We have funded our operations since September 1990 principally through the issuance of debt and equity securities and loans from stockholders. We will continue to incur losses until we generate sufficient revenue to offset our expenses, and we anticipate that we will continue to incur net losses for at least the next several years. We expect to incur additional expenses related to our development and potential commercialization of levosimendan for pulmonary hypertension and other potential indications, imatinib for PAH, as well as identifying and developing other potential product candidates, and as a result, we will need to generate significant net product sales, royalty and other revenues to achieve profitability.

Risks Related to the Offering

This is a best efforts offering, no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations, as described under the heading “Use of Proceeds” on page 44 of this prospectus. Additionally, we do not expect to raise the amount of capital we believe is required for our operations, including to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial, and will need to raise additional funds, which may not be available or available on terms acceptable to us, and we will continue to consider the other strategic alternatives under review in order to maximize stockholder value.

There is no public market for the Warrants or Pre-Funded Warrants.

There is no established public trading market for the Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our Common Stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire five years from its initial exercise date.

Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Warrants or Pre-Funded Warrants are exercised.

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The Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Common Stock at a fixed price. Until holders of Warrants or Pre-Funded Warrants acquire shares of our Common Stock upon exercise of the Warrants or Pre-Funded Warrants, holders of Warrants or Pre-Funded Warrants will have no rights with respect to our shares of Common Stock underlying such Warrants or Pre-Funded Warrants.

If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.

The proposed public offering price of the shares of our Common Stock is substantially higher than the as adjusted net tangible book value per share of our Common Stock. Investors purchasing securities in this offering will pay a price per share of Common Stock that substantially exceeds the as adjusted book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing securities in this offering will incur immediate dilution of $             per share of Common Stock, based on a combined public offering price of $           per share of Common Stock and accompanying Warrant (assuming no sale of Pre-Funded Warrants). As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of Common Stock or securities convertible into or exchangeable for Common Stock.

Additionally, as of September 30, 2023, we had exercisable outstanding options and warrants that if exercised would result in the issuance of 21,528 shares of our Common Stock, as retrospectively adjusted to reflect our Reverse Stock Split. Further, we are authorized to grant equity awards, including stock grants and stock options, to our employees, directors and consultants. As of September 30, 2023, there were 1,000 shares available for future issuance under the 2022 Stock Incentive Plan, as retrospectively adjusted to reflect our Reverse Stock Split.

Future sales or issuances of Common Stock, convertible securities or other equity securities, may cause investors to be materially diluted, and new investors could gain rights, preferences and privileges senior to our existing stockholders.

Our share price has been volatile, and may continue to be volatile, which may subject us to securities class action litigation in the future.

Our stock price has in the past been, and is likely to be in the future, volatile. The stock market in general, and the market for biopharmaceutical companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our existing stockholders may not be able to sell their stock at a favorable price. The market price for our Common Stock may be influenced by many factors, including:

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•	actual or anticipated fluctuations in our financial condition and operating results;
•	status and/or results of our clinical trials;
•	our ability to regain compliance with Nasdaq’s continued listing requirements;
•	results of clinical trials of our competitors’ products;
•	regulatory actions with respect to our products or our competitors’ products;
•	actions and decisions by our collaborators or partners;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
•	competition from existing products or new products that may emerge;
•	status of ongoing litigation;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	market conditions for biopharmaceutical stocks in general;
•	status of our search and selection of future management and leadership; and
•

general economic and market conditions, including as a result of pandemics, epidemics, or outbreaks of an infectious disease, such as COVID-19, or other similar disrupting illnesses, and as a result of geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. Such lawsuits, should they be filed against us in the future, could result in substantial costs and a diversion of management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business Strategy and Operations

We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.

We have limited financial resources, so at present we are primarily focusing our resources on the LEVEL trial for oral levosimendan, while imatinib for the treatment of PAH remains part of our portfolio. We intend to commit most of our resources to advancing levosimendan to the point it receives regulatory approval for the treatment of pulmonary hypertension in patients with associated heart failure with preserved ejection fraction. Depending on the funds raised and timing of the funding, clinical trial results and other information revealed by competitors, and other factors, we will prioritize our funding and other resources. Pending the outcome of our strategic process, if as a consequence of the results of our planned Phase 3 trials, or the results of prior clinical trials performed using levosimendan or imatinib, we are unable to receive regulatory approval of one or both of our existing product candidates, then we may not have resources to pursue development of any other products and our business could terminate.

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, or another coronavirus or similar disrupting illness, may materially and adversely affect our business and our financial results.

The spread of COVID-19, including variant strains, has affected segments of the global economy and healthcare systems and has previously had an adverse impact on our business operations. COVID-19 or a similar global pandemic could in the future, directly or indirectly, materially and adversely affect our operations, including the potential interruption of our clinical trial activities and our supply chain. There could be continuing or new effects of COVID-19 or similar disrupting illnesses to the processes, timelines, resourcing, and other aspects of operations at FDA or other health authorities, which could result in delays of reviews and approvals, including with respect to our product candidates.

Additionally, the continued spread of COVID-19 or similar disrupting illnesses could adversely affect our future clinical trial operations in the United States and elsewhere, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to respiratory illnesses if an outbreak occurs in their geography. The spread of COVID-19, or another infectious disease, could also negatively affect the operations at our third-party manufacturers, which could result in delays or disruptions in the supply of our product candidates.

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We cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business and our results of operation and financial condition.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop and commercialize our product candidates.

We have historically operated with a limited number of employees. As of December 31, 2023, we had five full-time employees and one part-time employee. Therefore, institutional knowledge is concentrated within a small number of employees. Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel to continue the development, regulatory approval and commercialization of our product candidates. We will need to hire or contract with additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. Additionally, our future success is highly dependent upon the contributions of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates.

We face competition from other companies and organizations for qualified personnel. Other companies and organizations with which we compete for personnel may have greater financial and other resources and different risk profiles than we do, and a history of successful development and commercialization of their product candidates. Replacing employees and attracting sufficiently skilled new employees may be difficult and costly, and we may not have other personnel with the capacity to assume all the responsibilities of an existing employee upon his or her departure or to take on the duties necessary to continue growing our company and pursuing our business strategy. If we cannot attract and retain skilled personnel, as needed, we may not achieve our development and other goals.

In addition, the success of our business will depend on our ability to develop and maintain relationships with respected service providers and industry-leading consultants and advisors. If we cannot develop and maintain such relationships, as needed, the rate and success at which we can develop and commercialize product candidates may be limited. In addition, our insourcing and outsourcing strategies, which have included engaging consultants to manage core administrative and operational functions, may subject us to scrutiny under labor laws and regulations, which may divert management time and attention and have an adverse effect on our business and financial condition.

Risks Related to Drug Development and Commercialization

We currently have no approved drug products for sale, and we cannot guarantee that we will ever have marketable drug products.

We currently have no approved drug products for sale. The research, testing, manufacturing, labeling, approval, selling, marketing, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States until we receive approval of a New Drug Application (“NDA”) from the FDA for each product candidate. We have not submitted an NDA or received marketing approval for any of our product candidates, and obtaining approval of an NDA is a lengthy, expensive and uncertain process. In addition, markets outside of the United States also have requirements for approval of drug candidates which we must comply with prior to marketing. Accordingly, we cannot guarantee that we will ever have marketable drug products.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Additionally, the FDA may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or it may object to elements of our clinical development program.

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We are required to conduct additional clinical trials, which are expensive and time consuming, and the outcome of the trials is uncertain.

We expect to commit a substantial portion of our financial and business resources in the short-term to the LEVEL trial for oral levosimendan and advancing this product through Phase 3 testing on to regulatory approval for use in PH-HFpEF, and potentially other indications. We may in future commit resources to clinical trials for our other product candidates, including imatinib. All of these clinical trials and testing will be expensive and time consuming and the timing of the regulatory review process is uncertain. The applicable regulatory agencies may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot assure you that we will be able to complete our clinical trials successfully or obtain FDA or other governmental or regulatory approval of our product candidates, or that such approval, if obtained, will not include limitations on the indicated uses for which our product candidates may be marketed. Our business, financial condition and results of operations are critically dependent on obtaining capital to advance our testing program and receiving FDA and other governmental and regulatory approvals of our products. A significant delay in or failure of our planned clinical trials or a failure to achieve these approvals would have a material adverse effect on us and could result in major business and financial setbacks.

The market may not accept our products.

If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy, safety and potential advantages of our product candidates;
•	our ability to offer our products for sale at competitive prices;
•	the convenience and ease of administration compared to alternative treatments, if any;
•

product labeling or product insert requirements of the FDA or foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warning;

•	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;
•	our ability to hire and retain a sales force in the United States;
•	the strength of manufacturing, marketing and distribution support;
•	the availability of third-party coverage and adequate reimbursement for of levosimendan, imatinib and any other product candidates, once approved;
•	the prevalence and severity of any side effects; and
•	any restrictions on the use of our products together with other medications.

Nonfinal results from our clinical trials announced or published from time to time on an interim, preliminary, or “top-line” basis, and conclusions that may be drawn from such results, may differ from results reported as more patient data become available, and these results are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment extends, and more patient experience is observed. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final and complete data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our Common Stock to fluctuate significantly.

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Any collaboration we enter with third parties to develop and commercialize any future product candidates may place the development of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We may enter into collaborations with third parties to develop and commercialize future product candidates. Our dependence on future partners for development and commercialization of our product candidates would subject us to a number of risks, including the following:

•	we may not be able to control the amount and timing of resources that our partners may devote to the development or commercialization of our product candidates or to their marketing and distribution;
•

partners may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

disputes may arise between us and our partners that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	partners may experience financial difficulties;
•

partners may not properly maintain or defend our intellectual property rights, or may use our proprietary information, in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a partner’s business strategy may adversely affect a partner’s willingness or ability to meet its obligations under any arrangement;
•	a partner could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and
•	the collaborations with our partners may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

Delays in the enrollment and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

Delays in the commencement, enrollment, and completion of clinical testing could significantly affect our ability to gain FDA approval of current product candidates, to gain this approval in the timelines planned, and could significantly increase our future product development costs. The completion of clinical trials requires us to identify and maintain a sufficient number of trial sites, some of which may be required to withdraw from or lessen their focus on our clinical trials over time as a result of changing standards of care or resource challenges – such as nursing shortages – or may become ineligible to participate in clinical studies. The enrollment and completion of clinical trials can be delayed for a variety of other reasons, including delays related to:

•	reaching agreements on acceptable terms with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among trial sites;
•	obtaining institutional review board (“IRB”) approval to conduct a clinical trial at numerous prospective sites;
•

recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

•	maintaining and supplying clinical trial material on a timely basis;
•	collecting, analyzing and reporting final data from the clinical trials; and
•

an epidemic which might cause site closures because of infected staff or cause patients to avoid or be unable to travel to healthcare facilities and physicians’ offices unless due to a health emergency.

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In addition, a clinical trial may be suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
•	unforeseen safety issues or any determination that a trial presents unacceptable health risks; and
•

lack of adequate funding to continue the clinical trial, including unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies, and increased expenses associated with the services of our CROs and other third parties.

Changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Even if we are able to ultimately commercialize our product candidates, other therapies for the same or similar indications may have been introduced to the market and established a competitive advantage.

Risks Relating to Our Industry

Intense competition might render our cardiovascular and pulmonary product candidates noncompetitive or obsolete.

Competition in the pharmaceutical industry in general and in our therapeutic areas in particular is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, regulatory approval for marketing competitive products, including potential generic or over-the-counter products, or superior marketing resources possessed by competitors could adversely affect the commercial potential of our cardiovascular and pulmonary disease product candidates and could have a material adverse effect on our future revenue and results of operations. We believe that there are numerous pharmaceutical and biotechnology companies, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at cardiovascular and pulmonary diseases and conditions addressed by our product pipeline. Developments by others might render our product pipeline obsolete or noncompetitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their cardiovascular and pulmonary disease products earlier than we can.

Many of our current competitors have significant financial, marketing and personnel resources and development capabilities. For example, many large, well-capitalized companies already offer cardiovascular and pulmonary products and services in the United States and Europe that target the indications for which our product candidates are being developed. Currently, as an example, more than ten vasodilators are marketed in the U.S. for use in patients with PAH, and sales teams from Janssen, Pfizer, Bayer, United Therapeutics, and other large companies with marketing and sales capabilities represent these products in the specialized care centers where the disease is treated.

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our products without regulatory approval.

Our development, marketing and distribution of levosimendan and, potentially in the future, imatinib, are, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA and other regulatory agencies. There are significant risks at each stage of the regulatory scheme.

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Product approval stage

During the product approval stage, we attempt to prove the safety and efficacy of our product candidate for its indicated uses. There are numerous problems that could arise during this stage, including:

•	the data obtained from laboratory testing and clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA and other regulatory approvals;
•	adverse events could cause the FDA and other regulatory authorities to halt trials;
•	at any time, the FDA and other regulatory agencies could change policies and regulations that could result in delay and perhaps rejection of our products;
•	if a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions; and
•

even after extensive testing and clinical trials, and receiving agreements and reassurances from FDA, the European Medicines Agency, and others, as to their future position on a dataset or result to be generated from a trial the design of which they have weighed in on, there is no assurance that regulatory approval will ever be obtained for any of our products.

Post-commercialization stage

Discovery of previously unknown problems with our products, or unanticipated problems with our manufacturing arrangements, even after FDA and other regulatory approvals of our products for commercial sale may result in the imposition of significant restrictions, including withdrawal of the product from the market.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of our products, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of our products is likely to have a material adverse effect on our financial condition, results of operations and cash flows.

The FDA and other regulatory agencies continue to review products even after they receive agency approval. If and when the FDA or another regulatory agency outside the United States approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of levosimendan, imatinib or our other products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We may not receive all of the anticipated market exclusivity benefits of imatinib’s orphan drug designation, if we prioritize imatinib development in the future.

TNX-201, our proprietary formulation of imatinib mesylate, a kinase inhibitor, received Orphan Drug Designation from the FDA in the second quarter of 2020. Orphan Drug Designation may provide market exclusivity in the United States for seven years if (i) imatinib receives market approval before a competitor using a similar mechanism for the same indication, (ii) we are able to produce sufficient supply to meet demand in the marketplace, and (iii) another product with the same active ingredient is not subsequently deemed clinically superior.

Obtaining an Orphan Drug Designation from the FDA may not effectively protect our product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent the FDA from approving the same or a different drug in another indication. Even after an orphan drug is approved, the FDA can subsequently approve a later application for the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective, or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

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Pending the outcome of our ongoing strategic process, even after products are commercialized, we would expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others would play a primary role in the recommendation and prescription of our clinical products. Our arrangements with third-party payers and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

•

the federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

•

the federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds, with penalties that include three times the government’s damages plus civil penalties for each false claim; in addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

•

the Health Insurance Portability and Accountability Act imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•

the Social Security Act contains numerous provisions allowing the imposition of a civil monetary penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

•

many states have analogous state laws and regulations, such as state anti-kickback and false claims laws, which, in some cases, impose more strict requirements than the federal laws and may require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

We are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success, if any of our product candidates are approved.

Pending the outcome of our ongoing strategic process, our ability to successfully commercialize our products will depend in part on the extent to which governmental authorities, such as Medicare, private health insurers and other organizations establish what we believe to be appropriate coverage and reimbursement for our approved products. The unavailability or inadequacy of third-party payer coverage and reimbursement could negatively affect the market acceptance of our product candidates and the future revenues we may expect to receive from any approved products. The commercial success of our product candidates, if approved, will depend in part on the extent to which the costs of such products will be covered by third-party payers, such as government health programs, commercial insurance and other organizations. Third-party payers are increasingly challenging the prices and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third-party payers do not consider our products to be cost-effective compared to other therapies, we may not obtain coverage for our products after approval as a benefit under the third-party payers’ plans or, even if we do, the level of coverage or payment may not be sufficient to allow us to sell our products on a profitable basis.

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Significant uncertainty exists as to the reimbursement status for newly approved drug products, including coding, coverage and payment. There is no uniform policy requirement for coverage and reimbursement for drug products among third-party payers in the United States; therefore, coverage and reimbursement for drug products can differ significantly from payer to payer. The coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payer separately, with no assurance that coverage and adequate payment will be applied consistently or obtained. The process for determining whether a payer will cover and how much it will reimburse a product may be separate from the process of seeking approval of the product or for setting the price of the product. Even if reimbursement is provided, market acceptance of our products may be adversely affected if the amount of payment for our products proves to be unprofitable for healthcare providers or less profitable than alternative treatments or if administrative burdens make our products less desirable to use. Third-party payer reimbursement to providers of our products, if approved, may be subject to a bundled payment that also includes the procedure of administering our products or third-party payers may require providers to perform additional patient testing to justify the use of our products. To the extent there is no separate payment for our products, there may be further uncertainty as to the adequacy of reimbursement amounts.

The containment of healthcare costs is a priority of federal, state and foreign governments and the prices of drug products have been a focus in this effort. The continuing efforts of government, private insurance companies and other organizations to contain or reduce costs of healthcare may adversely affect our ability to set as high a price for our products as we might otherwise and the rate and scope of adoption of our products by healthcare providers. We expect that federal, state and local governments in the United States, as well as governments in other countries, will continue to consider legislation directed at lowering the total cost of healthcare. In addition, in certain foreign markets, the pricing of drug products is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain whether and how future legislation, whether domestic or abroad, could affect prospects for our product candidates or what actions governmental or private payers for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, may prevent or limit our ability to generate revenue, attain profitability or commercialize our product candidates.

These potential courses of action are unpredictable and the potential impact of new legislation on our operations and financial position is uncertain, but may result in more rigorous coverage criteria, lower reimbursement and additional downward pressure on the price we may receive for an approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products, if approved.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

We have distribution rights in the United States and Canada for levosimendan and worldwide distribution rights to our formulation of imatinib, and in some countries, particularly European Union countries and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. To obtain or maintain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected, which would have a material adverse effect on our business and results of operations. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices.

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Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of biotechnology products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and any product candidates that we may develop;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	costs to defend the related litigation;
•	substantial monetary awards to trial participants or patients;
•	loss of revenue; and
•	the inability to commercialize any products that we may develop.

We currently maintain limited product liability insurance coverage for our clinical trials in the total amount of $5 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. There can be no assurance that product liability insurance will be available in the future or be available on reasonable terms.

Our business and operations would suffer in the event of computer system failures, cyberattacks or deficiencies in our cybersecurity.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyberterrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, and damage to our reputation, and the further development of our product candidates could be delayed.

Our disclosure controls and procedures address cybersecurity and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from security breaches. We also maintain compliance programs to address the potential applicability of restrictions against trading while in possession of material, nonpublic information generally and in connection with a cybersecurity breach. However, a breakdown in existing controls and procedures around our cybersecurity environment may prevent us from detecting, reporting or responding to cybersecurity incidents in a timely manner and could have a material adverse effect on our financial position and value of our stock.

Risks Related to Our Dependence on Third Parties

We have historically and we will continue to rely significantly on third parties to conduct our nonclinical testing and clinical studies and other aspects of our development programs. If those third parties do not satisfactorily perform their contractual obligations or meet anticipated deadlines, the development of our product candidates could be adversely affected.

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We do not currently employ personnel or possess the facilities necessary to conduct many of the activities associated with our development programs. We have historically and we will continue to engage consultants, advisors, CROs and others to assist in the design and conduct of nonclinical and clinical studies of our product candidates, with interpretation of the results of those studies and with regulatory activities and expect to continue to outsource all or a significant amount of such activities. As a result, many important aspects of our development programs are and will continue to be outside our direct control and our third-party service providers may not perform their activities as required or expected, including the maintenance of Good Laboratory Practices (“GLP”) or Good Clinical Practices (“GCP”) compliance, which are ultimately our responsibility to ensure. Further, such third parties may not be as committed to the success of our programs as our own employees and, therefore, may not devote the same time, thoughtfulness, or creativity to completing projects or problem-solving as our own employees would. To the extent we are unable to successfully manage the performance of third-party service providers, our business may be adversely affected.

The CROs we engage or may engage to execute our clinical studies play a significant role in the conduct of the studies, including the collection and analysis of study data, and we likely will depend on CROs and clinical investigators to conduct future clinical studies and to assist in analyzing data from completed studies and developing regulatory strategies for our product candidates. Individuals working at the CROs with which we contract, as well as investigators at the sites at which our studies are conducted, are not our employees, and we have limited control over the amount or timing of resources that they devote to their programs. If our CROs, study investigators, and/or third-party sponsors fail to devote sufficient time and resources to studies of our product candidates, if we and/or our CROs do not comply with all GLP and GCP regulatory and contractual requirements, or if their performance is substandard, it could adversely affect the development of our product candidates.

In addition, the third parties we engage may have relationships with other commercial entities, some of which may compete with us. Through intentional or unintentional means, our competitors may benefit from lessons learned on the project that could ultimately harm our competitive position. Moreover, if a CRO fails to properly, or at all, perform our activities during a clinical study, we may not be able to enter into arrangements with alternative CROs on acceptable terms or in a timely manner, or at all. Switching CROs may increase costs and divert management time and attention. In addition, there likely would be a transition period before a new CRO commences work. These challenges could result in delays in the commencement or completion of our clinical studies, which could materially impact our ability to meet our desired and/or announced development timelines and have a material adverse impact on our business and financial condition.

We depend on third parties to formulate and manufacture our products.

We do not own or operate any manufacturing facilities for the clinical- or commercial-scale production of our products.

Pursuant to the terms of our license for levosimendan, Orion Corporation (“Orion”) is at present our sole manufacturing source for TNX-103; should they opt not to provide us the product, our license agreement provides for 24 months’ notice to Tenax of same, to allow an alternative manufacturer to be brought onboard. We might engage other third-party suppliers and CMOs for the supply and manufacture of TNX-102, or other formulations we might develop. Accordingly, our business is susceptible to disruption, and our results of operations can be adversely affected, by any disruption in supply or other adverse developments in our relationship with Orion. If supply from Orion is delayed or terminated, or if its facilities suffer any damage or disruption, we may need to successfully qualify an alternative supplier in a timely manner in order to avoid disruption of our business. If we cannot obtain an alternate manufacturer in a timely manner, we would experience a significant interruption in supply of levosimendan, which could negatively affect our financial condition, results of operations and cash flows.

To potentially manufacture imatinib in the future, we have contracted with various third-party suppliers and clinical manufacturing organizations (“CMOs”) making us highly dependent on these CMOs. We do not at present have alternative CMOs planned or contracted to back up our primary vendors of clinical trial material or, if approved, commercial supply material. Identification of and discussions with other CMOs may be protracted and/or unsuccessful, or these new CMOs may be unsuccessful in producing the same results as the current primary CMOs producing the material. Therefore, if our primary CMOs become unable or unwilling to perform their required activities, we could experience protracted delays or interruptions in the supply of clinical trial material and, ultimately, product for commercial sale, which would materially and adversely affect our development programs, commercial activities, operating results and financial condition. In addition, the FDA or regulatory authorities outside of the United States may require us to have an alternate manufacturer of a drug product before approving any product candidate for marketing and sale in the United States or abroad. Securing such alternate manufacturer, if possible, could result in considerable additional time and cost prior to approval.

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We currently have no marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize our products, if approved, or generate product revenue.

Pending the outcome of our strategic process, to commercialize our products, if approved, in the United States and other jurisdictions in which we may seek approvals, we must build our marketing, sales, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. We have not decided upon a commercialization strategy in these areas. We have no experience in the sale and marketing of approved medical products and marketing the licensing of such products before FDA or other regulatory approval. We do not currently have relationships with any third party that is prepared to distribute our products should they be approved. If we decide to establish our own commercialization capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a commercialization program at a cost that is acceptable in relation to revenue or whether we can be successful in commercializing our product. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

Further, we may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

•	we may be required to relinquish important rights to our products or product candidates;
•	we may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;
•	our distributors or collaborators may experience financial difficulties;
•	our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and
•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

If we are unable to implement our own sales and marketing capability or are unable to contract with one or more third parties for such services on acceptable terms or at all, we may not be able to successfully commercialize our products in certain markets. Any failure or delay in the development of our internal or external sales, marketing and distribution capabilities would adversely impact the commercialization of our products. If we are not successful in commercializing our products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

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Risks Related to Intellectual Property

Our success will depend in part on obtaining and maintaining effective patent and other intellectual property protection for our product candidates and proprietary technology.

Our commercial success will depend in part on obtaining and maintaining effective patent protection and other intellectual property protection of our product candidates and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products, if any, will be dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

We are pursuing a multi-faceted IP strategy for levosimendan that includes filing patent applications in the U.S. and Canada that, if granted, could protect various uses and formulations of levosimendan In January 2022, the USPTO granted Tenax Therapeutics a patent protecting claims for different uses of various cyclodextrin-based subcutaneous formulations of levosimendan, including a claim for its use in the treatment of PH-HFpEF patients. In addition, we received in March 2023 a patent protecting the use of IV levosimendan in treatment of PH-HFpEF and in July 2023 we received a patent protecting the use of oral levosimendan in treatment of PH-HFpEF.

Our strategy to maximize market exclusivity for imatinib relies on two forms of exclusivity. First, we have been granted Orphan Drug Designation for the treatment of PAH by the FDA which would provide seven years of regulatory exclusivity in the U.S. if our imatinib formulation is the first to receive FDA approval for PAH. In addition, we expect to file one or more patent applications to cover patentable subject matter that may result from our imatinib development. If granted, a patent would provide protection for 20 years from its filing date.

The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States is less certain still. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own. Further, if any of our patents are deemed invalid and unenforceable, it could impact our ability to commercialize or license our technology.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make compositions or formulations that are similar to our product candidates but that are not covered by the claims of our patents;
•	we might not have been the first to make the inventions covered by our issued patents or pending patent applications;
•	we might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	it is possible that our pending patent applications will not result in issued patents;
•	our issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;
•	we may not develop additional proprietary technologies that are patentable; or
•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

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We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.

Our policy is to enter into agreements relating to the non-disclosure and non-use of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;
•	these agreements may not provide adequate remedies for the applicable type of breach; or
•	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

If we or our partners choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we or our commercialization partners are infringing the third party’s patents and would order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party’s patents. We have agreed to indemnify certain of our commercial partners against certain patent infringement claims brought by third parties. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents by others covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

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Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Under current law, we may not be able to enforce all employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe on, or be accused of infringing on, one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to infringe the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. Our products, after commercial launch, may become subject to Paragraph IV certification under the Hatch-Waxman Act, thus forcing us to initiate infringement proceedings against such third-party filers. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

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Some of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Risks Related to Owning Our Common Stock

Anti-takeover provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult, which could discourage takeover attempts and lead to management entrenchment, and the market price of our Common Stock may be lower as a result.

Certain provisions in our Certificate of Incorporation, as amended (the “Charter”), and our Third Amended and Restated Bylaws, as amended (the “Bylaws”), may make it difficult for a third party to acquire, or attempt to acquire, control of the Company, even if a change in control was considered favorable by the stockholders. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock. The Board can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our Common Stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our organizational documents also contain other provisions that could have an anti-takeover effect, including provisions that:

•	provide that vacancies on the Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	eliminate cumulative voting in the election of directors;
•	grant the Board of directors the authority to increase or decrease the size of the Board;
•	prohibit stockholders from calling a special meeting of stockholders;
•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings; and
•	authorize the Board of Directors, by a majority vote, to amend the Bylaws.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which limit the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our Common Stock, including transactions that may be in stockholder best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our stock.

Our Bylaws contain an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, any North Carolina state court that has jurisdiction, or the Delaware Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for any internal corporate claims, including without limitation (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, and (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants in such action. This provision would not apply to suits brought to enforce a duty or liability created by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which federal courts have exclusive jurisdiction.

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This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees or could result in increased costs for our stockholders to bring a claim in the chosen forum. If a court were to find the exclusive forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

We have U.S. federal net operating loss carryforwards (“NOLs”), which expire in various years if not utilized. In addition, we have federal research and development credit carryforwards. The federal research and development credit carryforwards expire in various years if not utilized. Under Sections 382 and 383 of Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not performed a formal study to determine whether any of our NOLs are subject to these limitations. We have recorded deferred tax assets for our NOLs and research and development credits and have recorded a full valuation allowance against these deferred tax assets. In the event that it is determined that we have in the past experienced additional ownership changes, or if we experience one or more ownership changes as a result of future transactions in our stock, then we may be further limited in our ability to use our NOLs and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Any such limitations on the ability to use our NOLs and other tax assets could adversely impact our business, financial condition and operating results in the event that we attain profitability.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Forward-looking statements are based on current expectations and projections about future events, actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. You should understand that the following important factors, in addition to those discussed in under the heading “Risk Factors” included elsewhere in this prospectus, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	our ability to raise additional money to fund our operations for at least the next 12 months as a going concern;
•	our ongoing evaluation of strategic alternatives;
•	our ability to develop our current product candidates, and any product candidate which we may develop or in-license in the future;
•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;
•	delays in the commencement, enrollment and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;
•	the success of clinical trials of our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	potential risks related to any collaborations we may enter into for our product candidates;
•	any delays in regulatory review and approval of product candidates in development;
•	our ability to establish an effective sales and marketing infrastructure;
•	our estimates regarding the potential market opportunity for our product candidates;
•	competition from existing products or new products that may emerge;
•	the ability to receive regulatory approval or commercialize our products;
•	potential side effects of our product candidates that could delay or prevent commercialization;
•	potential product liability claims and adverse events;
•	potential liabilities associated with hazardous materials;
•	our ability to maintain adequate insurance policies;
•	our dependence on third-party manufacturers and CROs;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	costs related to and outcomes of potential litigation;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth;
•	our ability to attract and retain personnel, including our executive team, advisors and members of our Board of Directors; and
•

volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic, any future epidemic, and geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

The forward-looking statements in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $10.7 million based on the sale of 960,000 shares of Common Stock and accompanying Warrants to purchase up to an aggregate of 1,920,000 shares of our Common Stock at an assumed combined public offering price of $12.46  per share of Common Stock and accompanying Warrant, which is equal to the last reported sale price per share of our Common Stock on the Nasdaq Capital Market on January 30, 2024, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the Warrants being issued in this offering and no sale of Pre-Funded Warrants. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering. We intend to use proceeds from this offering to advance the initiation of sites and the enrollment and treatment of patients in the LEVEL trial, as well as for working capital, capital expenditures, and other general corporate purposes.

We do not expect to raise the amount of capital we believe is required for our operations, including to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial, and will need to raise additional funds, which may not be available or available on terms acceptable to us, and we will continue to consider the other strategic alternatives under review in order to maximize stockholder value.

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MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX.” The last reported closing price for our Common Stock on Nasdaq on January 30, 2024 was $12.46 per share.

Based upon information furnished by our transfer agent, as of January 30, 2024 there were approximately 1,327 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

SELECTED FINANCIAL DATA

On January 2, 2024, our 1-for-80 Reverse Stock Split was made effective. As a result of the Reverse Stock Split, every 80 outstanding shares of Common Stock before the Reverse Stock Split represents one share of Common Stock after the Reverse Stock Split. On a pre-split basis, but as adjusted for the Prior Reverse Stock Split, we had 2,291,809 and 1,260,346 common shares issued and outstanding as of December 31, 2022 and 2021, respectively. On a post-Reverse Stock Splits basis, we had 28,648 and 15,755 common shares issued and outstanding as of December 31, 2022 and 2021, respectively.

The following selected financial data is based on the Common Stock and preferred stock and per share data from our financial statements for the fiscal year ended December 31, 2022, included elsewhere in this prospectus and is retrospectively adjusted to reflect the Reverse Stock Split.

	Year Ended December 31,
	2022	2021
Net loss	$11,047,895	$32,474,358
Net loss per share of Common Stock, basic and diluted	$601	$2,525
Net loss per share of preferred stock, basic and diluted	$52,632	$154,640
Weighted average shares used in computing common basic and diluted net loss per share	18,391	12,861
Weighted average shares used in computing preferred basic and diluted net loss per share:	210	210

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2023, as retrospectively adjusted to reflect our Reverse Stock Split:

●	on an actual basis;
●

on an as adjusted basis to give effect to the issuance and sale of 960,000 shares of our Common Stock and accompanying Warrants to purchase up to an aggregate of 1,920,000 shares of our Common Stock at a combined assumed public offering price of $12.46  per share and accompanying Warrant, after deducting placement agent fees and estimated offering expenses payable by us (assuming no sale of Pre-Funded Warrants).

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the quarter ended September 30, 2023 and for the fiscal year ended December 31, 2022, which are included elsewhere in this prospectus.

	As of September 30, 2023 (unaudited)
(in thousands, except share data)	Actual	As Adjusted
Cash and Cash Equivalents:	$11,141,136	21,885,232

Stockholders’ Equity:
Common Stock, par value $0.0001 per share, authorized 400,000,000 shares; issued and outstanding 298,281 shares, as of September 30, 2023, actual; authorized 400,000,000 shares; issued and outstanding 1,258,281 shares, as adjusted	30	126
Preferred Stock, undesignated, authorized 4,818,654 shares	--	--
Series A Preferred Stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of September 30, 2023	--	--
Additional paid-in capital	305,313,818	316,057,818
Accumulated deficit	(294,027,153)	(294,027,153)
Total stockholders’ equity	$11,286,695	22,030,791

A $0.25 increase in the assumed combined public offering price to $12.71 per share of Common Stock and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $12.46  per share on January 30, 2024), would increase cash and cash equivalents and total stockholders’ equity by approximately $11.0 million, assuming the number of shares of Common Stock and accompanying Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants. The as adjusted information discussed above is illustrative only and will adjust based on the actual combined public offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 298,281 shares outstanding as of September 30, 2023, as retrospectively adjusted to reflect our Reverse Stock Split, and excludes:

•	624 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	313 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	21,528 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 1 share of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

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DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the combined public offering price per share of Common Stock and accompanying Warrant and the as adjusted net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2023 was $11,286,695, or $37.84 per share of our Common Stock, as retrospectively adjusted to reflect our Reverse Stock Split. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of our Common Stock outstanding as of September 30, 2023, as retrospectively adjusted to reflect our Reverse Stock Split.

After giving effect to the sale in this offering of 960,000 shares of Common Stock and accompanying Warrants to purchase up to an aggregate of 1,920,000 shares of our Common Stock offered by this prospectus (assuming a combined public offering price of $12.46 per share of Common Stock and accompanying Warrant), and after deducting the placement agent fees and estimated offering expenses payable by us, assuming no exercise of the Warrants and no sale of Pre-Funded Warrants, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $22,030,791 or approximately $17.51 per share. This represents an immediate decrease in as adjusted net tangible book value of approximately $20.33 per share to our existing stockholders and an immediate increase in as adjusted net tangible book value of approximately $5.05 per share to purchasers of our securities in this offering, as illustrated by the following table:

Combined assumed public offering price per share of Common Stock and accompanying Warrant		$12.46
Net tangible book value as of September 30, 2023 per share of our Common Stock, as retrospectively adjusted to reflect our Reverse Stock Split	$37.84
Increase (decrease) in as adjusted net tangible per share attributable to investors in this Offering	$(20.33)
As adjusted net tangible book value per share, as adjusted to give effect to this Offering	$17.51
Dilution in as adjusted net tangible book value per share to investors in this Offering		$(5.05)

A $0.25 increase in the assumed combined public offering price to $12.71 per share and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $12.46 per share on January 30, 2024), would increase our as adjusted net tangible book value as of September 30, 2023 after giving effect to this Offering by approximately $240,000 and the dilution to our as adjusted net tangible book value per share to new investors in this offering by $0.19 per share, assuming the number of shares of Common Stock and accompanying Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us and assuming no exercise of the accompanying Warrants and no sale of Pre-Funded Warrants.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 298,281 shares outstanding as of September 30, 2023, as retrospectively adjusted to reflect our Reverse Stock Split, and excludes:

•	624 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	313 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	21,528 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 1 share of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

To the extent that our outstanding options or warrants are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 30, 2024, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock;
•	each of our Named Executive Officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 351,220 shares of Common Stock outstanding as of January 30, 2024. The percentage ownership information shown in the table after this offering is based upon 1,311,220 shares of Common Stock (based on the sale of 960,000 shares of Common Stock in this offering) outstanding as of such date, assuming no exercise of any Warrants and no sale of Pre-Funded Warrants.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Beneficially Owned After this Offering
Beneficial Owner Name and Address (1)	Number of Shares	Percent of Class(2)	Number of Shares	Percent of Class(2)
Principal Stockholders
Armistice Capital, LLC (3) 510 Madison Avenue, 7th Floor New York, NY 10022	3,101	*	3,101	*
Officers and Directors
June Almenoff, MD, Phd(4)	8	*	8	*
Michael Davidson, MD (5)	388	*	388	*
Declan Doogan, MD (6)	2,282	*	2,282	*
Christopher T. Giordano (7)	110	*	110	*
Robyn M. Hunter(8)	4	*	4	*
Gerald T. Proehl (9)	28	*	28	*
Stuart Rich, MD (10)	2,711	*	2,711	*
All current officers and directors as a group (7 persons) (11)	5,531	1.58%	5,531	*

* Less than 1%

(1)	Unless otherwise noted, all addresses are in care of Tenax Therapeutics, Inc. at 101 Glen Lennox Drive, Suite 300, Chapel Hill, North Carolina 27517.
(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of January 30, 2024 through the exercise of any stock options, warrants or other rights or the conversion of preferred stock. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Based solely on a Schedule 13G/A filed by Armistice Capital, LLC on February 14, 2023. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Company held by the Master Fund and thus may be deemed to beneficially own the securities of the Company held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Issuer held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Issuer directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

(4)	With respect to Dr. Almenoff, includes 8 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(5)	With respect to Dr. Davidson, includes 8 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(6)	With respect to Dr. Doogan, includes 8 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(7)	With respect to Mr. Giordano, consists of 110 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(8)	With respect to Ms. Hunter, consists of 4 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(9)	With respect to Mr. Proehl, includes 9 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.
(10)

With respect to Dr. Rich, includes (i) 56 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024, (ii) 1,194 shares of Common Stock held by the Andrea Rich 2021 Irrevocable Trust of which Dr. Rich is a co-trustee and (iii) 1,194 shares of Common Stock held by the Stuart Rich 2022 Irrevocable Trust of which Dr. Rich is special asset advisor.

(11)	With respect to all current officers and directors as a group, includes 203 shares of Common Stock subject to options that are vested or vesting within 60 days of January 30, 2024.

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DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering up to 960,000 shares of our Common Stock and accompanying Warrants to purchase up to an aggregate of 1,920,000 shares of our Common Stock, which number of shares of Common Stock and accompanying Warrants are based on an assumed combined public offering price of $12.46 per share of Common Stock and accompanying Warrant. Each share of our Common Stock is being sold together with a Warrant to purchase up to two shares of our Common Stock. The shares of our Common Stock will be issued separately from the accompanying Warrants. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants offered hereby. The following descriptions of our Common Stock, Warrants and certain provisions of our Charter, our Bylaws and Delaware law are summaries. You should also refer to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

We are authorized to issue 410,000,000 shares of our capital stock consisting of (a) 400,000,000 shares of Common Stock, par value $0.0001 per share, (b) 4,818,654 shares of undesignated “blank check” preferred stock, par value $0.0001 per share, and (c) 5,181,346 shares of Series A Preferred Stock, par value $0.0001 per share. As of September 30, 2023, 298,281 shares of our Common Stock were issued and outstanding and 210 shares of our Series A Preferred Stock were issued and outstanding, and there were 21,528 shares of Common Stock underlying warrants outstanding, as retrospectively adjusted for our Reverse Stock Split.

Common Stock

Our Common Stock is traded on Nasdaq under the symbol “TENX”. The transfer agent and registrar for our Common Stock is Direct Transfer LLC. The transfer agent’s address is 1 Glenwood Ave Suite 1001, Raleigh, NC 27603 and its telephone number is (919) 481-4000.

Our Charter authorizes the issuance of 400,000,000 shares of Common Stock.

Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded. Holders of our Common Stock are entitled to the following rights.

●

Voting Rights. The holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Charter and our Bylaws do not provide for cumulative voting rights.

●

Dividend Rights. The holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available for the payment of dividends, at the times and in the amounts as our board may from time to time determine.

●

No Preemptive or Similar Rights. The holders of our Common Stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

●

Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the preferential rights, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

●	Fully Paid and Non-Assessable. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

●

Potential Adverse Effect of Future Preferred Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is subject to the form of Warrant, which will be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

•

Duration and Exercise Price. The Warrants will have an exercise price of $      per share, which is              % of the combined public offering price per share of our Common Stock and accompanying Warrant in this offering. The Warrants are exercisable at any time after issuance, and at any time up to the date that is five years after such date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price. The Common Stock in this offering will be issued separately from the accompanying Warrants and may be transferred separately immediately thereafter.

•

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

•

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, not to exceed 9.99%, provided that any increase will not be effective until the 61st day after such election.

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•

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

•

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer. Subject to applicable laws, a Warrant in book entry form may be transferred at the option of the holder through the facilities of the Depository Trust Company and Warrants in physical form may be transferred upon surrender of the Warrant to the warrant agent together with the appropriate instruments of transfer. Pursuant to a warrant agency agreement between us and Direct Transfer LLC, as warrant agent, the Warrants initially will be issued in book-entry form and will be represented by one or more global certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

•

Exchange Listing. There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

•

Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until the holder exercises their Warrants.

•

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is subject to the provisions of the form of Pre-Funded Warrant, which will be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre- Funded Warrant.

•

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants and may be transferred separately immediately thereafter.

•

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round down to the next whole share.

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•

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, not to exceed 9.99%, provided that any increase will not be effective until the 61st day after such election.

•

Cashless Exercise. In lieu of making a cash payment of the aggregate exercise price of the Pre-Funded Warrant, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

•

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

•

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

•

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until the holder exercises their Pre-Funded Warrants.

•

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of           , 2024, we have engaged Roth Capital Partners, LLC to act as our lead placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we might not sell the entire amount of securities being offered, or any at all. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to the conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about           , 2024. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.5% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $100,000.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant
Public offering price	$	$
Placement Agent fees	$	$
Proceeds to us, before expenses	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent fees, will be approximately $           , all of which are payable by us. This figure includes the placement agent’s accountable expenses, including, but not limited to, legal fees for placement agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $100,000.

Lock-Up Agreements

We and our executive officers and directors expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days from the effective date of the registration statement of which this prospectus forms a part, without the prior consent of the representative, agree not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (a) above or (c) below is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise; or (c) make any demand for or exercise any right with respect to, the registration of any share of our capital stock or any security convertible into or exercisable or exchangeable for shares of our capital stock; or (d) publicly announce an intention to effect any transaction specified in (a), (b) or (c) above.

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Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual public offering price of the securities we are offering, and the exercise price of the Warrants and Pre-Funded Warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on the trading price of our Common Stock prior to the offering, among other things. Other factors that will be considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants and Pre-Funded Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as are deemed relevant.

Other Compensation

If within six (6) months following the termination or expiration of our engagement with the placement agent, we complete any sale of equity or equity-linked securities for which the placement agent is not acting as underwriter or placement agent (other than the exercise by any person or entity of any options, warrants or other convertible securities) to any of the investors that the placement agent introduced to us or with which the placement agent conducted discussions on our behalf, subject to specified exceptions, then we are required to pay to the placement agent a commission as described in this section, in each case only with respect to the portion of such financing received from such investors.

Right of First Refusal

Provided the placement agent does not terminate the engagement and the offering is consummated during the engagement period, then if during the engagement period or within twelve (12) months thereafter, we pursue any offering of equity, equity-linked or debt securities for cash, the placement agent has the right to act as exclusive placement agent or lead left underwriter and sole book runner, as applicable, for such offering.

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Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

On August 29, 2022, we engaged the placement agent to provide advisory services in connection with a (i) merger, consolidated, reorganization or other business combination or (ii) the sale, transfer or other disposition of all or a significant portion of the capital stock or assets of the Company by way of tender or exchange offer, option, negotiated purchase, leveraged buyout, joint venture, license or otherwise (in each case, a “Transaction”). In connection with such engagement, we paid to the placement agent an upfront cash fee of $300,000. The placement agent is also entitled to receive a cash fee equal to $600,000 upon the consummation of a Transaction (the “M&A Advisory Fee”). We have also agreed to pay the placement agent a $250,000 in the event we request that it provides an opinion to our board of directors in connection with a Transaction, which fee will be credited against the M&A Advisory Fee. Notwithstanding the foregoing, the placement agent will not receive any fees in connection with an M&A Transaction unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

On February 3, 2023, we entered into a placement agency agreement with the placement agent in connection with the public offering of Common Stock (or pre-funded warrants in lieu thereof) and warrants to purchase Common Stock, resulting in gross proceeds of approximately $15.6 million. As compensation in connection with the February 2023 public offering, the Company paid the placement agent a cash fee of 7% of the aggregate gross proceeds raised in the offering, plus reimbursement of certain expenses and legal fees.

The placement agent and its affiliates may in the future also provide, from time to time, other investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

The Nasdaq Capital Market Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX.”

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Offer Restrictions Outside the United States

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of an offer of securities, or who initially acquires any shares of our securities will be deemed to have represented, warranted, acknowledged and agreed to and with the placement agent and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the placement agent has been given to the offer or resale; or where our securities have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the placement agent and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the placement agent have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the placement agent to publish a prospectus for such an offer.

For the purposes of this provision, the expression an “offer of our securities to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State. The above selling restriction is in addition to any other selling restrictions set out below.

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Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

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This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

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(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

 AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors that could cause actual results and the timing of events to differ materially from future results expressed or implied by such forward-looking statements, including those set forth under “Special Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this Prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this Prospectus.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations, (“MD&A”), is provided in addition to the accompanying audited annual and unaudited financial statements and notes to assist readers in understanding our results of operations, financial condition and cash flows. Our MD&A is organized as follows:

•	Business Strategy - Overview of our business strategy in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies - Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•

Results of Operations - Analysis of our financial results comparing the: (i) year ended December 31, 2022 to the year ended December 31, 2021 and (ii) three and nine months ended September 30, 2023 to the three and nine months ended September 30, 2022.

•	Liquidity and Capital Resources - Analysis of cash flows and discussion of our financial condition and future liquidity needs.

Business Strategy

Having carefully considered alternatives within the ongoing strategic process announced in September 2022, and having raised capital expected to fund the Company through at least the first quarter of 2024, the Company has elected to prioritize its LEVEL trial (Phase 3 testing of oral levosimendan, ahead of imatinib). Activity to initiate the LEVEL trial continued in the fourth quarter of 2023, and site qualification, selection, and initiation processes are ongoing, the Company having received U.S. Food and Drug Administration (“FDA”) input into the oral levosimendan protocol and clinical development program in the third quarter of 2023. The Company  began initiating sites in the fourth quarter of 2023, and plans to begin enrolling patients early in 2024. Additional funding will be needed to complete the LEVEL trial, which includes an open label extension phase following the completion of the randomized phase.  The company will complete efficacy and safety analyses of levosimendan versus placebo at the end of the randomized treatment phase, but many patients will continue to be treated under the protocol on open label levosimendan, beyond the completion of these analyses. Supporting this strategic decision to prioritize levosimendan development and commence Phase 3 trial work were two U.S. Patents issued in March and July 2023, covering the use of IV and oral levosimendan in patients with PH-HFpEF. These patents are the second and third levosimendan patents granted to Tenax since the start of 2022. Given our prioritization of the Phase 3 testing of levosimendan, we have suspended plans to launch a Phase 3 imatinib trial.

The Company took steps to reduce its monthly operating expenses and conserve cash, as it commenced exploring strategic alternatives in late 2022. The Company at that time cancelled many non-essential operating expenses such as consulting, its office lease, and dues and subscriptions and office supplies associated with that leased office. During the third quarter of 2023, the Company and its contracted clinical research organization increased outreach to North American clinical trial sites, Institutional Review Boards, and other partners who will support the LEVEL trial, and in the fourth quarter of 2023 commenced site initiations.

Pending the outcome of our ongoing strategic process, the key elements of our business strategy are outlined below.

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Efficiently conduct clinical development to establish clinical proof of principle in new indications, refine formulation, and commence Phase 3 testing of our current product candidates.

Levosimendan and imatinib have been approved and prescribed in countries around the world for more than 20 years, but we believe their mechanisms of action have not been fully exploited, despite promising evidence they may significantly improve the lives of patients with pulmonary hypertension. We are conducting clinical development with the intent to establish proof of beneficial activity in cardiopulmonary diseases in which these therapeutics would be expected to have benefit for patients with diseases for which either no pharmaceutical therapies are approved at all, or in the case of pulmonary arterial hypertension (“PAH”), where numerous, expensive therapies generally offer a modest reduction of symptoms. Our focus is primarily on designing and executing formulation improvements, protecting these innovations with patents and other forms of exclusivity, and employing innovative clinical trial science to establish a robust foundation for subsequent development, product approval, and commercialization. We intend to submit marketing authorization applications following two Phase 3 trials of levosimendan and, when appropriate, a single Phase 3 trial of imatinib. Our trials are designed to incorporate and reflect advanced clinical trial design science and the regulatory and advisory experience of our team. We intend to continue partnering with innovative companies, renowned biostatisticians and trialists, medical leaders, formulation and regulatory experts, and premier clinical testing organizations to help expedite development, and continue expanding into complementary areas when opportunities arise through our development, research, and discoveries. We also intend to continue outsourcing when designing and executing our research.

Efficiently explore new high-potential therapeutic applications, in particular where expedited regulatory pathways are available, leveraging third-party research collaborations and our results from related areas.

Levosimendan has shown promise in multiple disease areas in the more than two decades following its approval. Our own Phase 2 study and open-label extension has demonstrated that a formerly under-appreciated mechanism of action of levosimendan, its property of relaxing the venous circulation, brings about durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. We believe this patient population today has no pharmaceutical therapies available and we are committed to exploring potential clinical indications where our therapies may achieve best-in-class profile, and where we can address significant unmet medical needs.

We believe these factors will support approval by the FDA of these product candidates based on positive Phase 3 data. Through our agreement with our licensor, Orion, the originator of levosimendan for acute decompensated heart failure, we have access to a library of ongoing and completed trials and research projects, including certain documentation, which we believe, in combination with positive Phase 3 data we hope to generate in at least one indication, will support FDA approval of levosimendan. Likewise, the regulatory pathway for approval of imatinib for the treatment of PAH, as formulated by Tenax at the dose shown to be effective in a prior Phase 3 trial conducted by Novartis, allows Tenax to build on the dossier of research results already reviewed by the FDA. In order to achieve our objectives of developing these medicines for new groups of patients, we have established collaborative research relationships with investigators from leading research and clinical institutions, and our strategic partners. These collaborative relationships have enabled us to explore where our product candidates may have therapeutic relevance, gain the advice and support of key opinion leaders in medicine and clinical trial science, and invest in development efforts to exploit opportunities to advance beyond current clinical care.

Continue to expand our intellectual property portfolio.

Our intellectual property, and the confidentiality of all our Company information, is important to our business and we take significant steps to help protect its value. Our research and development efforts, both through internal activities and through collaborative research activities with others, aim to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies, alone or in combination with existing therapies, as well as other product candidates.

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Notice of Allowance and Patent.

On February 1, 2023, the Company announced it was granted a Notice of Allowance from the United States Patent and Trademark Office (“USPTO”) for its patent application with claims covering the use of IV levosimendan (TNX-101) in the treatment of PH-HFpEF. This patent (U.S. Patent No. 11,607,412) was issued on March 21, 2023. On July 19, 2023, the Company announced USPTO issuance of another patent, this one including claims covering the use of oral levosimendan (TNX-103) in patients with PH-HFpEF. This issued patent (U.S. Patent No. 11,701,355) provides exclusivity through December 2040. At present, Tenax Therapeutics has other patent applications pending, with additional decisions expected in the future. Patents pending in Europe may lead to intellectual property protections on the use of levosimendan in patients with PH-HFpEF, in 2024.

Enter into licensing or product co-development arrangements.

In addition to our internal development efforts, an important part of our product development strategy is to work with collaborators and partners to accelerate product development, maintain our low development and business operations costs, and broaden our commercialization capabilities globally. We believe this strategy will help us to develop a portfolio of high-quality product development opportunities, enhance our clinical development and commercialization capabilities, and increase our ability to generate value from our proprietary technologies.

As we focus on our strategic process, we also continue to position ourselves to execute upon licensing and other partnering opportunities. To do so, we will need to continue to maintain our strategic direction, manage and deploy our available cash efficiently and strengthen our collaborative research development and partner relationships.

Historically, we have financed our operations principally through equity and debt offerings, including private placements and loans from our stockholders. Based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. Management has implemented certain cost-cutting measures as described above and is actively exploring a diverse range of strategic options to help drive stockholder value including, among other things, capital raises, a sale of our Company, merger, one or more license agreements, a co-development agreement, a combination of these, or other strategic transactions; however, there is no assurance that these efforts will result in a transaction or other alternative or that any additional funding will be available. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities and through collaboration and licensing agreements, to support our future operations. If we are unable to complete a strategic transaction or secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs.

Summary of Critical Accounting Policies

Use of Estimates-The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Preclinical Study and Clinical Accruals-We estimate our preclinical study and clinical trial expenses based on the services received pursuant to contracts with several research institutions and CROs that conduct and manage preclinical and clinical trials on our behalf. The financial terms of the agreements vary from contract to contract and may result in uneven expenses and payment flows. Preclinical study and clinical trial expenses include the following:

•	fees paid to CROs in connection with clinical trials;

•	fees paid to research institutions in conjunction with preclinical research studies; and

•

fees paid to contract manufacturers and service providers in connection with the production and testing of active pharmaceutical ingredients and drug materials for use in preclinical studies and clinical trials.

Stock-Based Compensation-We account for stock-based awards to employees in accordance with Accounting Standards Codification, or ASC, 718, Compensation - Stock Compensation, which provides for the use of the fair value-based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair values of equity securities are determined by management based predominantly on the trading price of our Common Stock. The values of these awards are based upon their grant-date fair value. That cost is recognized over the period during which the employee is required to provide service in exchange for the reward.

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We account for equity instruments issued to non-employees in accordance with ASC 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board, or the FASB, issued an accounting standard intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740, Income Taxes, and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and early adoption is permitted. We adopted this standard on January 1, 2021. Our adoption of the new guidance did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued an accounting standard that amends how credit losses are measured and reported for certain financial instruments that are not accounted for at fair value through net income. This standard requires that credit losses be presented as an allowance rather than as a write-down for available-for-sale debt securities and will be effective for interim and annual reporting periods beginning January 1, 2023, with early adoption permitted. A modified retrospective approach is to be used for certain parts of this guidance, while other parts of the guidance are to be applied using a prospective approach. We do not believe the adoption of this standard will have a material impact on our consolidated financial statements and related disclosures.

Comparison of Our Results of Operations for the Years Ended December 31, 2022 and 2021

	The year ended December 31,		Increase/ (Decrease)
	2022	2021

Operating expenses
General and administrative	$5,675,231	$7,580,847	(1,905,616)
Research and development	5,377,412	25,147,394	(19,769,982)
Total operating expenses	11,052,643	32,728,241	(21,675,598)

General and Administrative Expenses

General and administrative expenses were $5.7 million for the year ended December 31, 2022, compared to $7.6 million for the same period in 2021. General and administrative expenses consist primarily of compensation for executive, finance, legal and administrative personnel, including stock-based compensation. Other general and administrative expenses include facility costs not otherwise included in research and development expenses, legal and accounting services, and other professional and consulting services. General and administrative expenses and percentage changes for the years ended December 31, 2022 and 2021, respectively, are as follows:

	Year ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
	2022	2021
Personnel costs	$2,370,362	$4,952,334	$(2,581,972)	(52)%
Legal and professional fees	2,369,126	1,770,483	598,643	34%
Other costs	782,023	698,473	83,550	12%
Facilities	153,720	159,557	(5,837)	(4)%

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Personnel costs decreased approximately $2.6 million for the year ended December 31, 2022, compared to the same period in the prior year. The decrease was primarily due to approximately $1.2 million in severance costs associated with the departure from the Company of the former CEO and other employees in 2021, as well as approximately $266,000 in noncash compensation expense resulting from the modification of the former CEO’s outstanding stock options and the grant of an additional stock option on his separation date.

Legal and professional fees increased approximately $599,000 for the year ended December 31, 2022, compared to the same period in the prior year. Professional fees consist of the costs incurred for accounting fees, capital market expenses, consulting fees and investor relations services, as well as fees paid to the members of our Board of Directors.

Legal fees increased approximately $245,000 for the year ended December 31, 2022, as compared to the same period in the prior year. The increase was primarily due to capital market activities and IP related costs.

Professional fees increased approximately $354,000 for the year ended December 31, 2022, compared to the same period in the prior year. The increase was primarily attributable to increased consulting fees offset by a decrease in accounting, capital markets, and investor relations costs.

Other costs increased approximately $84,000 for the year ended December 31, 2022, compared to the same period in the prior year. Other costs include expenses incurred for franchise and other taxes, travel, supplies, insurance, depreciation and other miscellaneous charges. The increase was primarily attributable to increased costs for insurance offset by decreases in franchise and other taxes.

Facilities costs include costs paid for rent and utilities at our corporate headquarters in North Carolina. Facilities costs remained relatively unchanged for the years ended December 31, 2022 and 2021.

Research and Development Expenses

Research and development expenses were $5.4 million for the year ended December 31, 2022 as compared to $25.1 million for the same period in the prior year. Research and development expenses include, but are not limited to, (i) expenses incurred under agreements with CROs and investigative sites, which conduct our clinical trials and a substantial portion of our pre-clinical studies; (ii) the cost of supplying clinical trial materials; (iii) payments to contract service organizations, as well as consultants; (iv) employee-related expenses, which include salaries and benefits; and (v) facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities and equipment, depreciation of leasehold improvements, equipment, and other supplies. All research and development expenses are expensed as incurred. Research and development expenses and percentage changes for the years ended December 31, 2022 and 2021, respectively, are as follows:

	Year ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
	2022	2021
Clinical and preclinical development	$4,657,916	$2,653,571	$2,004,345	76%
Personnel costs	684,451	689,183	(4,732)	(1)%
Other costs	35,046	21,804,640	(21,769,594)	(100)%

Clinical and preclinical development costs increased approximately $2.0 million for the year ended December 31, 2022 as compared to the same period in the prior year. Clinical and preclinical development costs consist of expenses associated with our Phase 2 HELP Study for levosimendan, which was completed during fiscal year 2020, the ongoing open label extension phase of this study, costs associated with our intravenous-to-oral levosimendan transition study, and development costs associated with the formulation for imatinib. The increase is primarily attributable to approximately $2.8 million in expenditures for CRO and development costs associated with imatinib offset by decreased costs of approximately $800,000 related to our modified release imatinib.

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Personnel costs decreased $4,732 for the year ended December 31, 2022, as compared to the same period in the prior year. The decrease is primarily attributable to increased compensation costs offset by a decrease in annual bonus expense.

Other costs decreased approximately $21.8 million for the year ended December 31, 2022, as compared to the same period in the prior year. The decrease is primarily attributable to the recognition of in-process research and development acquired as part of the merger with PHPM in the prior period. There were no such expenses incurred in the current year.

Other Income and Expense

Other income and expense include non-operating income and expense items not otherwise recorded in our consolidated statement of comprehensive loss. These items include, but are not limited to, changes in the fair value of financial assets and derivative liabilities, interest income earned and fixed asset disposals. Other income decreased approximately $246,000 for the year ended December 31, 2022, compared to the same period in the prior year. This increase is due primarily to the forgiveness of our loan pursuant to the Paycheck Protection Program (“PPP Loan”) in the prior period.

Financial Overview - Three Months Ended September 30, 2023

Operating Expenses

	Three months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Operating expenses
General and administrative	$1,051,524	$1,377,283	$(325,759)	(24)%
Research and development	1,065,855	1,540,205	(474,350)	(31)%
Total operating expenses	$2,117,379	$2,917,488	$(800,109)	(27)%

General and Administrative Expenses

General and administrative expenses were $1.0 million for the three months ended September 30, 2023, compared to $1.4 million for the same period in 2022. General and administrative expenses consist primarily of compensation for executive, finance, legal and administrative personnel, including stock-based compensation. Other general and administrative expenses include facility costs not otherwise included in research and development expenses, legal and accounting services, and other professional and consulting services. General and administrative expenses and percentage changes for the three months ended September 30, 2023 and 2022, respectively, are as follows:

	Three months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Personnel costs	$439,622	$489,369	$(49,747)	(10)%
Legal and professional fees	412,121	668,172	(256,051)	(38)%
Other costs	196,820	180,390	16,430	9%
Facilities	2,961	39,352	(36,391)	(92)%
Total general and administrative expenses	$1,051,524	$1,377,283	$(325,759)	(24)%

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Personnel costs decreased approximately $50,000 for the three months ended September 30, 2023, compared to the same period in the prior year. The change was primarily due to decreased employment related costs due to lower headcount in the current period compared to the same period in the prior year.

Legal and professional fees decreased approximately $256,000 for the three months ended September 30, 2023, compared to the same period in the prior year. Professional fees consist of the costs incurred for accounting fees, capital market expenses, consulting fees and investor relations services, as well as fees paid to the members of our Board of Directors.

Legal fees decreased approximately $24,000 for the three months ended September 30, 2023, compared to the same period in the prior year. The change was primarily due to decreased legal fees associated with general corporate matters, fundraising activities and IP costs that were incurred during the same period in the prior year.

Professional fees decreased approximately $232,000 for the three months ended September 30, 2023, compared to the same period in the prior year. The change was primarily attributable to decreased capital market expenses and consulting expenses offset by increases in accounting costs.

Other costs increased approximately $16,000 for the three months ended September 30, 2023, compared to the same period in the prior year. Other costs include expenses incurred for franchise and other taxes, travel, supplies, insurance, depreciation and other miscellaneous charges. The change was primarily attributable to increased costs for insurance and general office supplies offset by decreases in dues, franchise and other taxes and banking fees.

Facilities costs include costs paid for rent and utilities at our corporate headquarters in North Carolina. Facilities costs decreased approximately $36,000 for the three months ended September 30, 2023, compared to the same period in the prior year. The decrease is the result of the Company’s relocation to new shared office space resulting in lower rent costs.

Research and Development Expenses

Research and development expenses were approximately $1.1 million for the three months ended September 30, 2023, compared to $1.5 million for the same period in the prior year. Research and development expenses include, but are not limited to, (i) expenses incurred under agreements with CROs and investigative sites, which conduct our clinical trials and a substantial portion of our pre-clinical studies; (ii) the cost of supplying clinical trial materials; (iii) payments to contract service organizations, as well as consultants; (iv) employee-related expenses, which include salaries and benefits; and (v) facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities and equipment, depreciation of leasehold improvements, equipment, and other supplies. All research and development expenses are expensed as incurred. Research and development expenses and percentage changes for the three months ended September 30, 2023 and 2022, respectively, are as follows:

	Three months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Clinical and preclinical development	$978,767	$1,376,795	$(398,028)	(29)%
Personnel costs	71,898	146,685	(74,787)	(51)%
Other costs	15,190	16,725	(1,535)	(9)%
Total research and development expenses	$1,065,855	$1,540,205	$(474,350)	(31)%

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Clinical and preclinical development costs decreased approximately $398,000 for the three months ended September 30, 2023 compared to the same period in the prior year. Clinical and preclinical development costs for the three months ended September 30, 2023 consist of start-up costs related to the LEVEL trial, compared with costs for the three months ended September 30, 2022 associated with our imatinib Phase 1 Pharmacokinetics Study, imatinib Phase 3 IMPROVE Study, and development costs associated with the formulation for imatinib. The decrease is primarily attributable to lower Phase 1 and Phase 3 costs for imatinib, since the Company paused clinical development activities for this product candidate in 2022, offset by increased LEVEL trial costs in the third quarter of 2023.

Personnel costs decreased approximately $75,000 for the three months ended September 30, 2023, compared to the same period in the prior year, primarily attributable to the timing of general employment costs.

Other costs decreased approximately $1,500 for the three months ended September 30, 2023, compared to the same period in the prior year, primarily attributable to decreased regulatory consulting costs.

Other Income and Expense

Other income and expense include non-operating income and expense items not otherwise recorded in our consolidated statement of comprehensive loss. These items include but are not limited to interest income earned and fixed asset disposals. Interest expense increased approximately $4,965 for the three months ended September 30, 2023, compared to the same period in the prior year. The change is due primarily to interest expense paid on the premium finance note agreement (the “Note”) with AFCO Credit Corporation. Other income increased approximately $149,000 primarily related to interest income on cash deposits as a result of the February 2023 offering.

Financial Overview - Nine Months Ended September 30, 2023

Operating Expenses

	Nine months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Operating expenses
General and administrative	$3,363,511	$4,255,454	$(891,943)	(21)%
Research and development	1,529,493	4,242,565	(2,713,072)	(64)%
Total operating expenses	$4,893,004	$8,498,019	$(3,605,015)	(42)%

General and Administrative Expenses

General and administrative expenses were $3.3 million for the nine months ended September 30, 2023, compared to $4.3 million for the same period in 2022. General and administrative expenses consist primarily of compensation for executive, finance, legal and administrative personnel, including stock-based compensation. Other general and administrative expenses include facility costs not otherwise included in research and development expenses, legal and accounting services, and other professional and consulting services. General and administrative expenses and percentage changes for the nine months ended September 30, 2023 and 2022, respectively, are as follows:

	Nine months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Personnel costs	$1,446,549	$1,617,284	$(170,735)	(11)%
Legal and professional fees	1,299,021	1,918,403	(619,382)	(32)%
Other costs	592,174	606,538	(14,364)	(2)%
Facilities	25,767	113,229	(87,462)	(77)%
Total general and administrative expenses	$3,363,511	$4,255,454	$(891,943)	(21)%

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Personnel costs decreased approximately $171,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. The change was primarily due to decreased employment related costs in the current period compared to the same period in the prior year.

Legal and professional fees decreased approximately $619,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. Professional fees consist of the costs incurred for accounting fees, capital market expenses, consulting fees and investor relations services, as well as fees paid to the members of our Board of Directors.

Legal fees decreased approximately $335,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. The change was primarily due to decreased legal fees associated with general corporate matters, fundraising activities and IP costs that were incurred during the same period in the prior year.

Professional fees decreased approximately $284,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. The decrease was primarily attributable to decreased investor relations and consulting fees offset by increases in capital market fees and accounting costs.

Other costs decreased approximately $14,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. Other costs include expenses incurred for franchise and other taxes, travel, supplies, insurance, depreciation and other miscellaneous charges. The change was primarily attributable to decreased costs for travel, dues, taxes and general office supplies offset by increased costs for insurance.

Facilities costs include costs paid for rent and utilities at our corporate headquarters in North Carolina. Facilities costs decreased approximately $87,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. The decrease is the result of the Company’s relocation to new shared office space resulting in lower rent costs.

Research and Development Expenses

Research and development expenses were $1.5 million for the nine months ended September 30, 2023, compared to $4.2 million for the same period in the prior year. Research and development expenses include, but are not limited to, (i) expenses incurred under agreements with CROs and investigative sites, which conduct our clinical trials and a substantial portion of our pre-clinical studies; (ii) the cost of supplying clinical trial materials; (iii) payments to contract service organizations, as well as consultants; (iv) employee-related expenses, which include salaries and benefits; and (v) facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities and equipment, depreciation of leasehold improvements, equipment, and other supplies. All research and development expenses are expensed as incurred. Research and development expenses and percentage changes for the nine months ended September 30, 2023 and 2022, respectively, are as follows:

	Nine months ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
	2023	2022
Clinical and preclinical development	$1,119,920	$3,751,696	$(2,631,776)	(70)%
Personnel costs	340,625	466,223	(125,598)	(27)%
Other costs	68,948	24,646	44,302	180%
Total research and development expenses	$1,529,493	$4,242,565	$(2,713,072)	(64)%

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Clinical and preclinical development costs decreased approximately $2.6 million for the nine months ended September 30, 2023 compared to the same period in the prior year. Clinical and preclinical development costs for the nine months ended September 30, 2023 consist of start-up costs related to the LEVEL trial, compared to costs incurred in the same period in the prior year related to the Phase 2 HELP Open Label Extension Study for levosimendan, and costs associated with our imatinib Phase 1 Pharmacokinetics Study, imatinib Phase 3 IMPROVE Study, and development costs associated with the formulation for imatinib. The decrease is primarily attributable to lower Phase 1 and Phase 3 costs for imatinib, since the Company paused clinical development activities for this product candidate in 2022, offset by increased LEVEL trial costs in the third quarter of 2023.

Personnel costs decreased approximately $126,000 for the nine months ended September 30, 2023, compared to the same period in the prior year, primarily attributable to the timing of general employment costs.

Other costs increased approximately $44,000 for the nine months ended September 30, 2023, compared to the same period in the prior year, primarily attributable to increased regulatory consulting costs.

Other Income and Expense

Other income and expense include non-operating income and expense items not otherwise recorded in our consolidated statement of comprehensive loss. These items include but are not limited to interest income earned and fixed asset disposals. Interest expense increased approximately $17,000 for the nine months ended September 30, 2023, compared to the same period in the prior year. This increase is due primarily to interest expense paid on the Note. Other income increased $426,000 primarily related to an earned license fee and interest income earned on higher cash balances resulting from our securities offering offset, offset by the lease loss of $140,000.

Liquidity, Capital Resources and Plan of Operation

We have incurred losses since our inception and, as of September 30, 2023, we had an accumulated deficit of approximately $294.0 million. We will continue to incur losses until we generate sufficient revenue to offset our expenses, and we anticipate we will continue to incur net losses for at least the next several years. We expect to incur additional expenses related to our development and potential commercialization of levosimendan in the LEVEL trial and imatinib for pulmonary hypertension and other potential indications, as well as identifying and developing other potential product candidates, and as a result, we will need to generate significant net product sales, royalty and other revenues to achieve profitability.

The process of conducting preclinical studies and clinical trials necessary to obtain approval from the FDA is costly and time consuming. The probability of success for each product candidate and clinical trial may be affected by a variety of factors, including, among other things, the quality of the product candidate’s early clinical data, investment in the program, competition, manufacturing capabilities and commercial viability. As a result of the uncertainties discussed above, uncertainty associated with clinical trial enrollment and risks inherent in the development process, we are unable to determine the duration and completion costs of current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates. Development timelines, probability of success and development costs vary widely. We are currently focused on developing our two product candidates, levosimendan and imatinib, and have prioritized levosimendan in the short-term; however, we will need substantial additional capital in the future in order to complete the development and potential commercialization of levosimendan and imatinib, and to continue with the development of other potential product candidates.

Liquidity

We have financed our operations since September 1990 through the issuance of debt and equity securities and loans from stockholders. We had total current assets of approximately $11.9 million and $3.2 million and working capital of approximately $11.3 million and $1.4 million as of September 30, 2023 and December 31, 2022, respectively. Our practice is to invest excess cash, where available, in short-term money market investment instruments and high quality corporate and government bonds.

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Clinical and Preclinical Product Development

We have completed the open label extension phase of the levosimendan HELP clinical trial, during which patients were transitioned from an intravenous to oral formulation of levosimendan for the treatment of pulmonary hypertension. In the third quarter of 2023, we also began site qualification and selection processes for the LEVEL trial, with site initiations commencing in the fourth quarter of 2023. Our ability to continue to pursue development of our products beyond the first quarter of calendar year 2024, including completing the LEVEL trial, will depend on obtaining license income or outside financial resources. There is no assurance that we will obtain any license agreement or outside financing or that we will otherwise succeed in obtaining any necessary resources.

The COVID-19 pandemic or a similar epidemic could in the future, directly or indirectly, adversely affect our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to or impact from respiratory illnesses or other similar widespread infections if an outbreak occurs in their geography. Further, some patients may be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services, or if the patients become infected with COVID-19 or a similar disease themselves, which would delay our ability to complete our clinical trials or release clinical trial results.

Financings

As retrospectively adjusted for our Reverse Stock Split, on February 3, 2023, we sold in a registered public offering (i) an aggregate of 86,994 shares of our Common Stock and pre-funded warrants to purchase an aggregate of 21,341 shares of our Common Stock and (ii) accompanying warrants to purchase up to an aggregate of 216,667 shares of our Common Stock at a combined offering price of $144.00 per share of Common Stock and associated warrant, or $143.92 per pre-funded warrant and associated warrant, resulting in gross proceeds to the Company of approximately $15.6 million. Net proceeds of the offering were approximately $14.1 million, after deducting the placement agent fees and offering expenses payable by the Company.

As retrospectively adjusted for our Reverse Stock Splits, on May 17, 2022, we sold 6,623 units in a private placement at a purchase price of $1,240.00 per unit for net proceeds of approximately $7.9 million. Each unit consisted of one unregistered pre-funded warrant to purchase one share of our Common Stock and one unregistered warrant to purchase one share of Common Stock.

Comparisons of Cash Flows - Years Ended December 31, 2022 Compared to 2021

	Year ended December 31,
	2022	2021
Net cash (used in) operating activities	$(12,012,873)	$(10,856,203)
Net cash (used in) provided by investing activities	(2,323)	452,609
Net cash provided by financing activities	8,554,956	9,737,275

Net cash (used in) operating activities

Net cash used in operating activities was approximately $12.0 million for the year ended December 31, 2022 compared to approximately $10.9 million for the year ended December 31, 2021. The increase in cash used for operating activities was primarily due to an increase in our annual insurance premiums, trade accounts payable and accrued compensation as compared to the prior year.

Net cash (used in) provided by investing activities

Net cash used in or provided by investing activities was approximately $(2,323) for the year ended December 31, 2022, compared to approximately $454,000 in the year ended December 31, 2021. The decrease in cash provided by investing activities was primarily due to the purchase of fixed assets in the current period offset by the sale of marketable securities in the prior period.

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Net cash provided by financing activities

Net cash provided by financing activities was approximately $8.6 million for the year ended December 31, 2022 and is primarily attributable to net proceeds from the sale of stock units in our May 2022 private placement of $7.9 million and the exercise of stock warrants of $0.6 million.

Net cash provided by financing activities was approximately $9.7 million for the year ended December 31, 2021 and is primarily attributable to net proceeds from the sale of stock units in our July 2021 private placement of $9.2 million and the exercise of stock warrants of $0.5 million.

Comparisons of Cash Flows - Nine Months Ended September 30, 2023 Compared to 2022

	Nine months ended September 30,
	2023	2022
Net cash (used in) operating activities	$(4,728,992)	$(9,699,791)
Net cash provided by (used in) investing activities	2,843	(6,323)
Net cash provided by financing activities	13,743,603	7,928,591

Net cash used in operating activities

Net cash used in operating activities was approximately $4.7 million for the nine months ended September 30, 2023, compared to approximately $9.7 million for the nine months ended September 30, 2022. The decrease in cash used for operating activities was primarily due to lower expense activity in the current period as compared to the prior year.

Net cash provided by (used in) investing activities

Net cash provided by investing activities was approximately $2,843 for the nine months ended September 30, 2023, compared to net cash used in investing activities of approximately $6,300 in the nine months ended September 30, 2022. The increase in cash provided by investing activities was primarily due to the sale of office furniture related to the relocation of the Company’s headquarters.

Net cash provided by financing activities

Net cash provided by financing activities was approximately $14.0 million for the nine months ended September 30, 2023, compared to approximately $8.0 million in the nine months ended September 30, 2022. The increase in cash provided by financing activities was due to the net proceeds from the February 3, 2023 sale of Common Stock and warrants and the exercise of warrants.

Operating Capital and Capital Expenditure Requirements

Our future capital requirements will depend on many factors that include, but are not limited to the following:

•	the initiation, progress, timing and completion of clinical trials for our product candidates and potential product candidates;

•	the outcome, timing and cost of regulatory approvals and the regulatory approval process;

•	delays that may be caused by changing regulatory requirements;

•	the number of product candidates we pursue;

•	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims;

•	the timing and terms of future collaboration, licensing, consulting or other arrangements that we may enter into;

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•	the cost and timing of establishing sales, marketing, manufacturing and distribution capabilities;

•	the cost of procuring clinical and commercial supplies of our product candidates;

•	the extent to which we acquire or invest in businesses, products or technologies;

•	delays that may be caused by the global coronavirus pandemic or similar global societal disruptions; and

•	the possible costs of litigation.

Based on our working capital on September 30, 2023, we believe we have sufficient capital on hand to continue to fund operations through to the first quarter of calendar year 2024.

We will need substantial additional capital beyond the first quarter of calendar year 2024 assuming ongoing preparation, planning activities, and other outsourced activities associated with the LEVEL trial continue at the expected pace. In addition, we will need additional funding in the future in order to complete enrollment and treatment of patients in the LEVEL trial, complete the regulatory approval and commercialization of levosimendan, as well as to fund the development and commercialization of other future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses. As a result of our historical operating losses and expected future negative cash flows from operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our December 31, 2022 consolidated financial statements include an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our Common Stock and make it more difficult to obtain financing.

If adequate funds are not available, we may also be required to eliminate one or more of our clinical trials, delaying approval of levosimendan or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. We may also consider strategic alternatives, including a sale of our company, merger, other business combination or recapitalization.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS

The following table sets forth information concerning our directors as of January 30, 2024:

Name	Age	Position with Tenax Therapeutics, Inc.	Director Since
June Almenoff, MD, PhD	67	Director	February 2021
Michael Davidson, MD	67	Director	February 2021
Declan Doogan, MD	71	Director	February 2021
Christopher T. Giordano	50	President and Chief Executive Officer and Director	July 2021
Robyn M. Hunter	62	Director	January 2022
Gerald T. Proehl	64	Chair	April 2014
Stuart Rich, MD	74	Chief Medical Officer and Director	February 2021

June Almenoff, MD, PhD has served as a director since February 2021. Dr. Almenoff is currently the Chief Medical Officer at RedHill Biopharma Inc. (NASDAQ: RDHL), a specialty biopharmaceutical company, primarily focused on gastrointestinal and infectious diseases, where she serves on the commercial executive team. From March 2010 to October 2014, Dr. Almenoff served as President and Chief Medical Officer and a member of the board of directors of Furiex Pharmaceuticals, Inc. (previously NASDAQ: FURX) (“Furiex”), a drug development collaboration company that was acquired by Actavis plc (now AbbVie, Inc.) for $1.2 billion in July 2014. Prior to joining Furiex, Dr. Almenoff was at GlaxoSmithKline plc (NYSE: GSK) for twelve years, where she held various positions of increasing responsibility, most recently Vice President in the Clinical Safety organization. Dr. Almenoff is on the investment advisory board of the Harrington Discovery Institute, a private venture philanthropy. She serves on the board of directors of Avalo Therapeutics, Inc. (NASDAQ: AVTX) and is a director-advisor of inSoma Bio, Inc. She previously served as a member of the board of directors of Brainstorm Therapeutics, Inc. (NASDAQ: BCLI), Tigenix NV (formerly NASDAQ: TIG), OHR Pharmaceutical Inc. (formerly NASDAQ: OHRP), Kurome Therapeutics, Inc., and as executive chair of the board of directors of RDD Pharma, Ltd. Dr. Almenoff received her B.A. cum laude from Smith College and graduated with AOA honors from the M.D.-Ph.D. program at the Icahn (Mt. Sinai) School of Medicine. She completed post-graduate medical training at Stanford University Medical Center and served on the faculty of Duke University School of Medicine. She is an adjunct Professor at Duke, a Fellow of the American College of Physicians and has authored over 60 publications.

Michael Davidson, MD has served as a director since February 2021. Since August 2020, Dr. Davidson has served as the Chief Executive Officer of New Amsterdam Pharma B.V., a clinical stage company focused on the treatment of cardio-metabolic diseases. Since April 2007, Dr. Davidson has also served as Clinical Professor and Director of the Lipid Clinic at the University of Chicago Pritzker School of Medicine. From January 2016 to July 2020, Dr. Davidson was the Founder and Chief Scientific Officer and a director of Corvidia Therapeutics, a company focused on the development of transformational therapies for cardio-renal diseases, which was acquired by Novo-Nordisk for up to $2.1 billion in June 2020. Prior to that, from November 2009 to January 2016, Dr. Davidson was the co-founding Chief Medical Officer of Omthera Pharmaceuticals, Inc., a specialty pharmaceuticals company focusing its efforts on the clinical development of new therapies for dyslipidemia, which was acquired by AstraZeneca plc in 2013 for $443 million. Earlier in his career, he founded the Chicago Center for Clinical Research, which became the largest investigator site in the United States and was acquired by PPD, Inc. in 1996. He currently serves as a member of the board of directors of Caladrius Biosciences, Inc. (NASDAQ: CLBS), Silence Therapeutics PLC (NASDAQ: SLN), Sonogene LLC, Jocasta Neuroscience, Inc. and Trofi Nutritionals, Inc. His research background encompasses both pharmaceutical and nutritional clinical trials including extensive research on statins, novel lipid-lowering drugs, and omega-3 fatty acids. Dr. Davidson is board-certified in internal medicine, cardiology, and clinical lipidology and served as President of the National Lipid Association from 2010 to 2011. He received his B.A./M.S. from Northwestern University and M.D. from The Ohio State University School of Medicine.

Declan Doogan, MD has served as a director since February 2021. Since November 2019, Dr. Doogan has served as co-founder and Chief Medical Officer of Juvenescence Ltd., a life sciences company developing therapies to modify aging and increase healthy human lifespan. From June 2013 to May 2019, Dr. Doogan served as Chief Executive Officer of Portage Biotech, Inc. (NASDAQ: PRTG), a clinical-stage immuno-oncology company, where he currently remains a director. From 2007 to 2012, Dr. Doogan held various executive roles at Amarin Corporation (NASDAQ: AMRN), a pharmaceutical company focused on cardiovascular disease management, including Head of Research and Development, Interim Chief Executive Officer, and Chief Medical Officer. Prior to that, from 1982 to 2007, he held a number of executive positions in the U.S., the U.K. and Japan at Pfizer, Inc. (NYSE: PFE), a multinational pharmaceutical and biotechnology corporation, and was most recently the Senior Vice President and Head of Worldwide Development. Beyond his executive career, Dr. Doogan is an investor in emerging biotechnology companies, and is a partner at Mediqventures Ltd., a biotech merchant bank and investment firm. In addition to Portage Biotech, Inc., Dr. Doogan currently serves as a member of the board of directors of Apterna Ltd. and Causeway Therapeutics Ltd. Dr. Doogan previously served as chairman of the board of directors of Biohaven Pharmaceuticals (NYSE: BHVN) and a member of the boards of directors of Intensity Therapeutics, Inc. (NASDAQ: INTS), Sosei Group Corporation (TSE: 4565), Kleo Pharmaceuticals, Inc. and Celleron Therapeutics Ltd. Dr. Doogan has also held professorships at Harvard School of Public Health, Glasgow University Medical School and Kitasato University (Tokyo). He received his medical degree from Glasgow University. He is a Fellow of the Royal College of Physicians and the Faculty Pharmaceutical Medicine and holds a Doctorate of Science at the University of Kent in the U.K.

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Christopher T. Giordano joined the Company as our Chief Executive Officer and a member of our Board of Directors in July 2021 and became President and Chief Executive Officer in October 2021. From March 2018 to July 2021, he served as President of IQVIA Biotech LLC and IQVIA MedTech Inc., a provider of integrated clinical and commercial solutions to medical device and small biotech companies, where he led an executive team that managed a clinical trial portfolio that grew from 250 to 400 active projects during his three years of leadership. Prior to that role, from August 2008 to March 2018, Mr. Giordano held roles of increasing responsibility at Quintiles Transnational Holdings Inc., a provider of pharmaceutical outsourcing services (acquired by IMS Health Holdings, Inc. in October 2016 to become IQVIA Holdings Inc.), and was most recently Global Vice President of the cardiovascular, renal, and metabolic group. From January 2001 to July 2008, Mr. Giordano served in various sales and operational roles at PPD, Inc., a global clinical research organization. Mr. Giordano holds a B.A. (summa cum laude) in English from the University of San Diego and a M.A. in English from the University of North Carolina at Chapel Hill.

Robyn M. Hunter has served as a director since January 2022. Since August 2022, she has served as global Chief Financial Officer of Sotio Biotech Inc., a clinical stage immuno-oncology company. Previously, she served as the Chief Financial Officer of Fortress Biotech, Inc. (NASDAQ: FBIO) ("Fortress Biotech") from June 2017 to August 2022, and from August 2011 to June 2017, she served as the Vice President and Corporate Controller of Fortress Biotech. From January 2006 to May 2011, Ms. Hunter served as Senior Vice President and Chief Financial Officer of Schochet Associates, Inc. From August 2004 to January 2006, Ms. Hunter served as the Corporate Controller for Indevus Pharmaceuticals, Inc. From 1990 to 2004, Ms. Hunter held several positions from Accounting Manager to Vice President and Treasurer of The Stackpole Corporation. Ms. Hunter holds a B.A. in Economics from Union College in Schenectady, New York.

Gerald T. Proehl has served as a director since April 2014. Since June 2015, Mr. Proehl has served as Founder, President, Chief Executive Officer and Chair of the board of directors of Dermata Therapeutics, Inc., a biotechnology company (NASDAQ: DRMA). In January 1999, Mr. Proehl co-founded Santarus, Inc., a specialty biopharmaceutical company, and through January 2014, until its sale to Salix Pharmaceuticals, Ltd. for $2.6 billion, he held various leadership roles, including as President, Chief Executive Officer and a director. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel (HMR) for 14 years where he served in various capacities, including Vice President of Global Marketing. During his career at HMR he worked across numerous therapeutic areas, including central nervous system, cardiovascular, and gastrointestinal. In addition to Dermata Therapeutics, Mr. Proehl serves on the board of directors of Kinetek Sports, Inc. Mr. Proehl previously served on the boards of Sophiris Bio Inc. (formerly OTCQB: SPHS), Ritter Pharmaceuticals, Inc. (formerly NASDAQ: RTTR), and Auspex Pharmaceuticals, Inc. (formerly NASDAQ: ASPX). Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst University.

Stuart Rich, MD has served as our Chief Medical Officer since January 2021 and a director since February 2021. Dr. Rich joined the Company from PHPrecisionMed Inc. (PHPM), where he was a co-founder and held the positions of Chief Executive Officer and Director from October 2018 until PHPM’s merger with the Company in January 2021. Beginning July 2015, Dr. Rich has served as Professor of Medicine (and since 2021, Professor Emeritus) at Northwestern University Feinberg School of Medicine. He was co-founder and a Trustee of the Pulmonary Vascular Research Institute from 2006 until 2023, a U.K. based charity. From July 2015 until January 2021 he also served as the Director of the Pulmonary Vascular Disease Program at the Bluhm Cardiovascular Institute of Northwestern University, and since January 2006 he has served as a Director of the Cardiovascular Medical and Research Foundation, a U.S. based charity. He was a standing member of the Cardiovascular and Renal Advisory Committee of the U.S. Food and Drug Administration from 2002 through 2013. Prior to Northwestern University, Dr. Rich was Professor of Medicine at the Section of Cardiology of the University of Chicago Pritzker School of Medicine from September 2004 to July 2015. Dr. Rich also served as the Chief Medical Officer (part-time) of United Therapeutics from October 2003 until December 2004. He was Professor of Medicine at the Rush Heart Institute of the Rush University School of Medicine from July 1996 to September 2004 and Professor of Medicine and Chief of the Section of Cardiology at the University of Illinois College of Medicine in Chicago from July 1980 to July 1996. Dr. Rich received his B.S. in Biology at the University of Illinois and his M.D. at Loyola University Stritch School of Medicine, and he completed his residency in medicine at the Washington University of St. Louis and his fellowship in cardiology at the University of Chicago.

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EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of January 30, 2024:

Name	Age	Position with Tenax Therapeutics, Inc.
Christopher T. Giordano	50	President and Chief Executive Officer and Director
Lawrence R. Hoffman	69	Interim Chief Financial Officer
Stuart Rich, MD	74	Chief Medical Officer and Director

The biographies of Mr. Giordano and Dr. Rich appear above, under the heading “Directors”.

Lawrence R. Hoffman has served as our Interim Chief Financial Officer since January 2024. Since November 2021, Mr. Hoffman has served as a consultant to several companies through Danforth, including as Interim Chief Financial Officer for SCYNEXIS, Inc. (Nasdaq: SCYX) from November 2021 until October 2022. Prior to joining Danforth, from February 2018 to October 2021, Mr. Hoffman was Chief Financial Officer of Sermonix Pharmaceuticals, Inc. Prior to that, Mr. Hoffman has held executive management positions at multiple public and private companies in the United States. Mr. Hoffman holds a B.S. in Business Administration from La Salle University, a J.D. from Temple University School of Law, an LL.M. (taxation) from Villanova University School of Law, and is a Certified Public Accountant in Pennsylvania.

CORPORATE GOVERNANCE MATTERS

Director Independence

In accordance with the applicable Nasdaq Listing Rules, our Board of Directors must consist of a majority of “independent directors”, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that directors Drs. Almenoff, Davidson, and Doogan, Mr. Proehl and Ms. Hunter are independent directors in accordance with applicable Nasdaq Listing Rules. In making these determinations, the Board reviewed the information provided by the director nominees with regard to each individual’s business and personal activities as they may relate to us and our management.

Standing Committees

Our Board of Directors has three standing committees: the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Copies of the charters of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees, as they may be amended from time to time, are available on our website at http://www.tenaxthera.com.

The Board of Directors has determined that all of the members of each of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees are independent as defined under applicable Nasdaq Listing Rules. In addition, the Board has determined that Ms. Hunter, and Drs. Almenoff and Davidson meet the additional test for independence for audit committee members and Ms. Hunter, Mr. Proehl and Dr. Davidson meet the additional test for independence for compensation committee members imposed by SEC regulations and the Nasdaq Listing Rules.

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The following table provides membership information of our directors on each committee of our Board of Directors as of January 30, 2024.

	Audit and Compliance Committee	Compensation Committee	Corporate Governance and Nominating Committee
June Almenoff

Michael Davidson

Declan Doogan

Robyn M. Hunter

Gerald T. Proehl

 = Committee Chair

 = Member

Family Relationships

There is no family relationship between any director, executive officer, or person nominated to become a director or executive officer of our Company.

EXECUTIVE COMPENSATION

The following tables and narrative discussion describe the material elements of our executive compensation program during 2023. We also provide an overview of our executive compensation philosophy, including our principal compensation policies and practices.

Our “named executive officers” for fiscal year 2023 includes the individual who served as our principal executive officer during 2023, the only other person serving as an executive officer as of December 31, 2023, and the individual who formerly served as our principal financial officer during 2023 (who died in December 2023). Our named executive officers (“NEOs”) for 2023 were:

•	Christopher T. Giordano, our President and Chief Executive Officer (our “CEO”);
•	Stuart Rich, our Chief Medical Officer (our “CMO”); and
•	Eliot M. Lurier, our Former Interim Chief Financial Officer (our “Former Interim CFO”).

2023 Summary Compensation Table

		Salary	Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)		($)		($)		($)
Christopher T. Giordano	2023	405,300	--		--	(3)	36,820	(4)	442,120
President and Chief Executive Officer	2022	386,000	104,296	(5)	144,750	(6)	32,286	(7)	667,332

Stuart Rich	2023	318,000	--		--	(8)	36,023	(9)	354,023
Chief Medical Officer	2022	309,000	52,148	(10)	92,700	(11)	14,296	(12)	468,144

Eliot M. Lurier (13)	2023	--	--		--		166,288	(14)	166,288
Former Interim Chief Financial Officer	2022	--	--		--		221,700	(14)	221,700

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(1)	Reflects base salary earned during the fiscal year covered.
(2)

The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note F to our Financial Statements for the year ended December 31, 2022, included in our Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

(3)

For 2023, such amount has not been determined by the Compensation Committee, but is expected to be calculated by March 2024. Mr. Giordano is eligible to receive a target cash bonus of $193,000, if the Compensation Committee calculates that the predetermined operational goals have been achieved at 100%.

(4)	Consists of $23,620 of health and benefit premiums for coverage of Mr. Giordano and his eligible dependents and $13,200 of Company contributions to Mr. Giordano’s 401(k) plan.
(5)

During 2022, we granted an option to purchase 125 shares of Common Stock at an exercise price of $992 per share to Mr. Giordano, as retrospectively adjusted for the Reverse Stock Splits. The option is exercisable as to one-fourth of the shares underlying the option on each of June 9, 2023, June 9, 2024, June 9, 2025 and June 9, 2026, subject to Mr. Giordano’s continued employment.

(6)

Mr. Giordano was eligible to receive a target cash bonus of $193,000, if the Compensation Committee calculated that the predetermined operational goals had been achieved at 100%. In March 2023, the Compensation Committee calculated the predetermined operational goals for 2022 had been achieved at 75% resulting in a cash bonus of $144,750 paid to Mr. Giordano.

(7)	Consists of $20,086 of health and benefit premiums for coverage of Mr. Giordano and his eligible dependents and $12,200 of Company contributions to Mr. Giordano’s 401(k) plan.
(8)

For 2023, such amount has not been determined by the Compensation Committee, but is expected to be calculated by March 2024. Dr. Rich is eligible to receive a target cash bonus of $123,600, if the Compensation Committee calculates that the predetermined operational goals have been achieved at 100%.

(9)	Consists of $22,823 of benefit premiums for Dr. Rich and $13,200 of Company contributions to Dr. Rich’s 401(k) plan.
(10)

During 2022, we granted an option to purchase 63 shares of Common Stock at an exercise price of $992 per share to Dr. Rich, as retrospectively adjusted for the Reverse Stock Splits. The option is exercisable as to one-fourth of the shares underlying the option on each of June 9, 2023, June 9, 2024, June 9, 2025 and June 9, 2026, subject to Dr. Rich’s continued employment.

(11)

Dr. Rich was eligible to receive a target cash bonus of $123,600, if the Compensation Committee calculated that the predetermined operational goals had been achieved at 100%. In March 2023, the Compensation Committee calculated the predetermined operational goals for 2022 had been achieved at 75% resulting in a cash bonus of $92,700 paid to Dr. Rich.

(12)	Consists of $2,096 of benefit premiums for Dr. Rich and $12,200 of Company contributions to Dr. Rich’s 401(k) plan.
(13)	Mr. Lurier died in December 2023.
(14)

Mr. Lurier was a consulting Interim Chief Financial Officer employed by Danforth and was contracted on a part time basis beginning in October 2021. We paid $166,288 in consulting fees to Danforth for Mr. Lurier’s services in fiscal year 2023 and $221,700 in 2022.

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Narrative to Summary Compensation Table

Elements of Compensation

During the year ended December 31, 2023, we compensated our Named Executive Officers generally through a mix of (i) base salary and (ii) annual cash bonus based on achievement of predetermined operational goals. We did not issue long-term equity compensation because the Board determined there were insufficient shares reserved under our 2022 Stock Incentive Plan.

Mr. Lurier was our Interim Chief Financial Officer employed by Danforth and was compensated on an hourly basis in accordance with his consulting agreement (the “Danforth Consulting Agreement”). See “Employment and Other Contracts - Eliot M. Lurier” for further discussion of Mr. Lurier's consulting agreement.

Annual Base Salaries

Mr. Giordano and Dr. Rich received a base salary to compensate them for services rendered to us during the year ended December 31, 2023. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In the year ended December 31, 2023, we paid an annual base salary of $405,300 to Mr. Giordano and $318,000 to Dr. Rich.

Cash Bonuses

Under each of their employment agreements, Mr. Giordano and Dr. Rich are eligible to receive annual cash bonuses based on the achievement of annual goals. During the year ended December 31, 2023, Mr. Giordano and Dr. Rich are eligible to receive a target cash bonus consisting of 50% and 40%, respectively, of their base salaries, based on 100% achievement of the predetermined operational goals. There is no cap on the bonuses for greater than 100% achievement of goals, and there is no pre-identified threshold amount that must be achieved to receive any cash bonus payment. Our Compensation Committee has not yet evaluated performance for fiscal year 2023, but consistent with the determinations made for fiscal year 2022, expects to do so in March 2024.

Long-Term Equity Compensation

Provided we have sufficient shares reserved under our 2022 Stock Incentive Plan, we typically award stock options to our key employees, including to our non-executive employees, on an annual basis and subject to approval by (i) the Board of Directors upon the Compensation Committee’s recommendation with respect to executive officers and (ii) the Compensation Committee with respect to all other employees.

Other Elements of Compensation

Employee Benefits and Perquisites

We maintain broad based benefits that are provided to all employees, including health and dental insurance. Our executive officers are eligible to participate in all of our employee benefit plans, in each case, on the same basis as other employees.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with certain NEOs, each such officer is entitled to specified benefits in the event of the termination of his employment under specified circumstances, including termination following a change in control of the Company. We have provided more detailed information about these benefits under the caption “-Employment and Other Contracts” below.

77

Employment and Other Contracts

Christopher T. Giordano

We entered into an executive employment agreement with Mr. Giordano, effective July 6, 2021 (the “Giordano Employment Agreement”). Under the Giordano Employment Agreement, Mr. Giordano initially received an annual base salary of $375,000, which has been subsequently increased to $469,000, effective January 1, 2024. Mr. Giordano also will receive participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers. Under the Giordano Employment Agreement, Mr. Giordano will receive an annual cash bonus consisting of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). The Giordano Employment Agreement also provides for the grant of the following employment inducement stock options (as retrospectively adjusted for the Reverse Stock Split): (i) a one-time stock option grant of 3,125 shares of Common Stock with four-year straight-line vesting; and (ii) a one-time stock option grant of 1,250 shares of Common Stock with 50% vesting upon the achievement of certain performance metrics related to our clinical trials. As of December 31, 2023, none of the vesting milestones had been achieved and the options were subsequently cancelled. We also reimbursed Mr. Giordano for up to $10,000 of legal expenses related to the Giordano Employment Agreement.

The Giordano Employment Agreement is effective for a one-year term, and automatically renews for additional one-year terms, unless the Giordano Employment Agreement is terminated in advance of renewal or either party gives notice at least 90 days prior to the end of the then-current term of an intention not to renew. If Mr. Giordano is terminated without “cause”, if he terminates his employment for “good reason”, or if the Company elects not to renew the Giordano Employment Agreement, Mr. Giordano would be entitled to receive (i) one-year of base salary, (ii) a pro-rated amount of the annual bonus that he would have received had 100% of goals been achieved, and (iii) one-year of COBRA reimbursements or benefits payments, as applicable. Mr. Giordano’s entitlement to these payments is conditioned upon execution of a release of claims.

For purposes of the Giordano Employment Agreement: (i) “cause” includes (1) a willful material breach of the Giordano Employment Agreement by Mr. Giordano, (2) material misappropriation of Company property, (3) material failure to comply with our policies, (4) abuse of illegal drugs or abuse of alcohol in a manner that interferes with the performance of his duties, (5) dishonest or illegal action that is materially detrimental to the Company, (6) failure to cooperate with internal investigations or law enforcement and regulatory investigations, and (7) failure to disclose material conflicts of interest and (ii) “good reason” includes (1) a material reduction in base salary, (2) a material reduction of Mr. Giordano’s authority, duties or responsibility, (3) certain changes in geographic location of Mr. Giordano’s employment, or (4) a material breach of the Giordano Employment Agreement or other written agreement with Mr. Giordano by the Company.

Stuart Rich

We entered into an employment agreement with Dr. Rich, effective January 15, 2021 (the “Rich Employment Agreement”). Under the Rich Employment Agreement, Dr. Rich initially received an annual base salary of $300,000, which has been subsequently increased to $318,000. Dr. Rich will also receive participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers. Under the Rich Employment Agreement, Dr. Rich is eligible for an annual target cash bonus of 40% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). Pursuant to the Rich Employment Agreement, Dr. Rich received as an inducement award a one-time non-statutory stock option grant of 3,125 shares of Common Stock (as retrospectively adjusted for the Reverse Stock Split). The option award will vest as follows: 25% upon initiation of a Phase 3 trial (the “Trial”); 25% upon database lock of the Trial; 25% upon acceptance for review of an Investigational New Drug Application; and 25% upon approval from the FDA. The option grant has a 10-year term and an exercise price of $2,848 per share.

The Rich Employment Agreement is effective for a one-year term, and automatically renews for additional one-year terms, unless terminated in advance of renewal or either party gives notice at least 90 days prior to the end of the then-current term of an intention not to renew. If Dr. Rich is terminated without “cause”, if he terminates his employment for “good reason, or if we elect not to renew the Rich Employment Agreement, Dr. Rich would be entitled to receive (i) one-year of his then current base salary, (ii) a pro-rated amount of the annual bonus that he would have received had 100% of goals been achieved, (iii) acceleration of vesting of all outstanding equity-based compensation awards held by Dr. Rich, and (iv) one-year of COBRA reimbursements or benefits payments, as applicable. Dr. Rich’s entitlement to these payments is conditioned upon execution of a release of claims.

78

For purposes of the Rich Employment Agreement: (i) “cause” includes (1) a willful material breach of the Rich Employment Agreement by Dr. Rich, (2) material misappropriation of Company property, (3) material failure to comply with our policies, (4) abuse of illegal drugs or abuse of alcohol in a manner that materially interferes with the performance of his duties, (5) dishonest or illegal action that is materially detrimental to the Company, and (6) failure to disclose material conflicts of interest; and (ii) “good reason” includes (1) a material reduction in base salary, (2) a material reduction of his authority, duties or responsibility, or (3) a material breach of the Rich Employment Agreement by the Company.

Eliot M. Lurier

We entered into a consulting agreement with Danforth, dated October 14, 2021, providing for the engagement of Mr. Lurier, a consultant with Danforth, as Interim Chief Financial Officer of the Company (the “Danforth Consulting Agreement”). Pursuant to the Danforth Consulting Agreement, Mr. Lurier was responsible for the Company’s accounting and finance functions and served as our principal financial officer and principal accounting officer. Mr. Lurier provided services to the Company under the Danforth Consulting Agreement as an independent contractor. The Danforth Consulting Agreement may be terminated by us or Danforth (i) with “Cause”, immediately upon written notice to the other party or (ii) without Cause upon 30 days prior written notice to the other party. Pursuant to the Danforth Consulting Agreement, Danforth received cash compensation at a rate of $416 per hour for Mr. Lurier’s services.

As of January 2024, our new Interim Chief Financial Officer, Mr. Hoffman will provide services to the Company as an independent contractor pursuant to the Company’s existing Danforth Consulting Agreement. Pursuant to the Danforth Consulting Agreement, Danforth will receive cash compensation at a rate of $416 per hour for Mr. Hoffman’s services, which rate may be increased by up to 4% annually.

For purposes of the Danforth Consulting Agreement, “Cause” is a material breach of the terms of the Danforth Consulting Agreement which, if curable, is not cured within 10 days of written notice of such default, or the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the NEOs as of December 31, 2023, as retrospectively adjusted for the Reverse Stock Splits.

Outstanding Equity Awards as of December 31, 2023

	Option Awards
Name and Principal Position	Number of securities underlying unexercised options (Exercisable)		Number of securities underlying unexercised options (Unexercisable)		Option exercise price	Option expiration date
	(#)		(#)		($/Sh)
Christopher T. Giordano	31		94	(1)	992	6/9/2032
President and Chief Executive Officer	80	(2)	80		3,152	7/6/2031

Stuart Rich	16		47	(3)	992	6/9/2032
Chief Medical Officer	40	(4)	120		2,848	1/15/2031

Eliot M. Lurier	-		-		-	-
Interim Chief Financial Officer

(1)

The option is exercisable as to one-fourth of the shares of Common Stock underlying the option on each of June 9, 2023, June 9, 2024, June 9, 2025 and June 9, 2026, subject to Mr. Giordano’s continued employment.

(2)

The option is exercisable as to one-fourth of the shares of Common Stock underlying the option on each of July 6, 2022, July 6, 2023, July 6, 2024 and July 6, 2025, subject to Mr. Giordano’s continued employment.

(3)

The option is exercisable as to one-fourth of the shares of Common Stock underlying the option on each of June 9, 2023, June 9, 2024, June 9, 2025 and June 9, 2026, subject to Dr. Rich’s continued employment.

(4)

This option award is exercisable in four equal installments, with 25% vesting after the start of the Trial, 25% vesting after the database lock with respect to the Trial, 25% vesting after the opening of an Investigational New Drug Application with the FDA, and 25% vesting after the approval from the FDA, subject to Dr. Rich’s continued employment.

79

DIRECTOR COMPENSATION

During the fiscal year ended December 31, 2023, our non-employee directors were paid the following compensation for service on the Board of Directors and committees according to the policies established for director compensation by the Corporate Governance and Nominating Committee:

•	An annual director fee in each fiscal year of $45,000 ($75,000 for our Chairman of the Board of Directors), which is paid in equal quarterly installments on the first day of each fiscal quarter;
•

An annual Audit and Compliance Committee member fee in each fiscal year of $7,500 ($15,000 for our Audit and Compliance Committee Chair), which is paid in equal quarterly installments on the first day of each fiscal quarter;

•

An annual Compensation Committee member fee in each fiscal year of $5,000 ($10,000 for our Compensation Committee Chair), which is paid in equal quarterly installments on the first day of each fiscal quarter;

•

An annual Corporate Governance and Nominating Committee member fee in each fiscal year of $3,500 ($7,000 for our Corporate Governance and Nominating Committee Chair), which is paid in equal quarterly installments on the first day of each fiscal quarter;

•

If sufficient shares are available under our 2022 Stock Incentive Plan, an annual grant of 63 stock options (79 stock options in the initial year), which vest one-year after the grant date and are exercisable for a period of ten years, issued at the date of the annual meeting of stockholders each year; and

•	Reimbursement of travel and related expenses for attending Board of Directors and committee meetings, as incurred.

The following table summarizes the compensation paid to non-employee directors for fiscal year ended December 31, 2023:

Director	Fees Earned or Paid in Cash	Option Awards (1)	Stock Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Gerald T. Proehl (Chairman)	88,500	-	-	-	88,500
June Almenoff, MD, PhD	59,500	-	-	-	59,500
Michael Davidson, MD	57,500	-	-	-	57,500
Declan Doogan, MD	48,500	-	-	-	48,500
Robyn M. Hunter	65,000	-	-	-	65,000

(1)

Due to insufficient shares reserved under the 2022 Stock Incentive Plan, the Board determined not to issue an annual option grant to the directors. As of December 31, 2022, as retrospectively adjusted for the Reverse Stock Splits, our non-employee directors then serving on the Board of Directors held the following stock options: Mr. Proehl, 9; Dr. Almenoff, 8; Dr. Davidson, 8; Dr. Doogan, 8; and Ms. Hunter 4.

80

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures

The Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, in which the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit and Compliance Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Notwithstanding anything therein to the contrary, the policy is to be interpreted only in such a manner as to comply with Item 404 of Regulation S-K.

Certain Related Person Transactions

Described below is each transaction occurring since January 1, 2022, and any currently proposed transaction to which we were or are to be a participant, respectively, and in which:

•	The amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•

Any person (i) who since January 1, 2022 served as a director or executive officer of the Company or any member of such person’s immediate family that had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled “Executive Compensation” or (ii) who, at the time when a transaction in which such person had a direct or indirect material interest occurred or existed, was a beneficial owner of more than 5% of our outstanding Common Stock or any member of such person’s immediate family.

Each such transaction is approved pursuant to our related transaction policy.

May 2022 Private Placement (the “May 2022 Offering”)

On May 17, 2022, we entered into a securities purchase agreement with a then-affiliate Armistice Capital, LLC, pursuant to which we agreed to sell and issue to the investor 6,623 units in a private placement at a purchase price of $1,240 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of our Common Stock and (ii) one unregistered warrant to purchase one share of Common Stock, at an exercise price of $1,008 per share with a term of five and a half years, (together with the pre-funded warrants, the “2022 Warrants”). The net proceeds from the May 2022 Offering, after direct offering expenses, were approximately $7.9 million.

Additionally, in connection with the May 2022 Offering, we entered into a warrant amendment agreement (“Warrant Amendment Agreement”) with Armistice, in consideration for Armistice’s purchase of units in the May 2022 Offering, pursuant to which we agreed to amend certain previously issued warrants held by Armistice.

Also, on May 17, 2022, and in connection with the May 2022 Offering, the Company entered into a registration rights agreement with Armistice, pursuant to which the Company agreed to register for resale the shares of Common Stock issuable upon exercise of the 2022 Warrants within 120 days following the effective date of the May 2022 registration rights agreement. Pursuant to the May 2022 registration rights agreement, on May 25, 2022, the Company filed a resale registration statement on Form S-3, which went effective on June 3, 2022.

This description of the May 2022 Offering has been retrospectively adjusted for the Reverse Stock Splits.

81

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP of Raleigh, North Carolina. Pryor Cashman LLP, New York, New York is acting as counsel for the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The historical consolidated financial statements of our Company as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus and in the registration statement have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph regarding our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.TenaxThera.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

82

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

AS OF SEPTEMBER 30, 2023 (UNAUDITED) AND DECEMBER 31, 2022 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (UNAUDITED)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Tenax Therapeutics, Inc

Chapel Hill, North Carolina

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tenax Therapeutics, Inc and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A and Note B to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note A and Note B to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Capital Raise Transaction Involving Equity Instruments
Description of Matter

As disclosed in Note F to the consolidated financial statements, the Company participated in a significant capital raise transaction during the year which involved the issuance of shares of the Company’s Common Stock, unregistered pre-funded warrants, and unregistered Common Stock warrants to purchase shares of the Company’s Common Stock. The accounting for the transaction was complex and a valuation of the freestanding warrants was required, which involved estimation of the fair value, and evaluation of the appropriate classification of both the pre-funded warrants and Common Stock warrants in the consolidated financial statements.

How We Addressed the	Our audit procedures included the following:
Matter in Our Audit
	•	We obtained an understanding of the internal controls and processes in place over management’s process for recording transactions involving equity instruments.

	•	We obtained and read the underlying agreements.

	•	We confirmed shares outstanding with the stock transfer agent as of December 31, 2022.

	•	We verified proper approval of equity transactions by the Board of Directors.

•

We evaluated the Company’s selection of the valuation methodology and significant assumptions used by the Company and evaluated the completeness and accuracy of the underlying data supporting the significant assumptions.

	•	Specifically, when assessing the key assumptions, we evaluated the appropriateness of the Company’s estimates of its credit risk, volatility, dividend yield, and the market risk free rate.

	•	We tested management’s application of the relevant accounting guidance.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2009.

Raleigh, North Carolina

March 30, 2023

F-3

TENAX THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$2,123,682	$5,583,922
Prepaid expenses	738,927	105,078
Other current assets	345,856	-
Total current assets	3,208,465	5,689,000
Right of use asset	179,503	287,692
Property and equipment, net	7,189	7,108
Other assets	9,552	8,435
Total assets	$3,404,709	$5,992,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$448,425	$859,638
Accrued liabilities	775,045	704,340
Note Payable	624,302	-
Total current liabilities	1,847,772	1,563,978
Long term liabilities
Lease liability	64,196	183,589
Total long term liabilities	64,196	183,589
Total liabilities	1,911,968	1,747,567

Commitments and contingencies; see Note 7
Stockholders' equity
Preferred stock, undesignated, authorized 4,818,654 shares; See Note 8
Series A Preferred stock, par value $.0001, issued 5,181,346 shares; outstanding 210, as of December 31, 2022 and December 31, 2021, respectively	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 2,291,809 as of December 31, 2022 and 1,260,346 as of December 31, 2021	4,584	2,521
Additional paid-in capital	291,030,237	282,736,332
Accumulated deficit	(289,542,080)	(278,494,185)
Total stockholders’ equity	1,492,741	4,244,668
Total liabilities and stockholders' equity	$3,404,709	$5,992,235

The accompanying notes are an integral part of these Consolidated Financial Statements

F-4

TENAX THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	The year ended December 31,
	2022	2021

Operating expenses
General and administrative	$5,675,231	$7,580,847
Research and development	5,377,412	25,147,394
Total operating expenses	11,052,643	32,728,241

Net operating loss	11,052,643	32,728,241

Interest expense	4,443	949
Other income, net	(9,191)	(254,832)
Net loss	$11,047,895	$32,474,358

Unrealized gain on marketable securities	-	(70)
Total comprehensive loss	$11,047,895	$32,474,288

Net loss per share, basic and diluted	$(7.51)	$(31.56)
Weighted average number of common shares outstanding, basic and diluted	1,471,303	1,028,862

The accompanying notes are an integral part of these Consolidated Financial Statements

F-5

TENAX THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional	Accumulated other		Total
	Number of Shares	Amount	Number of Shares	Amount	paid-in capital	comprehensive gain (loss)	Accumulated deficit	stockholders' equity

Balance at December 31, 2020	210	$-	630,968	$1,262	$250,644,197	$(70)	$(246,019,827)	$4,625,562
Common stock and preferred stock issued for asset acquisition	10,232	1	94,645	189	21,582,141			21,582,331
Common stock issued for convertible preferred stock	(10,232)	(1)	511,600	1,023	(1,022)			-
Pre-funded warrants sold, net of offering costs					9,192,624			9,192,624
Compensation on options issued					773,787			773,787
Exercise of warrants			22,852	46	544,605			544,651
Exercise of stock options			280	1				1
Unrealized loss on marketable securities						70		70
Net loss							(32,474,358)	(32,474,358)
Balance at December 31, 2021	210	$-	1,260,346	$2,521	$282,736,332	$-	$(278,494,185)	$4,244,668
Pre-funded warrants and warrants sold, net of offering costs					7,928,591			7,928,591
Exercise of pre-funded warrants			1,031,463	2,063				2,063
Compensation on options issued					365,314			365,314
Net loss							(11,047,895)	(11,047,895)
Balance at December 31, 2022	210	$-	2,291,809	$4,584	$291,030,237	$-	$(289,542,080)	$1,492,741

The accompanying notes are an integral part of these Consolidated Financial Statements

F-6

TENAX THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(11,047,895)	$(32,474,358)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,143	4,116
Interest on debt instrument	4,443	949
Amortization of right of use asset	108,189	104,866
Gain on sale of equipment	(2,901)
Gain on debt settlement and extinguishment	-	(247,233)
Issuance and vesting of compensatory stock options and warrants	365,314	773,787
Issuance of common stock and preferred stock for asset acquisition	-	21,582,331
Amortization of premium on marketable securities	-	9,427
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other assets	(980,822)	(22,500)
Accounts payable and accrued liabilities	(344,951)	(544,589)
Long term portion of lease liability	(119,393)	(42,999)
Net cash used in operating activities	(12,012,873)	(10,856,203)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of marketable securities	-	803,401
Purchase of marketable securities	-	(345,540)
Purchase of property and equipment	(2,323)	(5,252)
Net cash (used in) provided by investing activities	(2,323)	452,609

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of warrants and pre-funded warrants, net of issuance costs	7,928,591	9,192,624
Proceeds from the issuance of note payable	624,302	-
Proceeds from the exercise of warrants	2,063	544,651
Net cash provided by financing activities	8,554,956	9,737,275

Net change in cash and cash equivalents	(3,460,240)	(666,319)
Cash and cash equivalents, beginning of period	5,583,922	6,250,241
Cash and cash equivalents, end of period	$2,123,682	$5,583,922

Non-cash investing activity
Addition to right of use asset obtained from new operating lease liability	$-	$333,779

F-7

TENAX THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—DESCRIPTION OF BUSINESS

Tenax Therapeutics, Inc. (the “Company”) was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. On June 17, 2008, the stockholders of Synthetic Blood International approved the Agreement and Plan of Merger dated April 28, 2008, between Synthetic Blood International and Oxygen Biotherapeutics, Inc., a Delaware corporation. Synthetic Blood International formed Oxygen Biotherapeutics on April 17, 2008 to participate in the merger for the purpose of changing the state of domicile of Synthetic Blood International from New Jersey to Delaware. Certificates of Merger were filed with the states of New Jersey and Delaware and the merger was effective June 30, 2008. Under the Plan of Merger, Oxygen Biotherapeutics was the surviving corporation and each share of Synthetic Blood International common stock outstanding on June 30, 2008 was converted into one share of Oxygen Biotherapeutics common stock. On September 19, 2014, the Company changed its name to Tenax Therapeutics, Inc.

On November 13, 2013, the Company, through its wholly-owned subsidiary, Life Newco, Inc., a Delaware corporation, acquired certain assets of Phyxius Pharma, Inc., a Delaware corporation (“Phyxius”) pursuant to an Asset Purchase Agreement dated October 21, 2013 (the “Asset Purchase Agreement”), by and among the Company, Life Newco, Phyxius and the stockholders of Phyxius. Among these assets was a license with Orion Corporation, a global healthcare company incorporated under the laws of Finland (“Orion”) for the exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada (the “Territory”). On October 9, 2020 and January 25, 2022, the Company amended the license (as amended, the “License”), to include two new oral product dose forms containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to certain limitations (together, the “Product”). Pursuant to the License, the Company and Orion will agree to a new trademark when commercializing levosimendan in either of these forms. The term of the License has been extended until 10 years after the launch of the Product in the Territory, provided that the License will continue after the end of the term in each country in the Territory until the expiration of Orion’s patent rights in the Product in such country. In the event that no regulatory approval for the Product has been granted in the United States on or before September 20, 2030, however, either party will have the right to terminate the License with immediate effect. The Company intends to conduct one or two upcoming Phase 3 studies in pulmonary hypertension patients utilizing one of these oral formulations. See “Note –G - Commitments and Contingencies” below for a further discussion of the License.

On January 15, 2021, the Company, Life Newco II, Inc., a Delaware corporation and a wholly-owned, subsidiary of the Company (“Life Newco II”), PHPrecisionMed Inc., a Delaware corporation (“PHPM”) and Dr. Stuart Rich, solely in his capacity as holders’ representative ( the “Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company acquired all of the equity of PHPM, a company developing pharmaceutical products containing imatinib for the treatment of PAH (“PAH”) in the United States and the rest of the world. Under the terms of the Merger Agreement, Life Newco II merged with and into PHPM, with PHPM surviving as a wholly-owned subsidiary of the Company (the “Merger”). See “Note –E - Merger” below for a further discussion of the Merger.

Going Concern

Management believes the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit of $289,542,080 and $278,494,185 on December 31, 2022 and 2021, respectively, and used cash in operations of $12,012,873 and $10,856,203 during the years ended December 31, 2022 and 2021, respectively. The Company requires substantial additional funds to complete clinical trials and pursue regulatory approvals. Management is actively seeking additional sources of equity and/or debt financing; however, there is no assurance that any additional funding will be available.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying December 31, 2022 balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to generate cash from future operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

F-8

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management reviews its estimates to ensure that these estimates appropriately reflect changes in the Company’s business and new information as it becomes available. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, the Company’s results of operations and financial position could be materially impacted.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and transactions of Tenax Therapeutics, Inc., Life Newco, Inc. and PHPrecisionMed Inc. All material intercompany transactions and balances have been eliminated in consolidation.

Reverse Stock Split

The Company has adjusted the financial statements to reflect that on January 4, 2023, we effected a 1-for-20 reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans have also been adjusted proportionately to reflect the Reverse Stock Split.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity date of three months or less, when acquired, to be cash equivalents.

Cash Concentration Risk

The Federal Deposit Insurance Corporation (the “FDIC”) insurance limits are $250,000 per depositor per insured bank. The Company had cash balances of $1,877,589 and $5,127,956 uninsured by the FDIC as of December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

The Company has financed its operations since September 1990 through the issuance of debt and equity securities and loans from stockholders. The Company had total current assets of approximately $3.2 million and $5.7 million and working capital of $1.4 million and $4.1 million as of December 31, 2022 and 2021, respectively.

The Company’s cash resources were approximately $2.1 million as of December 31, 2022, compared to cash resources of approximately $5.6 million as of December 31, 2021.

The Company expects to continue to incur expenses related to development of levosimendan for pulmonary hypertension and other potential indications and imatinib for PAH, as well as identifying and developing other potential product candidates. Based on its resources on December 31, 2022, the Company believes that it has sufficient capital to fund its planned operations through to the first quarter of calendar year 2024. However, the Company will need substantial additional financing in order to fund its operations beyond such period and thereafter until it can achieve profitability, if ever. The Company depends on its ability to raise additional funds through various potential sources, such as equity and debt financing, or to license its product candidates to another pharmaceutical company. The Company will continue to fund operations from cash on hand and through sources of capital similar to those previously described. The Company cannot provide assurance that it will be able to secure such additional financing, or if available, that it will be sufficient to meet its needs.

To the extent that the Company raises additional funds by issuing shares of its common stock or other securities convertible or exchangeable for shares of common stock, stockholders will experience dilution, which may be significant. In the event the Company raises additional capital through debt financings, the Company may incur significant interest expense and become subject to covenants in the related transaction documentation that may affect the manner in which the Company conducts its business. To the extent that the Company raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to its technologies or product candidates or grant licenses on terms that may not be favorable to the Company.

F-9

The COVID-19 pandemic or a similar societal disruption could in the future, directly or indirectly, adversely affect the Company’s clinical trial operations, including its ability to recruit and retain patients, principal investigators and site staff who, as healthcare providers, may have heightened exposure to infectious diseases if an outbreak occurs in their geography. Further, some patients may be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services, or if the patients become infected with COVID-19 themselves, which would delay the Company’s ability to initiate and/or complete planned clinical and preclinical studies in the future.

Any or all of the foregoing may have a material adverse effect on the Company’s business and financial performance.

Deferred financing costs

Deferred financing costs represent legal, due diligence and other direct costs incurred to raise capital or obtain debt. Direct costs include only “out-of-pocket” or incremental costs directly related to the effort, such as a finder’s fee and accounting and legal fees. These costs will be capitalized if the efforts are successful or expensed when unsuccessful. Indirect costs are expensed as incurred. Deferred financing costs related to debt are amortized over the life of the debt. Deferred financing costs related to issuing equity are charged to Additional Paid-in Capital.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible promissory note instruments and other convertible equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”) to be accounted for separately from the host contract and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments and are evaluated and accounted for in accordance with the provisions of ASC 815.

Preclinical Study and Clinical Accruals

The Company estimates its preclinical study and clinical trial expenses based on the services received pursuant to contracts with several research institutions and contract research organizations (“CROs”) that do or may conduct and manage preclinical and clinical trials on its behalf. The financial terms of the agreements vary from contract to contract, may be estimated by Tenax Therapeutics and outside advisors prior to contracting with a CRO, and may result in uneven expenses and payment flows. Preclinical study and clinical trial expenses include the following:

-	fees paid to CROs in connection with clinical trials,
-	fees paid to research institutions in conjunction with preclinical and clinical research studies, and
-

fees paid to contract manufacturers and service providers in connection with the production and testing of active pharmaceutical ingredients and drug materials for use in preclinical studies and clinical trials.

Property and Equipment, Net

Property and equipment are stated at cost, subject to adjustments for impairment, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method with estimated useful lives of three to seven years.

 Maintenance and repairs are charged to expense as incurred, and improvements to leased facilities and equipment are capitalized.

F-10

Research and Development Costs

Research and development costs include, but are not limited to, (i) expenses incurred under agreements with CROs and investigative sites, which conduct our clinical trials; (ii) the cost of supplying clinical trial materials; (iii) payments to contract service organizations, as well as consultants; (iv) employee-related expenses, which include salaries and benefits; and (v) depreciation and other allocated expenses, which include direct and allocated expenses for equipment, laboratory and other supplies. All research and development expenses are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with ASC 718, Compensation — Stock Compensation, which provides for the use of the fair value-based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair values of equity securities are determined by management based predominantly on the trading price of the Company’s common stock. The values of these awards are based upon their grant-date fair value. That cost is recognized over the period during which the employee is required to provide service in exchange for the reward.

The Company accounts for equity instruments issued to non-employees in accordance with ASC 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Loss Per Share

Basic loss per share, which excludes antidilutive securities, is computed by dividing net loss by the weighted-average number of common shares outstanding for that particular period. In contrast, diluted loss per share considers the potential dilution that could occur from other equity instruments that would increase the total number of outstanding shares of common stock. Such amounts include shares potentially issuable under outstanding options, restricted stock and warrants.

The following outstanding options, restricted stock grants, convertible preferred shares and warrants were excluded from the computation of basic and diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect.

	Year ended December 31,
	2022	2021

Warrants to purchase common stock	1,576,240	1,046,438
Pre-funded warrants to purchase common stock	-	501,664
Options to purchase common stock	77,472	64,978
Convertible preferred shares outstanding	210	210

F-11

Operating Leases

The Company determines if an arrangement includes a lease at inception. Operating leases are included in operating lease right-of-use assets, other current liabilities, and long-term lease liabilities in the Company’s consolidated balance sheet as of December 31, 2022. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the net present value of lease payments, the Company uses the incremental borrowing rate based on the information available at the lease commencement date. The operating lease right-of-use assets also include any lease payments made and exclude lease incentives. The Company’s leases may include options to extend or terminate the lease which are included in the lease term when it is reasonably certain that the Company will exercise any such option. Lease expense is recognized on a straight-line basis over the expected lease term. The Company has elected to account for leases with an initial term of 12 months or less similar to previous guidance for operating leases, under which the Company will recognize those lease payments in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

Recent Accounting Pronouncements

In December 2019, the FASB issued accounting standards update (“ASU”), ASU-2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740, Income Taxes and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and early adoption is permitted. The Company adopted this standard on January 1, 2021. The Company’s adoption of the new guidance did not have a material impact on its consolidated financial statements.

In June 2016, the FASB issued an accounting standard, ASU-2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that amends how credit losses are measured and reported for certain financial instruments that are not accounted for at fair value through net income. This standard requires that credit losses be presented as an allowance rather than as a write-down for available-for-sale debt securities and will be effective for interim and annual reporting periods beginning January 1, 2023, with early adoption permitted. A modified retrospective approach is to be used for certain parts of this guidance, while other parts of the guidance are to be applied using a prospective approach. The Company does not believe the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Fair Value

The Company determines the fair value of its financial assets and liabilities in accordance with the ASC 820, Fair Value Measurements. The Company’s balance sheet includes the following financial instruments: cash and cash equivalents, investments in marketable securities and short-term notes payable. The Company considers the carrying amount of its cash and cash equivalents and short-term notes payable to approximate fair value due to the short-term nature of these instruments.

Accounting for fair value measurements involves a single definition of fair value, along with a conceptual framework to measure fair value, with a fair value defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. The fair value measurement hierarchy consists of three levels:

Level one	Quoted market prices in active markets for identical assets or liabilities;
Level two	Inputs other than level one inputs that are either directly or indirectly observable; and
Level three	Unobservable inputs developed using estimates and assumptions; which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The Company applies valuation techniques that (1) place greater reliance on observable inputs and less reliance on unobservable inputs and (2) are consistent with the market approach, the income approach and/or the cost approach, and include enhanced disclosures of fair value measurements in the Company’s consolidated financial statements.

NOTE C—BALANCE SHEET COMPONENTS

Property and equipment, net

Property and equipment primarily consist of office furniture and fixtures.

F-12

Depreciation and amortization expense were $5,143 and $4,116 for the years ended December 31, 2022 and 2021, respectively.

Accrued liabilities

Accrued liabilities consist of the following:

	December 31, 2022	December 31, 2021
Operating costs	$245,391	$-
Lease liability	119,393	107,192
Employee related	410,261	597,148
	$775,045	$704,340

NOTE D—NOTE PAYABLE

Premium Finance Agreement

On December 31, 2022, the Company executed a premium finance agreement with Premium Funding Associates, Inc.

The agreement financed the Company’s Directors and Officers Insurance Policy as well as the Errors and Omissions policy. The total amount financed was $693,669. The Company paid a down payment of $69,367 at execution leaving a balance of $624,302 payable in monthly installments of $58,873 through December 1, 2023. The agreement has an interest rate of 7.39%.

Payroll Protection Program Loan

On April 30, 2020, the Company received a loan pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act, as administered by the U.S. Small Business Administration (“SBA”). The PPP Loan in the principal amount of $244,657 was disbursed by First Horizon Bank (the “Lender”) pursuant to a promissory note issued by the Company.

On May 28, 2021, the Company received notice from the SBA that the SBA had remitted $244,657 in principal and $2,576 in interest to the Lender in full forgiveness of the Company’s PPP Loan pursuant to the Company’s application to the SBA for forgiveness of the PPP Loan. The total amount was recorded as other income in our consolidated statement of comprehensive loss.

NOTE E—MERGER

On January 15, 2021, the Company, Life Newco II, PHPM, and Dr. Rich, as Representative, entered into the Merger Agreement, pursuant to which, the Company acquired all of the equity of PHPM. Under the terms of the Merger Agreement, Life Newco II merged with and into PHPM, with PHPM surviving as a wholly-owned subsidiary of the Company.

As consideration for the Merger, the stockholders of PHPM received (i) 1,892,905 shares of Company common stock, and (ii) 10,232 shares of the Company’s Series B convertible preferred stock (“Series B Stock”), which were convertible into up to an aggregate of 10,232,000 shares of common stock (collectively, the “Merger Consideration”). To satisfy the Company’s post-closing rights to closing adjustments and indemnification by PHPM and the former stockholders of PHPM pursuant to the Merger Agreement, 1,212,492 shares of common stock issuable upon conversion of the Series B Stock, which represented approximately 10% of the Merger Consideration, were subject to holdback restrictions for 24 months following closing of the transaction (the “Holdback Shares”).

Pursuant to the Merger Agreement, the Company’s Board of Directors, at its annual meeting of stockholders held on June 10, 2021, recommended to the Company’s stockholders, and the stockholders approved, the conversion of the Series B Stock pursuant to the Certificate of Designation. As a result, each share of Series B Stock automatically converted into (i) 881.5 shares of common stock, and (ii) the right to receive up to 118.5 Holdback Shares, which were delivered 24 months after the date of issuance of the Series B Stock, subject to reduction for indemnification claims.

F-13

Pursuant to the terms of the Merger Agreement, on February 25, 2021, the Board appointed three directors designated by the PHPM representative to serve on the Board, Dr. Rich, the co-founder and Chief Executive Officer and a stockholder of PHPM, and Drs. Michael Davidson and Declan Doogan. In connection with the closing of the Merger, Dr. Rich also was appointed Chief Medical Officer of the Company.

The Company evaluated this acquisition in accordance with ASC 805, Business Combinations, to determine whether the assets and operations of PHPM met the definition of a business. Included in the in-process research and development project is the historical know-how, formula protocols, designs, and procedures expected to be needed to complete the related phase of testing. The Company concluded that the in-process research and development project is an identifiable intangible asset that would be accounted for as a single asset in a business combination. The Company also qualitatively concluded that there is no fair value associated with the clinical research organization contract and the clinical manufacturing organization contract because the services are being provided at market rates and could be provided by multiple vendors in the marketplace. Therefore, all of the consideration in the transaction was allocated to the in-process research and development project. As such, the Company concluded that substantially all of the fair value of the gross assets acquired was concentrated in the single in-process research and development asset and the set was not a business.

The Company is planning to use the acquired asset to further its clinical development in a potential future Phase 3 clinical trial for the treatment of patients with PAH. Although the acquired asset may have utility in other patient populations, future development decisions for the acquired asset will be contingent upon the results of the contemplated Phase 3 program for PAH. As such, the acquired asset does not have an alternative future use at the acquisition date. In accordance with ASC 730, Research and Development, the Company concluded the entire Purchase Price for the asset acquisition was an expense on the acquisition date.

The consideration transferred, assets acquired and liabilities assumed were recognized as follows:

Fair value of shares of Common Stock issued	$3,369,371
Fair Value of Series B Convertible Preferred Stock issued at closing	18,212,960
Total fair value of consideration transferred	$21,582,331

Tangible assets acquired	$-
Accounts payable assumed	(150,000)
Total identifiable net assets	(150,000)
IPR&D expense recognized	21,732,331
Total fair value of consideration	$21,582,331

NOTE F—STOCKHOLDERS’ EQUITY

Under the Company’s Certificate of Incorporation, the Board is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Series B Stock

As further discussed in “Note E—Merger” above, on January 15, 2021 the Company issued 10,232 shares of its Series B Stock, which were convertible into an aggregate of 10,232,000 shares of common stock, to the stockholders of PHPM as partial consideration for the Merger with PHPM pursuant to the Merger Agreement.

The rights, preferences and privileges of the Series B Stock are set forth in the Certificate of Designation. Following receipt of the approval of the stockholders of the Company on June 10, 2021 for the Conversion, each share of Series B Stock automatically converted into (i) 881.5 shares of common stock and (ii) the right to receive up to 118.5 Holdback Shares, where were delivered 24 months after the date of issuance of the Series B Stock and were subject to reduction for indemnification claims.

F-14

As of December 31, 2022, there were no shares of Series B Stock outstanding.

Series A Stock

On December 11, 2018, the Company closed its underwritten offering of 5,181,346 units for net proceeds of approximately $9.0 million (the “2018 Offering”). Each unit consisted of (i) one share of the Company’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Stock”), (ii) a two-year warrant to purchase one share of common stock at an exercise price of $1.93, and (iii) a five-year warrant to purchase one share of common stock at an exercise price of $1.93. In accordance with ASC 480, Distinguishing Liabilities from Equity, the estimated fair value of $1,800,016 for the beneficial conversion feature was recognized as a deemed dividend on the Series A Stock during the year ended December 31, 2020.

The table below sets forth a summary of the designation, powers, preferences and rights of the Series A Stock.

Conversion

Subject to the ownership limitations described below, the Series A Stock is convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion ratio determined by dividing the stated value of the Series A Stock by a conversion price of $1.93 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The Company will not affect any conversion of the Series A Stock, nor shall a holder convert its shares of Series A Stock, to the extent that such conversion would cause the holder to have acquired, through conversion of the Series A Stock or otherwise, beneficial ownership of a number shares of common stock in excess of 4.99% (or, at the election of the holder prior to the issuance of any shares of Series A Stock, 9.99%) of the common stock outstanding after giving effect to such exercise.

Dividends

In the event the Company pays dividends on its shares of common stock, the holders of the Series A Stock will be entitled to receive dividends on shares of Series A Stock equal, on an as-if-converted basis, to and in the same form as paid on the common stock. No other dividends will be paid on the shares of Series A Stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the amount that a holder of common stock would receive if the Series A Stock were fully converted to common stock, which amounts will be paid pari passu with all holders of common stock.

Voting rights

Shares of Series A Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the then outstanding Series A Stock will be required to amend the terms of the Series A Stock or to take other action that adversely affects the rights of the holders of Series A Stock.

As of December 31, 2022, there were 210 shares of Series A Stock outstanding.

Common Stock and Pre-Funded Warrants

The Company’s Certificate of Incorporation authorizes it to issue 400,000,000 shares of $0.0001 par value common stock. As of December 31, 2022, and December 31, 2021, there were 2,291,809 and 1,260,346 shares of common stock issued and outstanding, respectively. As of December 31, 2022 and 2021, there were 0 and 501,664 respectively of pre-funded warrants outstanding.

F-15

May 2022 Private Placement (the “May 2022 Offering”)

On May 17, 2022, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which the Company agreed to sell and issue to the investor 529,802 units in a private placement at a purchase price of $0.155 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of common stock and (ii) one unregistered warrant to purchase one share of common stock (together with the pre-funded warrants, the “2022 Warrants”). In the aggregate, 1,059,603 shares of the Company’s common stock are underlying the 2022 Warrants. The net proceeds from the private placement, after direct offering expenses, were approximately $7.9 million. The fair value allocated to the pre-funded warrants and warrants was $4.2 million and $3.8 million, respectively.

Also, on May 17, 2022 and in connection with the May 2022 Offering, the Company entered into a registration rights agreement (the “May 2022 Registration Rights Agreement”) with the investor, pursuant to which the Company agreed to register for resale the shares of common stock issuable upon exercise of the 2022 Warrants within 120 days following the effective date of the May 2022 Registration Rights Agreement. Pursuant to the May 2022 Registration Rights Agreement, on May 25, 2022, the Company filed a resale registration statement on Form S-3 with the SEC, which went effective on June 3, 2022.

Additionally, in connection with the May 2022 Offering, the Company entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the investor, in consideration for the investor’s purchase of units in the May 2022 Offering, pursuant to which the Company agreed to amend certain previously issued warrants held by the investor. The terms of the amended and restated warrants are described further below under “Note 8—Stockholders Equity—Warrants”.

July 2021 Private Placement (the “July 2021 Offering”)

On July 6, 2021, the Company entered into a securities purchase agreement with an institutional investor pursuant to which the Company agreed to sell and issue to the investor 238,664 units in a private placement at a purchase price of $41.90 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of common stock and (ii) one unregistered warrant to purchase one share of common stock (together with the pre-funded warrants, the “2021 Warrants”). In the aggregate, 477,327 shares of the Company’s common stock are underlying the 2021 Warrants. The net proceeds from the private placement, after deducting placement agent fees and other direct offering expenses, were approximately $9.2 million. The fair value allocated to the pre-funded warrants and warrants was $5.5 million and $4.5 million, respectively.

Also, on July 6, 2021 and in connection with the July 2021 Offering, the Company entered into a registration rights agreement (the “July 2021 Registration Rights Agreement”) with the investor, pursuant to which the Company agreed to register for resale the shares of common stock issuable upon exercise of the 2021 Warrants within 120 days following the effective date of the July 2021 Registration Rights Agreement. Pursuant to the July 2021 Registration Rights Agreement, on August 20, 2021, the Company filed a resale registration statement on Form S-3, which went effective on September 1, 2021.

Warrants

During the year ended December 31, 2022, the Company received approximately $526 and issued 263,000 shares of common stock upon the exercise of previously outstanding pre-funded warrants issued in connection with the Company’s July 2020 offering.

During the year ended December 31, 2022, the Company received approximately $477 and issued 238,664 shares of common stock upon the exercise of previously outstanding pre-funded warrants issued in connection with the Company’s July 2021 Offering.

During the year ended December 31, 2022, the Company received approximately $1,060 and issued 529,802 shares of common stock upon the exercise of previously outstanding pre-funded warrants issued in connection with the Company’s May 2022 Offering.

During the year ended December 31, 2021, the Company received approximately $545,000 and issued 14,110 shares of common stock upon the exercise of previously outstanding warrants issued in connection with the Company’s December 2018 offering.

F-16

During the year ended December 31, 2021, the Company issued 25,969 shares of common stock upon the cashless exercise of previously outstanding placement agent warrants issued in connection with the Company’s July 2020 and March 2020 offerings.

As of December 31, 2022, the Company has 1,576,240 warrants outstanding. The following table summarizes the Company’s warrant activity for the year ended December 31, 2021 and 2022:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2021	1,046,438	$29.04
Issued	529,801	12.60
Amended and restated	(460,306)	34.46
Amended and restated	460,306	12.60
Outstanding at December 31, 2022	1,576,240	$17.13

May 2022 Warrants

As described above, as a part of the May 2022 Offering, the Company issued unregistered warrants to purchase 529,802 shares of its common stock at an exercise price of $12.60 per share and contractual term of five and one-half years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and their relative fair value of approximately $3.8 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

July 2021 Warrants

As described above, as a part of the July 2021 Offering, the Company issued unregistered warrants to purchase 238,664 shares of its common stock at an exercise price of $39.40 per share and contractual term of five and one-half years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. In accordance with ASC 480, these warrants are classified as equity and their relative fair value of approximately $4.5 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

July 2020 Warrants

As described above, as a part of the July 2020 offering, the Company issued unregistered warrants to purchase 389,181 shares of its common stock at an exercise price of $18.06 per share and contractual term of five and one-half years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and their relative fair value of approximately $3.5 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

F-17

March 2020 Warrants

As described above, as part of the March 2020 Offering, the Company issued unregistered warrants to purchase 118,016 shares of its common stock at an exercise price of $20.80 per share and contractual term of five and one-half years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and their relative fair value of approximately $1.1 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

Warrants Issued for Services

In connection with the July 2021 Offering described above, the Company issued designees of the placement agent warrants to purchase 17,890 shares of common stock at an exercise price of $49.20 and a contractual term of five years. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and its estimated fair value of $558,472 was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

Stock Options

The following table summarizes all options outstanding as of December 31, 2022:

			Options Outstanding at December 31, 2022		Options Exercisable and Vested at December 31, 2022
Exercise Price			Number of Options	Weighted Average Remaining Contractual Life (Years)	Number of Options	Weighted Average Exercise Price
$12.40	to	$37.00	47,847	8.7	11,549	$25.89
$39.40	to	$224.00	3,789	6.4	3,789	$97.49
$828.00	to	$1,264.00	603	3.5	603	$994.17
$1,368.00		$2,260.00	238	1.4	238	$1,825.97
			52,477	8.4	16,179	$105.22

The following table summarizes options outstanding that have vested and are expected to vest based on options outstanding as of December 31, 2022:

	Number of Options	WA Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)

Vested	16,179	$105.22	$-	7.1
Vested & expected to vest	48,486	$46.78	$-	9.0

F-18

2022 Stock Incentive Plan

In June 2022, the Company adopted the 2022 Stock Incentive Plan (the “2022 Plan”). Under the 2022 Plan, with the approval of the Board’s Compensation Committee, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards. On June 9, 2022, the Company’s stockholders approved the 2022 Plan, which authorizes for issuance under the 2022 Plan a total of 55,000 shares of common stock. Upon approval by the stockholders, the 2022 Plan superseded and replaced the Tenax Therapeutics, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”) and all shares of common stock remaining authorized and available for issuance under the 2016 Plan and any shares subject to outstanding awards under the 2016 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares automatically become available for issuance under our 2022 Plan.

Shares Available for Grant
Balances, at December 31, 2021	-
Shares reserved under 2022 Plan	55,000
Shares rolled over from 2016 Plan	40,988
Options granted	(28,563)
Options cancelled/forfeited	10,191
Balances, at December 31, 2022	77,616

2022 Plan Stock Options

Stock options granted under the 2022 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to employees. NSOs may be granted to employees, consultants and directors. Stock options under the 2022 Plan may be granted with a term of up to ten years and at prices no less than fair market value at the time of grant. Stock options granted generally vest over one to four years.

The following table summarizes the outstanding stock options under the 2022 Plan for the year ended December 31, 2022.

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balances at December 31, 2021	-	$-
Options granted	28,563	$12.40
Options cancelled/forfeited	(400)	$12.40
Balances at December 31, 2022	28,163	$12.40	$-	(1)

(1)

Amount represents the difference between the exercise price and $2.22, the closing price of Tenax Therapeutics’ stock on December 31, 2022, as reported on the Nasdaq Capital Market, for all in-the-money options outstanding.

2016 Stock Incentive Plan

In June 2016, the Company adopted the 2016 Stock Incentive Plan (the “2016 Plan”). Under the 2016 Plan, with the approval of the Board’s Compensation Committee, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards. On June 16, 2016, the Company’s stockholders approved the 2016 Plan and authorized for issuance under the 2016 Plan a total of 7,500 shares of common stock. On June 13, 2019, the Company’s stockholders approved an amendment to the 2016 Plan which increased the number of shares of common stock authorized for issuance under the 2016 Plan to a total of 37,500 shares, up from 7,500 previously authorized.  On June 10, 2021, the Company’s stockholders approved an amendment to the 2016 Plan which increased the number of shares of common stock authorized for issuance under the 2016 Plan to a total of 75,000 shares, up from 37,500 previously authorized. In June 2022, the 2016 Plan was superseded and replaced by the 2022 Plan and no new awards will be granted under the 2016 Plan going forward. Any awards outstanding under the 2016 Plan on the date of approval of the 2022 Plan remain subject to the 2016 Plan. Upon approval of the 2022 Plan, all shares of common stock remaining authorized and available for issuance under the 2016 Plan and any shares subject to outstanding awards under the 2016 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares automatically become available for issuance under our 2022 Plan.

2016 Plan Stock Options

Stock options granted under the 2016 Plan could be either ISOs or NSOs. ISOs could be granted only to employees. NSOs could be granted to employees, consultants and directors. Stock options under the 2016 Plan could be granted with a term of up to ten years and at prices no less than fair market value at the time of grant. Stock options granted generally vest over three to four years.

The following table summarizes the outstanding stock options under the 2016 Plan for the year ended December 31, 2022.

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balances at December 31, 2020	19,675	$23.60
Options granted	18,939	$37.60
Options exercised	(850)	$23.60
Options cancelled/forfeited	(4,600)	$31.80
Balances at December 31, 2021	33,164	$38.00
Options cancelled/forfeited	(9,791)	$32.42
Balances at December 31, 2022	23,373	$40.13	$-	(1)

(1)

Amount represents the difference between the exercise price and $2.22, the closing price of Tenax Therapeutics’ stock on December 31, 2022, as reported on the Nasdaq Capital Market, for all in-the-money options outstanding.

The Company chose the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

The Company used the following assumptions to estimate the fair value of options granted under the 2016 Plan for the years ended December 31, 2022 and 2021:

	For the year ended December 31,
	2022	2021
Risk-free interest rate (weighted average)	3.08%	0.72%
Expected volatility (weighted average)	102.01%	101.60%
Expected term (in years)	7.0	6.7
Expected dividend yield	0.00%	0.00%

F-19

Risk-Free Interest Rate	The risk-free interest rate assumption was based on U.S. Treasury instruments with a term that is consistent with the expected term of the Company’s stock options.
Expected Volatility

The expected stock price volatility for the Company’s common stock was determined by examining the historical volatility and trading history for its common stock over a term consistent with the expected term of its options.

Expected Term

The expected term of stock options represents the weighted average period the stock options are expected to remain outstanding. It was calculated based on the Company’s historical experience with its stock option grants.

Expected Dividend Yield	The expected dividend yield of 0% is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not anticipate paying any dividends in the near future.
Forfeitures

As stock-based compensation expense recognized in the statement of operations for the years ended December 31, 2022 and 2021 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on the Company’s historical experience.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2022 and 2021 was $12.40 and $30.60, respectively.

The Company recorded compensation expense for these stock options grants of $223,277 and $391,801 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, there were unrecognized compensation costs of approximately $214,175 related to non-vested stock option awards under the 2022 Plan that will be recognized on a straight-line basis over the weighted average remaining vesting period of 0.82 years.

1999 Stock Plan

In October 2000, the Company adopted the 1999 Stock Plan, as amended and restated on June 17, 2008 (the “1999 Plan”). Under the 1999 Plan, with the approval of the Compensation Committee of the Board of Directors, the Company could grant stock options, restricted stock, stock appreciation rights and new shares of common stock upon exercise of stock options. On March 13, 2014, the Company’s stockholders approved an amendment to the 1999 Plan which increased the number of shares of common stock authorized for issuance under the 1999 Plan to a total of 10,000 shares, up from 750 previously authorized. On September 15, 2015, the Company’s stockholders approved an additional amendment to the 1999 Plan which increased the number of shares of common stock authorized for issuance under the 1999 Plan to a total of 12,500 shares, up from 10,000 previously authorized. The 1999 Plan expired on June 17, 2018 and no new grants may be made under that plan after that date. However, unexpired awards granted under the 1999 Plan remain outstanding and subject to the terms of the 1999 Plan.

1999 Plan Stock Options

Stock options granted under the 1999 Plan may be ISOs or NSOs. ISOs could be granted only to employees. NSOs could be granted to employees, consultants and directors. Stock options under the 1999 Plan could be granted with a term of up to ten years and at prices no less than fair market value for ISOs and no less than 85% of the fair market value for NSOs. Stock options granted generally vest over one to three years.

F-20

The following table summarizes the outstanding stock options under the 1999 Plan for the years ended December 31, 2022 and 2021:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balances at December 31, 2020	2,883	$926.80
Options cancelled	(1,067)	$1,065.60
Balances at December 31, 2021	1,816	$845.20
Options cancelled	(880)	$558.34
Balances at December 31, 2022	936	$1,122.75	$-	(1)

(1)

Amount represents the difference between the exercise price and $2.22, the closing price of Tenax Therapeutics’ stock on December 31, 2022, as reported on the Nasdaq Capital Market, for all in-the-money options outstanding.

The Company chose the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

The Company recorded compensation expense for these stock options grants of $0 and $1,290 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, there were no unrecognized compensation costs related to non-vested stock option awards under the 1999 Plan.

In connection with the retirement of the Company’s former Chief Executive Officer (“CEO”), effective July 13, 2021 (the “Modification Date”), the Company modified the terms of the former CEO’s outstanding stock awards to: (1) accelerate the 152,500 unvested shares underlying his outstanding stock awards immediately as of the Modification Date and (2) extend the period during which his outstanding stock awards for an aggregate of 218,706 shares may be exercised through the earlier of the stock award’s original termination date or the five-year anniversary of the Modification Date.

The Company determined that the extension of the period during which the vested shares may be exercised was a Type 1 modification pursuant to ASC 718, Compensation-Stock Compensation. However, acceleration of vesting and extension of the exercise period for the remaining Stock Awards was a Type 3 modification pursuant to ASC 718 because absent the modification terms, those Stock Awards would have been forfeited as of the former CEO’s retirement date.

On the Modification Date, the Company recognized approximately $187,000 of compensation expense, which is included in General and administrative expense for the year ended December 31, 2022, with respect to these modifications.

Inducement Stock Options

The Company granted two employment inducement stock option awards, one for 5,000 shares of common stock and the other for 12,500 shares of common stock, to its new CEO on July 6, 2021.

The employment inducement stock option for 5,000 shares of common stock was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award was to vest as follows: 50% upon initiation of a Phase 3 trial for levosimendan by June 30, 2022; and 50% upon initiation of a Phase 3 trial for imatinib by June 30, 2022. The options had a 10-year term and an exercise price of $39.40 per share, the July 6, 2021 closing price of our common stock. As of December 31, 2022, none of the vesting milestones had been achieved and the options were subsequently cancelled. The estimated fair value of this inducement stock option award was $178,291 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 1.37%, dividend yield of 0%, volatility factor for our common stock of 103.50% and an expected life of 10 years.

F-21

The employment inducement stock option award for 12,500 shares of common stock also was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest as follows: 25% on the one-year anniversary of the CEO’s employment start date and an additional 25% on each of the following three anniversaries of the CEO’s employment start date, subject to continued employment. The options have a 10-year term and an exercise price of $39.40 per share, the July 6, 2021 closing price of our common stock. As of December 31, 2022, none of the vesting milestones have been achieved.

The estimated fair value of this inducement stock option award was $403,180 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 1.13%, dividend yield of 0%, volatility factor for our common stock of 99.36% and an expected life of 7 years.

The Company granted an employment inducement stock option award for 12,500 shares of common stock to our chief medical officer on January 15, 2021. This employment inducement stock option was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest as follows: 25% upon initiation of a Phase 3 trial; 25% upon database lock; 25% upon acceptance for review of an investigational NDA; and 25% upon approval. The options have a 10-year term and an exercise price of $35.60 per share, the January 15, 2021 closing price of our common stock. As of December 31, 2022, none of the vesting milestones have been achieved. The estimated fair value of the inducement stock option award granted was $402,789 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 11%, dividend yield of 0%, volatility factor for our common stock of 103.94% and an expected life of 10 years.

Inducement stock option compensation expense totaled $142,037 for the year ended December 31, 2022. As of December 31, 2022, there was $440,682 of remaining unrecognized compensation expense related to these inducement stock options.

NOTE G—COMMITMENTS AND CONTINGENCIES

Operating Leases

As described above in “NOTE B”, the Company adopted ASC 842 as of January 1, 2019. Prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 840.

In January 2011, the Company entered into a lease with Concourse Associates, LLC for its headquarters in Morrisville, North Carolina (the “Prior Lease”). On April 2, 2021, the Company negotiated a 3-year extension to the existing lease term, commencing July 1, 2021 (the “Commencement Date”). Beginning on the Commencement Date, the annual base rent was increased to $125,034 and increased 2.5% annually for lease years 2 and 3.

The Company performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842, Leases, and determined that, except for the Prior Lease described above, none of the Company’s contracts contain a lease.

The balance sheet classification of our lease liabilities was as follows:

	December 31, 2022	December 31, 2021
Current portion included in accrued liabilities	$119,393	$107,192
Long term lease liability	64,196	183,589
	$183,589	$290,781

F-22

As of December 31, 2022, the maturities of our operating lease liabilities were as follows:

Year ending December 31,
2023	129,797
2024	65,702

Total lease payments	$195,499
Less: Imputed interest	(11,910)
Operating lease liability	$183,589

Simdax License Agreement

On November 13, 2013, the Company acquired, through its wholly-owned subsidiary, Life Newco, that certain License Agreement, dated September 20, 2013, as amended on October 9, 2020 and January 25, 2022, by and between Phyxius and Orion (as amended, the “License”), and that certain Side Letter, dated October 15, 2013 by and between Phyxius and Orion. The License grants the Company an exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan in the Territory and, pursuant to the October 9, 2020 amendment, also includes two product dose forms containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to specified limitations in the License. Pursuant to the License, the Company and Orion will agree to a new trademark when commercializing levosimendan in either of these forms.

The License also grants the Company a right of first refusal to commercialize new developments of the Product, including developments as to the formulation, presentation, means of delivery, route of administration, dosage or indication (i.e., line extension products).

Orion’s ongoing role under the License includes sublicense approval, serving as the sole source of manufacture, holding a first right to enforce intellectual property rights in the Territory, and certain regulatory participation rights. Orion must notify the Company before the end of 2024 if it chooses not to exercise its right to supply oral formulations of levosimendan to the Company for commercialization in the Territory. Additionally, the Company must grant back to Orion a broad non-exclusive license to any patents or clinical trial data related to the Product developed by the Company under the License. The term of the License extends until 10 years after the launch of the Product in the Territory, provided that the License will continue after the end of the term in each country in the Territory until the expiration of Orion’s patent rights in the Product in such country. In the event that no regulatory approval for the Product has been granted in the United States on or before September 20, 2030, however, either party will have the right to terminate the License with immediate effect.

Pursuant to the terms of the License, on November 13, 2013, the Company paid to Orion a non-refundable up-front payment in the amount of $1.0 million. The License also includes the following development milestones for which the Company must make non-refundable payments to Orion no later than 28 days after the occurrence of the applicable milestone event: (1) $2.0 million upon the grant of United States Food and Drug Administration approval, including all registrations, licenses, authorizations and necessary approvals, to develop and/or commercialize the Product in the United States; and (2) $1.0 million upon the grant of regulatory approval for the Product in Canada. Once commercialized, the Company is obligated to make certain non-refundable commercialization milestone payments to Orion, aggregating to up to $13.0 million, contingent upon achievement of certain cumulative net sales amounts in the Territory. The Company also must pay Orion tiered royalties based on net sales of the Product in the Territory made by the Company and its sublicensees. After the end of the License term, the Company must pay Orion a royalty based on net sales of the Product in the Territory for as long as the Company sells the Product in the Territory.

As of December 31, 2022, the Company has not met any of the developmental milestones under the License and, accordingly, has not recorded any liability for the contingent payments due to Orion.

Litigation

The Company is subject to litigation in the normal course of business, none of which management believes will have a material adverse effect on the Company’s consolidated financial statements.

F-23

NOTE G—401(k) BENEFIT PLAN

The Company sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) for all eligible employees. Full-time employees over the age of eighteen are eligible to participate in the 401(k) Plan after 90 days of continuous employment. Participants may elect to defer earnings into the 401(k) Plan up to the annual IRS limits and the Company provides a matching contribution up to 5% of the participants’ annual salary in accordance with the 401(k) Plan documents. A third-party trustee manages the 401(k) Plan.

For the years ended December 31, 2022 and 2021, the Company recorded $90,873 and $73,855 for matching contributions expense, respectively.

NOTE H—INCOME TAXES

The Company has not recorded any income tax expense (benefit) for the period ended December 31, 2022 due to its history of net operating losses.

The reconciliation of income tax expenses (benefit) at the statutory federal income tax rate of 21% for the periods ended December 31, 2022 and December 31, 2021 is as follows:

	December 31,
	2022	2021
U.S. federal tax benefit at statutory rate	$(2,320,057)	$(6,819,615)
State income tax benefit, net of federal benefit	(218,196)	(641,368)
Stock compensation	79,090	171,269
Other nondeductible, including IPR&D expense	-	5,032,981
Change in state tax rate	116,392	1,768,013
Federal and state net operating loss adjustments	423,066	745,439
Other, including effect of tax rate brackets	8,850	(73)
Change in realizability of IPR&D	-	229,750
Change in valuation allowance	1,910,855	(486,396)
	$-	$-

The tax effects of temporary differences and carry forwards that give rise to significant portions of the deferred tax assets are as follows:

	December 31,
Deferred Tax Assets	2022	2021
Net operating loss carryforwards	$36,106,727	$35,291,097
Accruals and other	1,412,267	308,296
Capital loss carryforwards	2,258	11,003
Valuation allowance	(37,521,252)	(35,610,396)
Net deferred tax assets	-	-
Deferred Tax Liabilities
Other liabilities	-	-
Net Deferred Tax Liabilities	$-	$-

The Company has established a valuation allowance against net deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time that it is determined that it is more likely than not that deferred tax assets will be realizable, the valuation allowance will be reduced. The net increase in the valuation allowance during 2022 was approximately $1.9 million.

F-24

As of December 31, 2022, the Company had Federal and State net operating loss carryforwards of approximately $163.2 million and $125.1 million available to offset future federal and state taxable income, respectively. Federal net operating losses of $122.9 million begin to expire in 2023, while the remaining $40.3 million carryforward indefinitely. State net operating losses begin to expire in 2023.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of the net operating losses before utilization.

We have U.S. federal net operating loss carryforwards, or NOLs, which expire in various years if not utilized. Under Sections 382 and 383 of Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not performed a formal study to determine whether any of our NOLs are subject to these limitations. We have recorded deferred tax assets for our NOLs and research and development credits and have recorded a full valuation allowance against these deferred tax assets. In the event that it is determined that we have in the past experienced additional ownership changes, or if we experience one or more ownership changes as a result of future transactions in our stock, then we may be further limited in our ability to use our NOLs and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Any such limitations on the ability to use our NOLs and other tax assets could adversely impact our business, financial condition, and operating results in the event that we attain profitability.

Management has evaluated all other tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2022.

The Company files U.S. and state income tax returns with varying statutes of limitations. The tax years 2002 and forward remain open to examination due to the carryover of unused net operating losses or tax credits.

NOTE I—SUBSEQUENT EVENTS

i.

The Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Amendment”) with the Secretary of State of Delaware for the purpose of effecting the Reverse Stock Split. The Reverse Stock Split was approved by our stockholders at the annual meeting of stockholders held on June 9, 2022 and the Company’s Board of Directors approved the Certificate of Amendment with a 1-for-20 ratio on December 15, 2022. The Reverse Stock Split was effective at 5:00 p.m. on January 4, 2023. The Reverse Stock Split was effected primarily to enable the Company to regain compliance with Nasdaq Listing Rule 5550(a)(2) regarding the minimum $1.00 per share closing bid price requirement (the “Bid Price Rule”). The Company regained compliance with the Bid Price Rule on January 20, 2023.

ii.

On March 29, 2023, Nasdaq notified the Company that it was no longer in compliance with the Bid Price Rule given that for the prior 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of 180 calendar days, or until September 25, 2023, to regain compliance with the Bid Price Rule. If at any time before September 25, 2023, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance with the Bid Price Rule.

F-25

iii.

On February 3, 2023, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with certain purchasers for the purchase and sale, in a registered public offering by the Company (the “February 2023 Public Offering”), of (i) an aggregate of 6,959,444 shares of its common stock, par value $0.0001 per share and pre-funded warrants to purchase an aggregate of 1,707,222 shares of Common Stock and (ii) accompanying warrants to purchase up to an aggregate of 17,333,332 shares of its Common Stock at a combined offering price of $1.80 per share of common stock and associated common warrant, or $1.799 per pre-funded warrant and associated common warrant, resulting in gross proceeds of approximately $15.6 million. Estimated net proceeds of the February 2023 Public Offering were approximately $14.1 million, after deducting the Placement Agent fees and estimated offering expenses payable by the Company. The February 2023 Public Offering closed on February 7, 2023.

The Company’s stockholders’ equity at December 31, 2022 was $1.5 million which is lower than the minimum requirement for continued listing on the Nasdaq Capital Market of $2.5 million. The Company believes that, after taking into account the February 2023 Public Offering for net proceeds of $14.1 million, and based on interim financial data available to the Company, the Company’s stockholders’ equity at March 28, 2023 exceeds $2.5 million, which is the minimum stockholders’ equity requirement under the Nasdaq Listing Rules. In addition, the Company’s cash balance at March 28, 2023 is approximately $14.6 million.

iv.

On February 7, 2023, the Company entered into a Lease Termination Agreement with CCP Concourse, LLC, a Virginia limited liability company (the “Landlord”) with respect to the prior lease of its headquarters formerly located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina (the “Premises”). The prior lease, as amended, was originally entered into on January 27, 2011 and would have terminated on June 30, 2024.

As consideration for the Landlord’s entry into the Lease Termination Agreement, including a release of any claims the Landlord may have had against the Company under the prior lease, the Company has paid the Landlord $169,867.41. Pursuant to the Lease Termination Agreement, effective February 8, 2023, the Company has no remaining rent or further obligations to the Landlord pursuant to the prior lease.

v.	On March 21, 2023, the U.S. Patent and Trademark Office (USPTO) issued to Tenax Therapeutics a patent covering the use of IV levosimendan in patients with PH-HFpEF.

F-26

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,141,136	$2,123,682
Prepaid expenses	474,866	738,927
Other current assets	267,084	345,856
Total current assets	11,883,086	3,208,465
Right of use asset	-	179,503
Property and equipment, net	4,706	7,189
Other assets	1,117	9,552
Total assets	$11,888,909	$3,404,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$134,787	$448,425
Accrued liabilities	292,961	775,045
Note Payable	174,466	624,302
Total current liabilities	602,214	1,847,772
Long term liabilities
Lease liability	-	64,196
Total long term liabilities	-	64,196
Total liabilities	602,214	1,911,968

Commitments and contingencies; see Note 6
Stockholders' equity
Preferred stock, undesignated, authorized 4,818,654 shares; See Note 7
Series A Preferred stock, par value $0.0001, authorized 259,068 shares; issued and outstanding 210, as of September 30, 2023 and December 31, 2022, respectively	-	-
Common stock, par value $0.0001 per share; authorized 400,000,000 shares; issued and outstanding 23,862,434 as of September 30, 2023 and 2,291,809 as of December 31, 2022, respectively	2,386	229
Additional paid-in capital	305,311,462	291,034,592
Accumulated deficit	(294,027,153)	(289,542,080)
Total stockholders’ equity	11,286,695	1,492,741
Total liabilities and stockholders' equity	$11,888,909	$3,404,709

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-27

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Operating expenses
General and administrative	$1,051,524	$1,377,283	$3,363,511	$4,255,454
Research and development	1,065,855	1,540,205	1,529,493	4,242,565
Total operating expenses	2,117,379	2,917,488	4,893,004	8,498,019

Net operating loss	2,117,379	2,917,488	4,893,004	8,498,019

Interest expense	5,337	372	21,813	4,443
Interest income	(150,741)	-	(366,877)	-
Other expense (income), net	-	(1,323)	(62,866)	(3,368)
Net loss	$1,971,975	$2,916,537	$4,485,074	$8,499,094

Net loss per share, basic and diluted	$(0.08)	$(2.22)	$(0.24)	$(6.64)
Weighted average number of common shares outstanding, basic and diluted	23,862,434	1,316,504	18,532,270	1,279,271

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-28

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	paid-in capital	Accumulated deficit	stockholders' equity

Balance at December 31, 2021	210	$-	1,260,346	$126	$282,738,727	$(278,494,185)	$4,244,668
Compensation on options issued	-	-	-	-	83,069		83,069
Net loss	-	-	-	-	-	(2,721,536)	(2,721,536)
Balance at March 31, 2022	210	$-	1,260,346	$126	$282,821,796	$(281,215,721)	$1,606,201
Pre-funded warrants and warrants sold, net of
offering costs	-	-	-	-	7,928,591	-	7,928,591
Compensation on options issued	-	-	-	-	110,031	-	110,031
Net loss	-	-	-	-	-	(2,861,021)	(2,861,021)
Balance at June 30, 2022	210	$-	1,260,346	$126	$290,860,418	$(284,076,742)	$6,783,802
Exercise of pre-funded warrants	-	-	4,773,269	477	-		477
Compensation on options issued	-	-	-	-	86,109	-	86,109
Net loss	-	-	-	-	-	(2,916,537)	(2,916,537)
Balance at September 30, 2022	210	$-	6,033,615	$603	$290,946,527	$(286,993,279)	$3,953,851
Balance at December 31. 2022	210	$-	2,291,809	$230	$291,034,591	$(289,542,080)	$1,492,741
Public offering sale of common stock and warrants, net of offering costs	-	-	6,959,444	696	13,895,829	-	13,896,525
Offering costs	-	-	-	-	(282,647)	-	(282,647)
Exercise of pre-funded warrants for cash	-	-	1,446,110	145	511,166	-	511,311
Exercise of pre-funded warrants, cashless	-	-	260,722	26	(26)	-	-
Exercise of warrants, cashless	-	-	10,805,503	1,081	(1,081)	-	-
Stock split and fractional shares issued	-	-	13,846	-	-	-	-
Compensation on options issued	-	-	-	-	66,543	-	66,543
Net loss	-	-	-	-	-	(1,406,760)	(1,406,760)
Balance at March 31, 2023	210	$-	21,777,434	$2,178	$305,224,375	$(290,948,840)	$14,277,713
Exercise of warrants, cashless	-	-	2,085,000	208	(208)		-
Compensation on options issued	-	-	-	-	50,283	-	50,283
Net loss	-	-	-	-	-	(1,106,338)	(1,106,338)
Balance at June 30, 2023	210	$-	23,862,434	$2,386	$305,274,450	$(292,055,178)	$13,221,658
Compensation on options issued	-	-	-	-	37,012	-	37,012
Net loss	-	-	-	-	-	(1,971,975)	(1,971,975)
Balance at September 30, 2023	210	$-	23,862,434	$2,386	$305,311,462	$(294,027,153)	$11,286,695

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-29

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2023	2022
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(4,485,074)	$(8,499,094)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,864	3,798
Interest on debt instrument	21,151	4,443
Amortization of right of use asset	-	80,332
Gain on sale of equipment	1,125	-
Issuance and vesting of compensatory stock options and warrants	153,838	279,686
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other assets	342,834	(606,559)
Accounts payable and accrued liabilities	(765,730)	(874,156)
Long term portion of lease liability	-	(88,241)
Net cash used in operating activities	(4,728,992)	(9,699,791)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase (proceeds) from sale of property and equipment	2,843	(6,323)
Net cash provided by (used in) investing activities	2,843	(6,323)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, warrants and pre-funded warrants, net of issuance costs	14,193,439	7,928,591
Proceeds from the issuance of note payable	-	364,546
Payments on short-term note	(449,836)	(364,546)
Net cash provided by financing activities	13,743,603	7,928,591

Net change in cash and cash equivalents	9,017,454	(1,777,523)
Cash and cash equivalents, beginning of period	2,123,682	5,583,922
Cash and cash equivalents, end of period	$11,141,136	$3,806,399

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-30

TENAX THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF BUSINESS

Tenax Therapeutics, Inc. (the “Company”) was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. On June 17, 2008, the stockholders of Synthetic Blood International approved the Agreement and Plan of Merger dated April 28, 2008, between Synthetic Blood International and Oxygen Biotherapeutics, Inc., a Delaware corporation. Synthetic Blood International formed Oxygen Biotherapeutics on April 17, 2008 to participate in the merger for the purpose of changing the state of domicile of Synthetic Blood International from New Jersey to Delaware. Certificates of Merger were filed with the states of New Jersey and Delaware and the merger was effective June 30, 2008. Under the Plan of Merger, Oxygen Biotherapeutics was the surviving corporation and each share of Synthetic Blood International common stock outstanding on June 30, 2008 was converted into one share of Oxygen Biotherapeutics common stock. On September 19, 2014, the Company changed its name to Tenax Therapeutics, Inc.

On November 13, 2013, the Company, through its wholly-owned subsidiary, Life Newco, Inc., a Delaware corporation (“Life NewCo”), acquired certain assets of Phyxius Pharma, Inc., a Delaware corporation (“Phyxius”) pursuant to an Asset Purchase Agreement dated October 21, 2013 (the “Asset Purchase Agreement”), by and among the Company, Life Newco, Phyxius and the stockholders of Phyxius. Among these assets was a license with Orion Corporation, a global healthcare company incorporated under the laws of Finland (“Orion”) for the exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada (the “Territory”). On October 9, 2020 and January 25, 2022, the Company amended the license (as amended, the “License”), to include two new oral product dose forms containing levosimendan in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to certain limitations (together, the “Product”). Pursuant to the License, the Company and Orion will agree to a new trademark when commercializing levosimendan in either of these forms. The term of the License has been extended until 10 years after the launch of the Product in the Territory, provided that the License will continue after the end of the term in each country in the Territory until the expiration of Orion’s patent rights in the Product in such country. In the event that no regulatory approval for the Product has been granted in the United States on or before September 20, 2030, however, either party will have the right to terminate the License with immediate effect. The Company intends to conduct two upcoming Phase 3 studies in pulmonary hypertension patients utilizing one of these oral formulations. See “Note 6 - Commitments and Contingencies” below for a further discussion of the License.

On January 15, 2021, the Company, Life Newco II, Inc., a Delaware corporation and a wholly-owned, subsidiary of the Company (“Life Newco II”), PHPrecisionMed Inc., a Delaware corporation (“PHPM”) and Dr. Stuart Rich, solely in his capacity as holders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company acquired all of the equity of PHPM, a company developing pharmaceutical products containing imatinib for the treatment of pulmonary arterial hypertension (“PAH”) in the United States and the rest of the world. Under the terms of the Merger Agreement, Life Newco II merged with and into PHPM, with PHPM surviving as a wholly-owned subsidiary of the Company.

Going Concern

Management believes the accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit of approximately $294.0 million at September 30, 2023, and used cash in operations of approximately $4.7 million during the nine months ended September 30, 2023. The Company requires substantial additional funds to complete clinical trials and pursue regulatory approvals. Management is actively seeking additional sources of equity and/or debt financing as part of its ongoing strategic process; however, there is no assurance that any additional funding will be available.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying September 30, 2023 balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to generate cash from future operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information and the instructions to Form 10‑Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Certain information and footnote disclosures normally included in the Company’s annual financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statement results are not necessarily indicative of results to be expected for the full fiscal year or any future period.

F-31

The accompanying unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited condensed consolidated financial statements have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K, which was filed with the United States Securities and Exchange Commission (“SEC”) on March 31, 2023, from which the Company derived the balance sheet data at December 31, 2022.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management reviews its estimates to ensure that these estimates appropriately reflect changes in the Company’s business and new information as it becomes available. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, the Company’s results of operations and financial position could be materially impacted.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts and transactions of Tenax Therapeutics, Inc., Life Newco, Inc. and PHPM. All material intercompany transactions and balances have been eliminated in consolidation.

Reverse Stock Split

The Company has adjusted the financial statements to reflect that on January 4, 2023, the Company effected a 1-for-20 reverse stock split of its outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of its capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under the Company’s outstanding stock options and warrants. The number of shares authorized for issuance pursuant to the Company’s equity incentive plans have also been adjusted proportionately to reflect the Reverse Stock Split.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity date of three months or less, when acquired, to be cash equivalents.

Cash Concentration Risk

The Federal Deposit Insurance Corporation (the “FDIC”) insurance limits are $250,000 per depositor per insured bank. The Company had cash balances of $345,000 and $1.9 million uninsured by the FDIC as of September 30, 2023 and December 31, 2022, respectively. In August 2023, the Company, through its commercial bank, began to utilize the IntraFi network of commercial banks. IntraFi deposits $250,000 in each of its member banks to maintain the FDIC insurance limit. On September 30, 2023, the Company had $10.5 million deposited in the network which is fully FDIC insured.

Liquidity and Capital Resources

The Company has financed its operations since September 1990 through the issuance of debt and equity securities and loans from stockholders. The Company had total current assets of approximately $11.9 million and $3.2 million and working capital of $11.3 million and $1.4 million as of September 30, 2023 and December 31, 2022, respectively.

The Company’s cash resources were approximately $11.1 million as of September 30, 2023, compared to cash resources of approximately $2.1 million as of December 31, 2022.

The Company expects to continue to incur expenses related to the development of oral levosimendan to treat pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF) in the Phase 3 LEVEL trial, and, potentially for other indications of levosimendan and imatinib for PAH, as well as identifying and developing other potential product candidates. Based on its resources on September 30, 2023, the Company believes that it has sufficient capital to fund its planned operations through to the first quarter of calendar year 2024. However, the Company will need substantial additional financing in order to fund its operations beyond such period and thereafter until it can achieve profitability, if ever. The Company depends on its ability to raise additional funds through various potential sources, such as equity and debt financing, or to license its product candidates to another pharmaceutical company. The Company intends to continue to fund operations from cash on hand and through sources of capital similar to those previously described. The Company cannot provide assurance that it will be able to secure such additional financing on reasonable terms, or if available, that it will be sufficient to meet its needs.

F-32

To the extent that the Company raises additional funds by issuing shares of its common stock or other securities convertible or exchangeable for shares of common stock, stockholders will experience dilution, which may be significant. In the event the Company raises additional capital through debt financings, the Company may incur significant interest expense and become subject to restrictive covenants in the related transaction documentation that may affect the manner in which the Company conducts its business. To the extent that the Company raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to its technologies or product candidates or grant licenses on terms that may not be favorable to the Company.

The COVID-19 pandemic or a similar societal healthcare disruption could in the future, directly or indirectly, adversely affect the Company’s clinical trial operations, including its ability to recruit and retain patients, principal investigators and site staff who, as healthcare providers, may have heightened exposure to or impact from infectious diseases if an outbreak occurs in their geography. Further, some patients may be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services, or if the patients become infected with coronavirus or a similar virus themselves, which would delay the Company’s ability to initiate and/or complete planned clinical and preclinical studies in the future. In May 2023, the World Health Organization declared that COVID-19 was no longer a global health emergency, however, any lingering impact or resurgence of COVID-19 cannot be estimated.

Any or all of the foregoing may have a material adverse effect on the Company’s business and financial performance.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which provides for the use of the fair value-based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair values of equity securities are determined by management based predominantly on the trading price of the Company’s common stock. The values of these awards are based upon their grant-date fair value. That cost is recognized over the period during which the employee is required to provide service in exchange for the reward.

The Company accounts for equity instruments issued to non-employees in accordance with ASC 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Warrants for Common Shares and Derivative Financial Instruments

Warrants for our shares of common stock and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as equity or liabilities. The Company assesses classification of its warrants for shares of common stock and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Loss Per Share

Basic loss per share, which excludes antidilutive securities, is computed by dividing net loss by the weighted-average number of common shares outstanding for that particular period. In contrast, diluted loss per share considers the potential dilution that could occur from other equity instruments that would increase the total number of outstanding shares of common stock. Such amounts include shares potentially issuable under outstanding options, restricted stock and warrants.

The following outstanding options, restricted stock grants, convertible preferred shares and warrants were excluded from the computation of basic and diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect.

	Nine months ended September 30,
	2023	2022

Warrants to purchase common stock	1,722,240	1,576,240
Pre-funded warrants to purchase common stock	-	792,802
Options to purchase common stock	74,873	77,911
Convertible preferred shares outstanding	210	210

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU-2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends how credit losses are measured and reported for certain financial instruments that are not accounted for at fair value through net income. This standard requires that credit losses be presented as an allowance rather than as a write-down for available-for-sale debt securities and is effective for interim and annual reporting periods beginning January 1, 2023, with early adoption permitted. A modified retrospective approach is to be used for certain parts of this guidance, while other parts of the guidance are to be applied using a prospective approach. The adoption of this standard has not had a material impact on its condensed consolidated financial statements and related disclosures.

F-33

NOTE 3. BALANCE SHEET COMPONENTS

Property and equipment, net

Property and equipment primarily consist of office furniture and fixtures.

Depreciation expense was $1,000 and $1,200 for the three months ended September 30, 2023 and 2022, respectively. For the nine months ended September 30, 2023 and 2022, depreciation expense was $2,900 and $3,800, respectively.

Accrued liabilities

Accrued liabilities consist of the following:

	September 30, 2023	December 31, 2022
Operating costs	$245,545	$245,391
Lease liability	-	119,393
Employee related	47,416	410,261
	$292,961	$775,045

NOTE 4. NOTE PAYABLE

Premium Finance Agreement

On December 31, 2022, the Company executed a premium finance note agreement (the “Note”) with AFCO Credit Corporation. The Note financed the Company’s Directors and Officers Insurance Policy as well as the Errors and Omissions policy. The total amount financed was $693,669. The Company paid a down payment of $69,367 at execution leaving a balance of $624,302 payable in monthly installments of $58,873 through December 1, 2023. The Note has an interest rate of 7.39%. The Company recorded interest expense on the Note in the amount of $5,337 and $21,151 for the three and nine months ended September 30, 2023. The balance on the Note as of September 30, 2023 and December 31, 2022 was $174,466 and $624,302, respectively.

NOTE 5. LEASE

In January 2011, the Company entered into a lease (the “Lease”) with Concourse Associates, LLC (the “Landlord”) for its headquarters located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina (the “Premises”). The Lease was amended in August 2015, March 2016 and April 2021 to extend the term for the 5,954 square foot rental. Pursuant to the Amendment dated April 2021, the existing lease term was extended through June 30, 2024 and the annual base rent of $125,034 would increase 2.5% annually for lease years two and three. On February 7, 2023, the Company entered into a Lease Termination Agreement with the Landlord, with respect to the Premises. As consideration for the Landlord’s entry into the Lease Termination Agreement, including a release of any claims the Landlord may have had against the Company under the Lease, the Company paid the Landlord $169,867. Pursuant to the Lease Termination Agreement, effective February 8, 2023, the Company has no remaining rent or further obligations to the Landlord pursuant to the Lease.

The Company performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842, Leases, and determined that, except for the Lease described above, none of the Company’s contracts contain a lease.

The Company owns no real property. Beginning November 1, 2022, we maintain a membership providing dedicated office space, as well as shared services and shared space for meetings, catering, and other business activities, at our principal executive office relocated to 101 Glen Lennox Drive, Suite 300, Chapel Hill, North Carolina 27517.

The current rent is approximately $750 per month.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Simdax license agreement

On November 13, 2013, the Company acquired, through its wholly-owned subsidiary, Life Newco, that certain License, dated September 20, 2013, as amended on October 9, 2020 and January 25, 2022, by and between Phyxius and Orion, and that certain Side Letter, dated October 15, 2013, by and between Phyxius and Orion. The License grants the Company an exclusive, sublicensable right to develop and commercialize pharmaceutical products containing levosimendan in the Territory and, pursuant to the October 9, 2020 and January 25, 2022 amendments, also includes two product dose forms containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to specified limitations in the License. Pursuant to the License, the Company and Orion will agree to a new trademark when commercializing levosimendan in either of these forms.

F-34

The License also grants the Company a right of first refusal to commercialize new developments of the Product, including developments as to the formulation, presentation, means of delivery, route of administration, dosage or indication (i.e., line extension products).

As of September 30, 2023, the Company has not met any of the developmental milestones under the License and, accordingly, has not recorded any liability for the contingent payments due to Orion.

Litigation

The Company is subject to litigation in the normal course of business, none of which management believes will have a material adverse effect on the Company’s consolidated financial statements.

NOTE 7. STOCKHOLDERS’ EQUITY

Under the Company’s Certificate of Incorporation, the Board is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Series A Stock

On December 11, 2018, the Company closed its underwritten offering of 259,068 units for net proceeds of approximately $9.0 million (the “2018 Offering”). Each unit consisted of (i) 20 shares of the Company’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Stock”), (ii) a two-year warrant to purchase one share of common stock at an exercise price of $38.60, and (iii) a five-year warrant to purchase one share of common stock at an exercise price of $38.60. In accordance with ASC 480, Distinguishing Liabilities from Equity, the estimated fair value of $1,800,016 for the beneficial conversion feature was recognized as a deemed dividend on the Series A Stock during the year ended December 31, 2020.

As of September 30, 2023, there were 210 shares of Series A Stock outstanding.

Common Stock and Pre-Funded Warrants

The Company’s Certificate of Incorporation authorizes it to issue 400,000,000 shares of $0.0001 par value common stock. As of September 30, 2023, and December 31, 2022, there were 23,862,434 and 2,291,809 shares of common stock issued and outstanding, respectively. As of September 30, 2023 and December 31, 2022, there were no pre-funded warrants outstanding.

The Company has adjusted the financial statements to reflect the January 4, 2023, 1-for-20 Reverse Stock Split. The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans have also been adjusted proportionately to reflect the Reverse Stock Split.

February 2023 Registered Public Offering (the “February 2023 Offering”)

On February 3, 2023, the Company entered into a securities purchase agreement with certain purchasers for the purchase and sale, in a registered public offering by the Company of (i) an aggregate of 6,959,444 shares of its common stock, and pre-funded warrants to purchase an aggregate of 1,707,222 shares of common stock and (ii) accompanying warrants to purchase up to an aggregate of 17,333,332 shares of its common stock at a combined offering price of $1.80 per share of common stock and associated common warrant, or $1.799 per pre-funded warrant and associated common warrant, resulting in gross proceeds of approximately $15.6 million. The net proceeds of the February 2023 Offering after deducting placement agent fees and direct offering expenses were approximately $13.7 million. The fair value allocated to the common stock, pre-funded warrants and warrants was $5.0 million, $1.2 million and $9.4 million, respectively.

May 2022 Private Placement (the “May 2022 Offering”)

On May 17, 2022, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which the Company agreed to sell and issue to the investor 529,802 units in a private placement at a purchase price of $15.50 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of common stock and (ii) one unregistered warrant to purchase one share of common stock (together with the pre-funded warrants, the “2022 Warrants”). In the aggregate, 1,059,603 shares of the Company’s common stock are underlying the 2022 Warrants. The net proceeds from the private placement, after direct offering expenses, were approximately $7.9 million. The fair value allocated to the pre-funded warrants and warrants was $4.2 million and $3.8 million, respectively.

Also, on May 17, 2022 and in connection with the May 2022 Offering, the Company entered into a registration rights agreement (the “May 2022 Registration Rights Agreement”) with the investor, pursuant to which the Company agreed to register for resale the shares of common stock issuable upon exercise of the 2022 Warrants within 120 days following the effective date of the May 2022 Registration Rights Agreement. Pursuant to the May 2022 Registration Rights Agreement, on May 25, 2022, the Company filed a resale registration statement on Form S-3 with the SEC, which went effective on June 3, 2022.

F-35

Additionally, in connection with the May 2022 Offering, the Company entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the investor, in consideration for the investor’s purchase of units in the May 2022 Offering, pursuant to which the Company agreed to amend certain previously issued warrants held by the investor. The terms of the amended and restated warrants are described further below under “Note 8—Stockholders Equity—Warrants”.

Warrants

As of September 30, 2023, the Company has 1,722,240 warrants outstanding. The following table summarizes the Company’s warrant activity for the nine months ended September 30, 2023:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2022	1,576,240	$17.13
Issued	17,333,332	2.25
Exercised	(17,187,332)	2.25
Outstanding at September 30, 2023	1,722,240	$15.87

February 2023 Warrants

As described above, as a part of the February 2023 Offering, the Company issued unregistered warrants to purchase 17,333,332 shares of its common stock at an exercise price of $2.25 per share and contractual term of five years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and their relative fair value of approximately $10.6 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock. The assumptions used in the Black-Scholes Option Pricing model were as follows:

Remaining contractual term	5 Years
Risk free interest rate	2.23%
Expected dividends	-
Expected Volatility	105.69%

May 2022 Warrants

As described above, as a part of the May 2022 Offering, the Company issued unregistered warrants to purchase 529,802 shares of its common stock at an exercise price of $12.60 per share and contractual term of five and one-half years. The unregistered warrants were offered in a private placement under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. In accordance with ASC 815, Derivatives and Hedging, these warrants are classified as equity and their relative fair value of approximately $3.8 million was recognized as additional paid in capital. The estimated fair value is determined using the Black-Scholes Option Pricing Model which is based on the value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock.

Stock Options

2022 Stock Incentive Plan

On June 9, 2022, the Company’s stockholders approved the Tenax Therapeutics. Inc. 2022 Stock Incentive Plan (the “2022 Plan”), which authorizes for issuance a total of 55,000 shares of common stock. Under the 2022 Plan, with the approval of the Board’s Compensation Committee, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards. The 2022 Plan superseded and replaced the Tenax Therapeutics, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”) and all shares of common stock remaining authorized and available for issuance under the 2016 Plan and any shares subject to outstanding awards under the 2016 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares automatically become available for issuance under the 2022 Plan. At September 30, 2023 there were 51,487 shares that rolled over from the 2016 Plan and 28,488 shares remaining under the 2022 Plan resulting in an aggregate of 79,975 shares available for issuance under the 2022 Plan.

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The following table summarizes the shares available for grant under the 2022 Plan for the nine months ended September 30, 2023.

Shares Available for Grant
Balances, at December 31, 2022	77,616
Options cancelled/forfeited	2,359
Balances, at September 30, 2023	79,975

2022 Plan Stock Options

Stock options granted under the 2022 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to employees. NSOs may be granted to employees, consultants and directors. Stock options under the 2022 Plan may be granted with a term of up to ten years and at prices no less than fair market value at the time of grant. Stock options granted generally vest over one to four years.

The following table summarizes the outstanding stock options under the 2022 Plan for the nine months ended September 30, 2023.

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2022	28,163	$12.40
Options cancelled/forfeited	(1,650)	$12.40
Balances at September 30, 2023	26,513	$12.40

The Company chose the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

The Company recorded compensation expense for stock option grants of $16,089 and $68,586 for the three and nine months ended September 30, 2023, respectively. No compensation expense was recorded for the nine months ended September 30, 2022.

As of September 30, 2023, there were unrecognized compensation costs of approximately $91,779 related to non-vested stock option awards under the 2022 Plan that will be recognized on a straight-line basis over the weighted average remaining vesting period of 1.69 years.

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2016 Stock Incentive Plan

On June 16, 2016, the Company’s stockholders approved the 2016 Plan and authorized for issuance under the 2016 Plan a total of 7,500 shares of common stock. Under the 2016 Plan, with the approval of the Board’s Compensation Committee, the Company could grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards or other stock-based awards. On June 13, 2019, the Company’s stockholders approved an amendment to the 2016 Plan which increased the number of shares of common stock authorized for issuance under the 2016 Plan to a total of 37,500 shares, up from 7,500 previously authorized.  On June 10, 2021, the Company’s stockholders approved an additional amendment to the 2016 Plan which increased the number of shares of common stock authorized for issuance under the 2016 Plan to a total of 75,000 shares, up from 37,500 previously authorized. In June 2022, the 2016 Plan was superseded and replaced by the 2022 Plan and no new awards will be granted under the 2016 Plan going forward. Any awards outstanding under the 2016 Plan on the date of approval of the 2022 Plan remain subject to the 2016 Plan. Upon approval of the 2022 Plan, all shares of common stock remaining authorized and available for issuance under the 2016 Plan and any shares subject to outstanding awards under the 2016 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares automatically become available for issuance under our 2022 Plan.

2016 Plan Stock Options

Stock options granted under the 2016 Plan could be either ISOs or NSOs. ISOs could be granted only to employees. NSOs could be granted to employees, consultants and directors. Stock options under the 2016 Plan could be granted with a term of up to ten years and at prices no less than fair market value at the time of grant. Stock options granted generally vest over three to four years.

The following table summarizes the outstanding stock options under the 2016 Plan for the nine months ended September 30, 2023.

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2022	23,373	$40.13
Options cancelled/forfeited	(709)	$23.60
Balances at September 30, 2023	22,664	$40.64

The Company chose the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

The Company recorded compensation expense for these stock options grants of $7,840 and $23,574 for the three and nine months ended September 30, 2023, respectively.

As of September 30, 2023, there were unrecognized compensation costs of approximately $8,805 related to non-vested stock option awards under the 2016 Plan that will be recognized on a straight-line basis over the weighted average remaining vesting period of 0.27 years.

1999 Stock Plan, as Amended and Restated

In October 2000, the Company adopted the 1999 Stock Plan, as amended and restated on June 17, 2008 (the “1999 Plan”). Under the 1999 Plan, with the approval of the Compensation Committee of the Board of Directors, the Company could grant stock options, restricted stock, stock appreciation rights and new shares of common stock upon exercise of stock options. On March 13, 2014, the Company’s stockholders approved an amendment to the 1999 Plan which increased the number of shares of common stock authorized for issuance under the 1999 Plan to a total of 10,000 shares, up from 750 previously authorized. On September 15, 2015, the Company’s stockholders approved an additional amendment to the 1999 Plan which increased the number of shares of common stock authorized for issuance under the 1999 Plan to a total of 12,500 shares, up from 10,000 previously authorized. The 1999 Plan expired on June 17, 2018 and no new grants may be made under that plan after that date. However, unexpired awards granted under the 1999 Plan remain outstanding and subject to the terms of the 1999 Plan.

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1999 Plan Stock Options

Stock options granted under the 1999 Plan may be ISOs or NSOs. ISOs could be granted only to employees. NSOs could be granted to employees, consultants and directors. Stock options under the 1999 Plan could be granted with a term of up to ten years and at prices no less than fair market value for ISOs and no less than 85% of the fair market value for NSOs. Stock options granted generally vest over one to three years.

The following table summarizes the outstanding stock options under the 1999 Plan for the nine months ended September 30, 2023:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2022	936	$1,122.75
Options cancelled/forfeited	(240)	$1,253.83
Balances at September 30, 2023	696	$1,076.36

The Company chose the “straight-line” attribution method for allocating compensation costs of each stock option over the requisite service period using the Black-Scholes Option Pricing Model to calculate the grant date fair value.

The Company recorded no compensation expense for these stock option grants for the three and nine months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023, there were no unrecognized compensation costs related to non-vested stock option awards under the 1999 Plan.

Inducement Stock Options

The Company granted two employment inducement stock option awards, one for 5,000 shares of common stock and the other for 12,500 shares of common stock, to its new CEO on July 6, 2021.

The employment inducement stock option for 5,000 shares of common stock was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award was to vest as follows: 50% upon initiation of a Phase 3 trial for levosimendan by June 30, 2022; and 50% upon initiation of a Phase 3 trial for imatinib by June 30, 2022. The options had a 10-year term and an exercise price of $39.40 per share, the July 6, 2021 closing price of our common stock. None of the vesting milestones were achieved and the options were subsequently cancelled. The estimated fair value of this inducement stock option award was $178,291 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 1.37%, dividend yield of 0%, volatility factor for our common stock of 103.50% and an expected life of 10 years.

The employment inducement stock option award for 12,500 shares of common stock also was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest as follows: 25% on the one-year anniversary of the CEO’s employment start date and an additional 25% on each of the following three anniversaries of the CEO’s employment start date, subject to continued employment. The options have a 10-year term and an exercise price of $39.40 per share, the July 6, 2021 closing price of our common stock.

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The estimated fair value of this inducement stock option award was $403,180 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 1.13%, dividend yield of 0%, volatility factor for our common stock of 99.36% and an expected life of 7 years.

The Company granted an employment inducement stock option award for 12,500 shares of common stock to our chief medical officer on January 15, 2021. This employment inducement stock option was awarded in accordance with the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest as follows: 25% upon initiation of a Phase 3 trial; 25% upon database lock; 25% upon acceptance for review of an investigational NDA; and 25% upon approval. The options have a 10-year term and an exercise price of $35.60 per share, the January 15, 2021 closing price of our common stock. The estimated fair value of the inducement stock option award granted was $402,789 using a Black-Scholes option pricing model based on market prices and the following assumptions at the date of inducement option grant: risk-free interest rate of 11%, dividend yield of 0%, volatility factor for our common stock of 103.94% and an expected life of 10 years.

Inducement stock option compensation expense totaled $13,083 and $61,678 for the three and nine months ended September 30, 2023, respectively. As of September 30, 2023, there was $371,384 of remaining unrecognized compensation expense related to these inducement stock options.

NOTE 8. SUBSEQUENT EVENTS

None.

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Up to 960,000 Shares of Common Stock

Up to 960,000 Warrants to Purchase up to 1,920,000 Shares of Common Stock

Up to 960,000 Pre-Funded Warrants to purchase up to 960,000 Shares of Common Stock

 Up to 2,880,000 Shares of Common Stock underlying Warrants and Pre-Funded Warrants

TENAX THERAPEUTICS, INC.

PROSPECTUS

Roth Capital Partners

The date of this prospectus is                   , 2024

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee	$5,314
FINRA filing fee	$7,500
Transfer agent and registrar fees and expenses	$15,000
Legal fees and expenses	$350,000
Printing fees and expenses	$2,500
Accounting fees and expenses	$52,500
Miscellaneous fees and expenses	$7,186
Total	$440,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation, as amended (the “Charter”), and our Third Amended and Restated Bylaws, as amended (the “Bylaws”), provide that our directors and officers will be indemnified by us to the fullest extent authorized by the DGCL. In addition, our Charter provides, as permitted by Section 102(b)(7) of DGCL, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

In addition, we have also entered into an indemnification agreement with certain of our directors and officers. The indemnification agreements require us to indemnify and hold harmless and advance expenses to each indemnitee in respect of acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Company to the fullest extent permitted by applicable law. The rights provided in the indemnification agreements are in addition to the rights provided in our Charter, Bylaws, and the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Charter, our Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

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We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into a placement agent agreement that provides that we are to indemnify the placement agent under certain circumstances and the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act, as retrospectively adjusted to reflect our 1-for-20 prior reverse stock split made effective on January 4, 2023 and our 1-for-80 reverse stock split made effective on January 2, 2024:

May 2022 Private Placement (the “May 2022 Offering”)

On May 17, 2022, we entered into a securities purchase agreement with an institutional investor, a related party, pursuant to which we agreed to sell and issue to the investor 6,623 units in a private placement at a purchase price of $1,240 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) one unregistered warrant to purchase one share of Common Stock, at an exercise price of $1,008 per share with a term of five and a half years (together with the pre-funded warrants, the “2022 Warrants”). The net proceeds from the May 2022 Offering, after direct offering expenses, were approximately $7.9 million.

The May 2022 Offering was pursuant to Section 4(a)(2) of the Securities Act.

Additionally, in connection with the May 2022 Offering, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the investor, in consideration for the investor’s purchase of units in the May 2022 Offering, pursuant to which we agreed to amend certain previously issued warrants held by the investor.

July 2021 Private Placement (the “July 2021 Offering”)

On July 6, 2021, we entered into a securities purchase agreement with an institutional investor, a related party, pursuant to which we agreed to sell and issue to the investor 2,984 units in a private placement at a purchase price of $3,352 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of Common Stock and (ii) one unregistered warrant to purchase one share of Common Stock, at an exercise price of $3,152 per share with a term of five and a half years (together with the pre-funded warrants, the “2021 Warrants”). Pursuant to the Warrant Amendment Agreement, the unregistered warrants were subsequently amended to lower the exercise price to $1,008 per share and to extend the termination date of the warrants to January 8, 2029. The net proceeds from the private placement, after deducting placement agent fees and expenses, were approximately $9.2 million.

Additionally, in connection with the July 2021 Offering, we issued to designees of the placement agent warrants to purchase 224 shares of Common Stock at an exercise price of $3,936 and a contractual term of five years.

The July 2021 Offering was pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

i.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chapel Hill, State of North Carolina, on February 2, 2024.

TENAX THERAPEUTICS, INC.
By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Christopher T. Giordano	President, Chief Executive Officer and Director (principal executive officer)	February 2, 2024
Christopher T. Giordano

/s/ Lawrence R. Hoffman	Interim Chief Financial Officer	February 2, 2024
Lawrence R. Hoffman	(principal financial officer and principal accounting officer)

*	Chairman of the Board and Director	February 2, 2024
Gerald Proehl

*	Director	February 2, 2024
June Almenoff, MD

*	Director	February 2, 2024
Michael Davidson, MD

*	Director	February 2, 2024
Declan Doogan, MD

*	Director	February 2, 2024
Robyn M. Hunter

*	Director	February 2, 2024
Stuart Rich, MD

*Christopher T. Giordano, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

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EXHIBIT INDEX

Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Title	Form	File	Exhibit	Filing Date
2.1	Agreement and Plan of Merger between Synthetic Blood International, Inc. and Oxygen Biotherapeutics, Inc. dated April 28, 2008.	8-K	002-31909	2.01	June 30, 2008

2.2	Asset Purchase Agreement by and between Oxygen Biotherapeutics, Inc., Life Newco, Inc., Phyxius Pharma, Inc., and the stockholders of Phyxius Pharma, Inc. dated October 21, 2013.	8-K	001-34600	2.1	October 25, 2013

2.3	Agreement and Plan of Merger among PHPrecisionMed Inc., Tenax Therapeutics, Inc., Life Newco II, Inc., and Dr. Stuart Rich dated January 15, 2021.	8-K	001-34600	2.1	January 19, 2021

3.1.1	Certificate of Incorporation of Oxygen Biotherapeutics, Inc., dated April 17, 2008.	8-K	002-31909	3.01	June 30, 2008

3.1.2	Certificate of Amendment of the Certificate of Incorporation, effective November 9, 2009.	8-K	002-31909	3.1	November 13, 2009

3.1.3	Certificate of Amendment of the Certificate of Incorporation, effective May 10, 2013.	8-K	001-34600	3.1	May 15, 2013

3.1.4	Certificate of Amendment of the Certificate of Incorporation, effective September 19, 2014.	10-Q	001-34600	3.4	December 15, 2014

3.1.5	Certificate of Amendment of the Certificate of Incorporation, effective February 23, 2018.	8-K	001-34600	3.1	February 23, 2018

3.1.6	Certificate of Amendment to Certificate of Incorporation, as amended of Tenax Therapeutics, Inc., effective January 4, 2023.	8-K	001-34600	3.1	January 4, 2023

3.1.7	Certificate of Amendment to Certificate of Incorporation of Tenax Therapeutics, Inc., effective January 2, 2024.	8-K	01-34600	3.1	January 5, 2024

3.2	Certificate of Designation of Series A Convertible Preferred Stock, dated December 10, 2018.	8-K	001-34600	4.1	December 11, 2018

3.3	Certificate of Designation of Series B Convertible Preferred Stock, dated January 15, 2021.	8-K	001-34600	4.1	January 19, 2021

3.4	Fourth Amended and Restated Bylaws.	8-K	001-34600	3.1	August 15, 2023

4.1	Specimen Stock Certificate.	10-K	001-34600	4.1	July 23, 2010

II-6

4.2	Representative’s Warrant to Purchase Shares of Common Stock, dated December 11, 2018.	8-K	001-34600	4.2	December 11, 2018

4.3	Form of Warrant to Purchase Shares of Common Stock, dated December 11, 2018.	8-K	001-34600	4.3	December 11, 2018

4.4	Warrant Agency Agreement, dated December 11, 2018.	8-K	001-34600	4.4	December 11, 2018

4.5	Form of Pre-Funded Warrant, dated March 13, 2020.	8-K	001-34600	4.1	March 13, 2020

4.6	Form of Unregistered Warrant, dated March 13, 2020.	8-K	001-34600	4.2	March 13, 2020

4.7	Form of Placement Agent Warrant, dated March 13, 2020.	8-K	001-34600	4.3	March 13, 2020

4.8	Form of Pre-Funded Warrant, dated July 6, 2020.	8-K	001-34600	4.1	July 8, 2020

4.9	Form of Unregistered Warrant, dated July 6, 2020.	8-K	001-34600	4.2	July 8, 2020

4.10	Form of Placement Agent Warrant, dated July 8, 2020.	8-K	001-34600	4.3	July 8, 2020

4.11	Form of Unregistered Pre-Funded Warrant, dated July 6, 2021.	8-K	001-34600	4.1	July 8, 2021

4.12	Form of Unregistered Warrant, dated July 6, 2021.	8-K	001-34600	4.2	July 8, 2021

4.13	Form of HCW Warrant, dated July 6, 2021.	8-K	001-34600	4.3	July 8, 2021

4.14	Form of Pre-Funded Warrant, dated May 17, 2022.	8-K	001-34600	4.1	May 20, 2022

4.15	Form of Series E Common Stock Warrant, dated May 17, 2022.	8-K	001-34600	4.2	May 20, 2022

4.16	Warrant Amendment Agreement, dated May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	4.3	May 20, 2022

4.17	Warrant Agency Agreement, dated February 3, 2023, by and between Tenax Therapeutics, Inc. and Direct Transfer LLC.	8-K	001-34600	4.1	February 7, 2023

4.18	Form of Pre-Funded Common Stock Purchase Warrant, dated February 3, 2023.	8-K	001-34600	4.2	February 7, 2023

4.19	Form of Common Stock Purchase Warrant, dated February 3, 2023.	8-K	001-34600	4.3	February 7, 2023

4.20	Form of Warrant Agency Agreement.	S-1/A	333-275856	4.20	February 1, 2024

II-7

4.21	Form of Common Stock Purchase Warrant.	S-1/A	333-275856	4.21	February 1, 2024

4.22	Form of Pre-Funded Warrant.	S-1/A	333-275856	4.22	February 1, 2024

4.23	Description of Common Stock.	10-K	001-34600	4.17	March 31, 2023

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.	--	--	--	Filed herewith

10.1.1+	1999 Amended Stock Plan, as amended and restated June 17, 2008.	10-K	002-31909	10.15	August 13, 2008

10.1.2+	Amendment No. 1 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan.	10-K	001-34600	10.19	July 29, 2014

10.1.3+	Amendment No. 2 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan.	10-K	001-34600	10.20	July 29, 2014

10.1.4+	Form of Option issued to Executive Officers and Directors.	10-K	002-31909	10.5	August 13, 2004

10.1.5+	Form of Option issued to Employees.	10-K	002-31909	10.6	August 13, 2004

10.1.6+	Form of Option Agreement with Form of Notice of Grant.	10-K	001-34600	10.9	March 16, 2017

10.2.1	Lease Agreement for North Carolina Corporate Office.	10-Q	001-34600	10.6	March 21, 2011

10.2.2	First Amendment to Lease Agreement for North Carolina Corporate Office.	10-K	001-34600	10.74	March 14, 2016

10.2.3	Lease Termination Agreement, dated as of February 7, 2023.	8-K	001-34600	10.1	February 10, 2023

10.3+	Form of Indemnification Agreement.	10-K	001-34600	10.36	July 15, 2011

10.4.1*	License Agreement dated September 20, 2013 by and between Phyxius Pharma, Inc. and Orion Corporation.	10-Q	001-34600	10.3	March 17, 2014

10.4.2*	Amendment to License Agreement, dated as of October 9, 2020, by and between Tenax Therapeutics, Inc. and Orion Corporation.	8-K	001-34600	10.1	October 15, 2020

10.4.3*	Amendment to the License Agreement of September 20, 2013 by and between Tenax Therapeutics, Inc. and Orion Corporation, dated as of January 25, 2022.	8-K	001-34600	10.1	January 28, 2022

10.5+	Description of Non-Employee Director Compensation, effective June 15, 2015.	10-Q	001-34600	10.1	September 9, 2015

10.6.1+	2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 9, 2016

II-8

10.6.2+	Amendment No. 1 to 2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 14, 2019

10.6.3+	Amendment No. 2 to 2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 16, 2021

10.6.4+	Form of Option issued to Non-Employee Directors under 2016 Stock Incentive Plan.	10-Q	001-34600	10.2	August 14, 2018

10.6.5+	Form of Option issued to Employees and Contractors under 2016 Stock Incentive Plan.	10-Q	001-34600	10.3	August 14, 2018

10.6.6+	Form of Incentive Stock Option Agreement under 2016 Stock Incentive Plan.	10-Q	001-34600	10.4	August 14, 2018

10.7	Form of Securities Purchase Agreement, dated as of March 11, 2020, by and between Tenax Therapeutics, Inc. and the investor identified on the signature page thereto.	8-K	001-34600	10.1	March 13, 2020

10.8	Form of Securities Purchase Agreement for Class C Units and Class D Units, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.1	July 8, 2020

10.9	Form of Securities Purchase Agreement for Class E Units and Class F Units, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.2	July 8, 2020

10.10	Form of Registration Rights Agreement, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.3	July 8, 2020

10.11+	Executive Employment Agreement with Dr. Stuart Rich dated January 15, 2021.	8-K	001-34600	10.1	January 19, 2021

10.12	Securities Purchase Agreement for Unregistered Pre-Funded Warrant, dated as of July 6, 2021 by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.1	July 8, 2021

10.13	Registration Rights Agreement, dated July 6, 2021, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.2	July 8, 2021

10.14+	Executive Employment Agreement dated July 6, 2021, by and between Tenax Therapeutics, Inc. and Christopher T. Giordano.	8-K	001-34600	10.4	July 8, 2021

10.15+	Plan for Employee Inducement Stock Options adopted July 6, 2021 with Form of Stock Option Agreement.	8-K	001-34600	10.5	July 8, 2021

II-9

10.16 +*	Consulting Agreement dated October 14, 2021, by and between Tenax Therapeutics, Inc. and Danforth Advisors, LLC.	10-K	001-34600	10.20	March 29, 2022

10.17	Securities Purchase Agreement for Units, dated as of May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	10.1	May 20, 2022

10.18	Registration Rights Agreement, dated as of May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	10.2	May 20, 2022

10.19+	Tenax Therapeutics, Inc. 2022 Stock Incentive Plan.	8-K	001-34600	10.1	June 10, 2022

10.20+	Form of Tenax Therapeutics, Inc. Notice of Stock Option Grant and Award Agreement.	8-K	001-34600	10.2	June 10, 2022

10.21	Waiver dated June 13, 2022.	8-K	001-34600	10.1	June 16, 2022

10.22	Placement Agency Agreement, dated as of February 3, 2023, by and between Tenax Therapeutics, Inc. and Roth Capital Partners, LLC.	8-K	001-34600	10.1	February 7, 2023

10.23	Form of Securities Purchase Agreement by and between Tenax Therapeutics, Inc. and the purchasers named therein.	8-K	001-34600	10.2	February 7, 2023

10.24	Form of Leak-Out Agreement by and between Tenax Therapeutics, Inc. and the persons named therein.	8-K	001-34600	10.3	February 7, 2023

10.25	Form of Securities Purchase Agreement.	S-1/A	333-275856	10.25	February 1, 2024

10.26	Form of Placement Agency Agreement by and between Tenax Therapeutics, Inc. and Roth Capital Partners, LLC, as exclusive placement agent thereunder.	S-1/A	333-275856	10.26	February 1, 2024

21.1	List of Subsidiaries of Registrant.	10-K	001-34600	21.1	March 31, 2023

23.1	Consent of Independent Registered Public Accounting Firm.	--	--	--	Filed herewith

23.2	Consent of Wyrick Robbins Yates & Ponton (included in Exhibit 5.1).	--	--	--	Filed herewith

24.1	Power of Attorney (included on the signature page of the registration statement).	S-1	333-275856	24.1	December 1, 2023

101.INS	XBRL Instance Document.	--	--	--	Filed herewith

101.SCH	XBRL Taxonomy Extension Shema Document.	--	--	--	Filed herewith

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	--	--	--	Filed herewith

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	--	--	--	Filed herewith

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.	--	--	--	Filed herewith

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.	--	--	--	Filed herewith

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	--	--	--	Filed herewith

107	Filing Fee Table.	--	--	--	Filed herewith

+ Management contract or compensatory plan.

* Certain confidential portions and/or the schedules and attachments to this exhibit have been omitted from this filing pursuant to a confidential treatment request filed with the SEC, or Item 601(a)(5) or 601(b)(10) of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon request.

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